   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 17, 1997.

                                                        REGISTRATION NO. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, DC 20549

                                ---------------
                                   FORM S-1

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------

                              THE REGISTRY, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

      MASSACHUSETTS                  7379                    04-2920563
     (STATE OR OTHER     (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
     JURISDICTION OF      CLASSIFICATION CODE NUMBER)   IDENTIFICATION NO.)
     INCORPORATION OR
      ORGANIZATION)

                               189 WELLS AVENUE
                          NEWTON, MASSACHUSETTS 02159
                                (617) 527-6886

   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                 OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            RICHARD L. BUGLEY, ESQ.
                                GENERAL COUNSEL
                              THE REGISTRY, INC.
                               189 WELLS AVENUE
                          NEWTON, MASSACHUSETTS 02159
                                (617) 527-6886
                             (617) 527-6999 (FAX)

(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                       COPIES OF ALL COMMUNICATIONS TO:

        KEITH F. HIGGINS, ESQ.                   PETER B. TARR, ESQ.
             ROPES & GRAY                         HALE AND DORR LLP
        ONE INTERNATIONAL PLACE                    60 STATE STREET
         BOSTON, MA 02110-2607                    BOSTON, MA 02109
            (617) 951-7000                         (617) 526-6000
         (617) 951-7050 (FAX)                   (617) 526-5000 (FAX)

                                ---------------

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]
                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
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
                                                                PROPOSED
          TITLE OF EACH CLASS OF                                MAXIMUM     PROPOSED MAXIMUM   AMOUNT OF
                SECURITIES                    AMOUNT TO BE   OFFERING PRICE     AGGREGATE     REGISTRATION
             TO BE REGISTERED                REGISTERED(1)    PER SHARE(2)  OFFERING PRICE(2)     FEE
----------------------------------------------------------------------------------------------------------
Common stock, no par value................  3,450,000 shares    $45.6875      $157,621,875      $47,765

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
(1) Includes shares which the Underwriters have the option to purchase from the Company to cover over-allotments, if any.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act on the basis of the average of the high and low prices of The Registry, Inc. Common Stock, no par value, reported on the Nasdaq National Market on January 16, 1997.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED JANUARY 17, 1997

                                3,000,000 SHARES

                                      LOGO

                                  COMMON STOCK

                                  -----------

  Of the 3,000,000 shares of Common Stock offered hereby, 1,234,166 shares are being sold by the Company and 1,765,834 shares are being sold by the Selling Stockholders. See "Principal and Selling Stockholders." The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders. The Company's Common Stock is quoted on the Nasdaq National Market under the symbol "REGI." On January 16, 1997, the last reported sale price of the Common Stock was $44 13/16 per share. See "Price Range of Common Stock."

  SEE "RISK FACTORS" COMMENCING ON PAGE 7 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                                  -----------

THESE  SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE  COMMISSION  OR   ANY  STATE  SECURITIES  COMMISSION   NOR  HAS  THE
  SECURITIES  AND EXCHANGE  COMMISSION  OR  ANY  STATE SECURITIES  COMMISSION
   PASSED  UPON   THE  ACCURACY   OR  ADEQUACY   OF  THIS   PROSPECTUS.  ANY
   REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 PRICE   UNDERWRITING    PROCEEDS     PROCEEDS
                                  TO     DISCOUNTS AND      TO       TO SELLING
                                PUBLIC  COMMISSIONS (1) COMPANY (2) STOCKHOLDERS
--------------------------------------------------------------------------------
Per Share.....................   $           $             $            $
--------------------------------------------------------------------------------
Total (3).....................  $           $             $           $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting expenses payable by the Company estimated at $550,000.
(3) The Company has granted to the Underwriters a 30-day option to purchase up to 450,000 additional shares of Common Stock solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions, Proceeds to Company and
    Proceeds to Selling Stockholders will be $   , $   , $    and $   ,
    respectively. See "Underwriting."

                                  -----------

  The shares of Common Stock are offered by the several Underwriters, subject to receipt and acceptance by them and to their right to reject any order in whole or in part. It is expected that delivery of the shares of Common Stock will be made at the offices of Adams, Harkness & Hill, Inc., Boston,
Massachusetts, on or about       , 1997.

ADAMS, HARKNESS & HILL, INC.

                             MONTGOMERY SECURITIES

                                                             J.C. BRADFORD & CO.

                   The date of this Prospectus is     , 1997.
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                   [ARTWORK]

Artwork - inside front cover
        - title: "The Registry, Inc., Delivery Management System"

Graphical representation of the Company's Delivery Management System displaying the following aspects of that system: National Resource Delivery; Continuous Support; Consultant Retention; and Technology Sector Recruiting. Technology, Sector Recruiting is divided into the following areas: Network & Communications; Legacy Systems; Internet; Workgroup/Desktop; and Database Design & Development.

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

  IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS AND THEIR AFFILIATES MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK OF THE COMPANY ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 10B-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934. SEE "UNDERWRITING."

  The logo of the Company is a registered service mark of the Company. All trademarks and trade names referred to in this Prospectus are the property of their respective owners.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and the Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus. Investors should carefully consider the risk factors related to the purchase of Common Stock of the Company. See "Risk Factors."

                                  THE COMPANY

  The Registry, Inc. ("The Registry" or the "Company") provides information technology (IT) consultants on a contract basis to organizations with complex IT operations. The Company's revenue is principally derived from supplemental IT staffing services and, to a lesser extent, from management consulting services provided through its specialized practices. As of September 28, 1996, the Company had approximately 1,640 IT consultants placed with its clients to assist them in implementing solutions for systems and applications development in such areas as distributed network design, database design and development and client/server migration. These consultants, billed primarily on an hourly basis, typically work on engagements lasting from six to twelve months under the direction of the client. In fiscal 1996, the Company provided IT consultants to approximately 380 clients in a diverse range of industries, including MCI Telecommunications Corporation, Digital Equipment Corp., Sun Microsystems Inc. and Pfizer Inc. The Registry has grown from four offices and $16.9 million in revenue in fiscal 1991 to 25 offices and $161.2 million in revenue for the twelve months ended September 28, 1996.

  In recent years, the IT services industry has grown significantly. According to a 1996 report prepared by Dataquest, Inc. for the Company, the potential U.S. market size for supplemental IT staffing services of the type provided by The Registry's IT consultants was estimated at $9.5 billion in 1994 and is projected to grow to $16.1 billion in 1999. This growth is a result of numerous factors including: (i) an increased focus on core business operations by organizations; (ii) the need to access specialized IT skills to keep pace with rapidly changing technologies; (iii) the growing trend toward flexible staffing which provides a variable cost solution to a fixed cost problem; and (iv) the desire to reduce the cost of recruiting, training and terminating employees as IT requirements change.

  The Company believes that its ability to identify, attract and retain qualified IT consultants is critical to its success. Each of the Company's Resource Managers recruits in one of five technology sectors, thereby enabling the Company to more effectively match the needs of its clients with the skills of its IT consultants. The Company has also established a National Resource Delivery Team (NRDT) which provides access to consultants from across the nation when local resources for a particular skill set are scarce. To enhance retention, the Company actively remarkets its consultants and offers a comprehensive benefits package.

  Account Managers manage the Company's client relationships. The primary responsibility of each Account Manager is to develop and implement a specific account plan identifying the business requirements for IT staffing and services of each assigned client on an ongoing basis. Account Managers work closely with Resource Managers to identify new assignments at existing client sites as well as to locate potential new clients. Resource Managers are responsible for soliciting, recruiting and assessing technical consultants, developing and maintaining consultant relationships and maintaining and updating the Company's database of IT consultant resumes.

  The Registry's goal is to be a leading nationwide provider of IT professional services. The Company's strategy encompasses the following elements: (i) focus on resource management to effectively identify, qualify, place and retain quality IT consultants; (ii) focus on application development and software engineering; (iii) emphasize long-term client relationships; (iv) enhance growth through internal development, acquisitions and development of new services; and (v) continue to expand a national presence, leveraging the Company's resource management capabilities as well as its nationwide resource pool and customer base. As a result of its involvement in the IT planning process of many of its clients, the Company is often afforded an opportunity to anticipate clients' needs for additional IT consultants and services.

  Following this offering, G. Drew Conway, President, Chief Executive Officer and principal stockholder of The Registry, will own 50.4% of the Company's outstanding Common Stock.

  The Company was incorporated in Massachusetts on June 10, 1986. Unless the context otherwise requires, references herein to "The Registry" and the "Company" refer to The Registry, Inc., a Massachusetts corporation ("TRI"), and its wholly-owned subsidiaries. The Company's executive offices are located at 189 Wells Avenue, Newton, Massachusetts 02159. Its telephone number is (617) 527-6886.

                              RECENT ACQUISITIONS

  In keeping with an important component of its growth strategy, the Company has acquired five IT consulting companies and an application development business since its initial public offering in June 1996. The Company believes that these acquisitions have expanded its national presence thereby broadening its nationwide resource pool and client base. Certain information relating to these acquisitions is summarized in the following table.

                                        MOST RECENT
                           ACQUISITION  FISCAL YEAR
    ACQUIRED COMPANY          DATE      REVENUE (1)  BRANCHES   HEADQUARTERS
-------------------------  ----------- ------------- --------   ------------
Morris Information          8/16/96     $ 3,700,000      2          Houston, TX
 Systems, Inc.
Sun-Tek Consultants, Inc.   11/1/96       2,400,000    1            Orlando, FL
Application Resources,      11/26/96     37,600,000      3    San Francisco, CA
 Inc.
Shamrock Computer           11/27/96     33,700,000    5        Bloomington, MN
 Resources, Ltd.
Sterling Information        11/27/96      6,100,000    1             Austin, TX
 Group, Inc.
James Duncan & Associates   12/24/96      6,400,000    2        Royal Tonbridge
                                                                 Wells, England

--------
(1) Represents revenues for fiscal years ending December 31, 1995 for each of Morris Information Systems, Inc., Sun-Tek Consultants, Inc., Sterling Information Group, Inc. and James Duncan & Associates and June 29, 1996 for each of Application Resources, Inc. ("ARI") and Shamrock Computer Resources Ltd. ("SCR"). The acquisitions of ARI and SCR will be accounted for as poolings - of - interests and, accordingly, the Company's financial statements will be restated to include the results of operations of these entities. The other acquisitions will be accounted for as purchases. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Recent Acquisitions" and the Pro Forma Unaudited Combined Condensed Financial Information.

                                  THE OFFERING

Common Stock offered by:
  The Company.............................. 1,234,166 shares
  The Selling Stockholders................. 1,765,834 shares
Common Stock to be outstanding after the
 offering.................................. 13,875,790 shares (1)
Use of proceeds............................ For repayment of indebtedness, working capital, other general corporate purposes
                                            and acquisitions. See "Use of Proceeds."
Nasdaq National Market symbol.............. REGI

--------
(1) Excludes 4,187,870 shares of Common Stock reserved for issuance under stock option and stock purchase plans, of which 1,403,405 shares were subject to outstanding options as of December 28, 1996 at a weighted average exercise price of $9.91 per share. See "Capitalization" and "Management -- Stock Awards."

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

                                         YEAR ENDED                      THREE MONTHS  ENDED
                          ---------------------------------------------  -------------------
                                  MAY 31,
                          -------------------------  JUNE 24,  JUNE 29,  SEPT. 30, SEPT. 28,
                           1992     1993     1994    1995 (1)  1996 (1)  1995 (1)  1996 (1)
                          -------  -------  -------  --------  --------  --------- ---------
                               (IN THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA)
STATEMENT OF INCOME DATA:
Revenue.................  $24,021  $39,845  $60,367  $98,687   $145,588   $31,682   $47,303
Cost of revenue.........   18,358   30,630   46,262   74,288    106,945    23,360    34,696
                          -------  -------  -------  -------   --------   -------   -------
Gross profit............    5,663    9,215   14,105   24,399     38,643     8,322    12,607
Selling, general and
 administrative
 expenses...............    4,760    8,319   12,831   22,925     32,152     7,186     9,704
                          -------  -------  -------  -------   --------   -------   -------
Income from operations..      903      896    1,274    1,474      6,491     1,136     2,903
Interest and other in-
 come (expense), net....     (163)    (292)    (459)  (1,145)    (1,867)     (470)       49
                          -------  -------  -------  -------   --------   -------   -------
Income before taxes.....      740      604      815      329      4,624       666     2,952
Pro forma provision for
 income taxes (2).......      218      281      430      243      2,003       322     1,328
                          -------  -------  -------  -------   --------   -------   -------
Pro forma net income
 (2)....................  $   522  $   323  $   385  $    86   $  2,621   $   344   $ 1,624
                          =======  =======  =======  =======   ========   =======   =======
Pro forma net income per
 share (2)..............                             $  0.01   $   0.30   $  0.04   $  0.15
                                                     =======   ========   =======   =======
Weighted average common
 and common equivalent
 shares (3).............                               8,398      8,594     8,398    11,006
SELECTED OPERATING DATA:
Number of branch offices
 open at end of period..        6        9       16       21         23        21        25

                                        SEPTEMBER 28, 1996
                                 ---------------------------------
                                            PRO       PRO FORMA
                                 ACTUAL  FORMA (4) AS ADJUSTED (5)
                                 ------- --------- ---------------
                                          (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents......  $ 5,337  $ 9,236     $ 60,017
Working capital................   32,660   35,998       87,989
Total assets...................   51,865   69,297      120,078
Total debt.....................    2,811    4,617        3,407
Total stockholders' equity.....   39,454   44,077       96,068

(1) The Company changed its fiscal year end from May 31 to the last Saturday in June, effective with the fiscal year ended June 24, 1995. Accordingly, the June 1994 results are not included in the data presented above. Statement of Income Data for the years ended June 24, 1995 and June 29, 1996 are for 52 and 53 weeks, respectively. Statement of Income Data for the three months ended September 30, 1995 and September 28, 1996 are for 14 and 13 weeks, respectively. See Note 2 to Consolidated Financial Statements.
(2) On January 1, 1996, the Company effected the Reorganization described below. The pro forma data have been computed as if America's Registry, Inc. ("America's Registry"), a wholly-owned subsidiary of the Company which was an S corporation for federal and state income tax purposes, were subject to federal and all applicable state corporate income taxes since February 1991, based on the statutory tax rates and the tax laws then in effect. See Notes 2, 8 and 15 to Consolidated Financial Statements.
(3) Weighted average common and common equivalent shares outstanding consist of the weighted average number of shares of Common Stock outstanding, after giving effect to the Reorganization described below, and Common Stock which may be issuable upon exercise of outstanding stock options computed using the treasury stock method. For the year ended June 24, 1995 and the three months ended September 30, 1995 weighted average common and common equivalent shares also include 397,588 shares related to the dilution attributable to options granted in the twelve months prior to the closing of the Company's initial public offering in June 1996 using the treasury stock method.
(4) In November 1996, the Company acquired Application Resources, Inc. and Shamrock Computer Resources, Ltd. in transactions to be accounted for as poolings-of-interests. The pro forma data reflect the combined balances of the three companies as if the mergers had occurred as of September 28, 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Recent Acquisitions," "Business -- Recent Acquisitions," Note 16 to Consolidated Financial Statements and the Pro Forma Unaudited Combined Condensed Financial Information.
(5) Adjusted to give effect to the sale of 1,234,166 shares of Common Stock by the Company offered hereby at an assumed offering price of $44.8125 per share and the application of the net proceeds therefrom. See "Use of Proceeds" and "Capitalization."

                                ---------------

  Except as otherwise noted, all information in this Prospectus assumes no exercise of the Underwriters' over-allotment option. See "Capitalization," "Description of Capital Stock" and "Underwriting." Until January 1, 1996, G. Drew Conway was the sole stockholder of TRI and America's Registry. Pursuant to a plan and agreement of merger entered into among TRI, America's Registry and The Registry Newco, Inc., a wholly-owned subsidiary of TRI, The Registry Newco, Inc. merged with and into America's Registry effective January 1, 1996 (the "Reorganization"). As a result, America's Registry became a wholly-owned subsidiary of TRI.

                                 RISK FACTORS

  The following risk factors should be considered carefully in addition to the other information in this Prospectus before purchasing the Common Stock offered by this Prospectus. Except for the historical information contained herein, the discussion in this Prospectus contains certain forward-looking statements that involve risks and uncertainties. The cautionary statements made in this Prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this Prospectus. The Company's actual results could differ materially from those discussed here. Important factors that could cause or contribute to such differences include those discussed below, as well as those discussed elsewhere herein.

  Dependence on Availability of Qualified IT Consultants. Substantially all of the Company's revenue is derived from providing IT consultants on a contract basis. The Company's success depends upon its ability to continue to attract and retain IT consultants who possess the technical skills and experience required to meet the staffing needs of its clients. The Company must continually update and add to its database of technical personnel in each market in which it operates. The vast majority of the IT consultants in The Registry's database are also included in one or more of the databases of the Company's competitors, and there can be no assurance that experienced professionals currently working on projects for the Company will not choose to work on projects for competitors on their next assignment. Competition for IT consultants is intense and demand for their services has, to date, substantially exceeded their supply, and the Company expects such competition will continue to increase. There can be no assurance that qualified technical personnel will continue to be available to the Company in sufficient numbers, and any failure to attract or retain qualified IT consultants in sufficient numbers could have a material adverse effect on the Company's business, operating results and financial condition. See "Business -- IT Consultants" and "-- Competition."

  Ability to Sustain and Manage Growth; Development of Ancillary Services. The Company's business has grown rapidly during the past four years due to the increased number of branch offices and the increased demand for services from existing clients. The Company's continued growth is dependent upon a number of factors, including: (i) the successful performance of new and existing offices; (ii) the continued identification and training of corporate personnel to staff new and recently-opened branch offices; (iii) the ability to identify and qualify IT consultants within both new and existing markets; and (iv) the Company's ability to develop additional business from existing clients and to obtain new clients. There can be no assurance that recently-opened offices will reach or maintain any level of profitability or that the Company's historical revenue growth will continue. Further, the Company's rapid growth and expansion has placed and could continue to place a significant strain on the Company's personnel and resources, and the failure to manage growth effectively could have a material adverse effect on the Company's business, operating results and financial condition. In addition, the Company's ability to develop successful ancillary practices depends on various factors, including identification of suitable practice areas in which to invest resources and the Company's ability to effectively integrate such practices into its overall operating structure. There can be no assurance that any ancillary practice developed by the Company will perform according to management's expectations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Recent Acquisitions," "Business -- Growth Strategy" and "Management."

  Risks Associated with Acquisitions. The Company has grown, and intends to continue to grow, in part through the acquisition of other businesses. The Company's ability to expand through acquisition depends on many factors, including the successful identification and acquisition of businesses and management's ability to effectively integrate and operate the new businesses. There is intense competition for acquisition opportunities in the industry, which may intensify due to consolidation in the industry, increasing the costs of capitalizing on such opportunities. The Company competes for acquisition opportunities with other companies that have significantly greater financial and management resources than the Company. Further, the anticipated benefits from any acquisitions may not be achieved unless the operations of the acquired business are successfully combined with those of the Company in a timely manner. The integration of the Company's acquisitions requires substantial attention from management. The diversion of the attention of management, and any difficulties encountered in the transition process, could have a material adverse effect on the Company's business, operating results and financial condition. In addition, the process of integrating the various businesses could cause the interruption of or the loss of momentum in the activities of some or all of these businesses, which could have a material adverse effect on the Company's business, operating results and financial condition. Further, acquired businesses may experience employee turnover rates higher than have been experienced historically. Higher employee turnover rates could adversely impact the Company's efforts to integrate these businesses. There can be no assurance that the Company will be able to identify suitable acquisition candidates, acquire any such candidates on reasonable terms or integrate acquired businesses successfully. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Business -- Growth Strategy."

  Dependence on Key Clients; Price Reduction Agreements; Terminability of Client Arrangements. The Company's top ten clients accounted for approximately 34.8% of revenue in fiscal 1996 and approximately 34.3% of revenue in the first three months of fiscal 1997. The loss of a significant client could have a material adverse effect on the Company's business, operating results and financial condition. The Company provides certain large clients with reduced prices for its services in order to retain the volume of business and/or to obtain a preferred vendor status with such clients. There can be no assurance that the Company will be able to maintain desired pricing levels with these or other clients. All of the Company's arrangements with clients are terminable by the client at will and without any penalty. There can be no assurance that existing clients will continue to engage the Company's services at historical levels, if at all. See "Business -- Client Base."

  Risks of International Operations. The Company commenced international operations with the acquisition in December 1996 of James Duncan & Associates, an IT consulting company based near London, England. The success of the Company's international operations will depend greatly upon the continued development of the technology infrastructure in Europe and the Company's ability to manage generally lower gross profit margins associated with European IT consulting operations. There can be no assurance that the Company's international operations will be profitable or support the Company's growth strategy. The risks inherent in the Company's international business activities include unexpected changes in regulatory environments, foreign currency fluctuations, tariffs and other trade barriers, difficulties in managing international operations and potential foreign tax consequences, including repatriation of earnings and the burden of complying with a wide variety of foreign laws and regulations. The failure of the Company to manage growth, attract and retain personnel, manage major development efforts or profitably deliver services could have a material adverse impact on the Company's ability to successfully develop its international operations and could have a material adverse effect on the Company's business, operating results and financial condition.

  Dependence on Key Personnel. The Company depends to a significant extent on key management, technical and other personnel. The Company's continued growth and success will depend in significant part on the continued service of its President, Chief Executive Officer and principal stockholder, Mr. G. Drew Conway. The loss of Mr. Conway or other key employees could have a material adverse effect on the Company's business, operating results and financial condition. The Company maintains a $23 million key man life insurance policy on Mr. Conway. See "Management."

  Concentration of Ownership. Upon completion of the offering, the Company's President, Chief Executive Officer and principal stockholder, Mr. G. Drew Conway, will own 50.4% of the Company's outstanding shares of Common Stock (48.8% if the over-allotment option is exercised in full). As a result, Mr. Conway will be able to exercise effective control over almost all matters requiring stockholder approval. This concentration of ownership could have the effect of making it difficult for a third party to acquire control of the Company and may discourage third parties from attempting to do so. Further, future sales of substantial amounts of Common Stock by Mr. Conway, or the potential for such sales, could adversely affect the prevailing market price of the Common Stock. See "Management," "Principal and Selling Stockholders" and "Description of Capital Stock."

  History of Marginal Profitability. Through fiscal 1995, the Company grew rapidly through the opening of new offices. Newly opened offices have generally experienced either losses or marginal profitability for a period of approximately 12 to 18 months after opening. As these offices have matured and the Company has implemented certain cost control policies, the Company's profitability has improved; however, new office openings in the future, among other factors, could adversely affect the Company's business, operating results and financial condition. There can be no assurance that the Company can maintain profitability on a quarterly or annual basis in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Government Regulation of Immigration. Certain of the Company's IT consultants are foreign nationals working in the United States under H1-B permits. Accordingly, both the Company and these foreign nationals must comply with United States immigration laws. The inability of the Company to obtain H1-B permits for certain of its employees in sufficient quantities or at a sufficient rate could have a material adverse effect on the Company's business, operating results and financial condition. Furthermore, Congress and administrative agencies with jurisdiction over immigration matters have periodically expressed concerns over the levels of legal and illegal immigration into the U.S. These concerns have often resulted in proposed legislation, rules and regulations aimed at reducing the number of work permits that may be issued. Any changes in such laws making it more difficult to hire foreign nationals or limiting the ability of the Company to retain foreign employees could require the Company to incur additional unexpected labor costs and expenses. Any such restrictions or limitations on the Company's hiring practices could have a material adverse effect on the Company's business, operating results and financial condition. See
"Business -- Employees."

  Fluctuations in Operating Results; Seasonality. The Company's operating results have fluctuated in the past based on many factors, including the opening of new branch offices. In view of the Company's significant growth in recent years, the Company believes that period-to-period comparisons of its financial results are not necessarily meaningful and should not be relied upon as an indication of future performance. Because the Company only derives revenue when its consultants are actually working, its operating results are adversely affected when client facilities close due to holidays or inclement weather. In particular, the Company generally experiences a certain amount of seasonality in its second fiscal quarter due to the number of holidays in that quarter. Further, the Company generally experiences lower operating margins in its third fiscal quarter due in part to the timing of unemployment tax accruals. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Fluctuations in the General Economy. Demand for IT professional services is significantly affected by the general level of economic activity. When economic activity slows, clients may delay or cancel plans that involve the hiring of IT consultants. The Company is unable to predict the level of economic activity at any particular time, and fluctuations in the general economy could adversely affect the Company's business, operating results and financial condition.

  Employment Liability Risks. Providers of IT professional services employ and place individuals in the workplace of other businesses. Inherent risks of such activity include possible claims of errors and omissions, misuse of client proprietary information, misappropriation of funds, discrimination and harassment, theft of client property, other criminal activity or torts and other claims. Although historically the Company has not experienced any material claims of these types, there can be no assurance that the Company will not experience such claims in the future.

  Potential Effect of Anti-Takeover Provisions. The Company's Board of Directors has the authority without action by the Company's stockholders to fix the rights and preferences of and to issue shares of the Company's Preferred Stock, which may have the effect of delaying, deterring or preventing a change in control of the Company. The Company has also imposed various procedural and other requirements, such as supermajority voting requirements for specified corporate actions, that could make it more difficult for stockholders to effect certain corporate actions. In addition, the classification of the Board of Directors of the Company and certain provisions of Massachusetts law could have the effect of delaying, deterring or preventing a change in control of the Company. See "Description of Capital Stock."

  Possible Volatility of Stock Price. The stock market historically has experienced volatility which has affected the market price of securities of many companies and which has sometimes been unrelated to the operating performance of such companies. In addition, factors such as announcements of new services or offices or strategic alliances by the Company or its competitors or third parties, as well as market conditions in the IT professional services industry, may have a significant impact on the market price of the Common Stock. The market price may also be affected by movements in prices of stocks in general. See "Underwriting."

  Absence of Dividends. Except as noted in "Dividend Policy," the Company has never paid any cash dividends on the Common Stock and does not anticipate paying any cash dividends on the Common Stock in the foreseeable future. In addition, the Company is prohibited under the terms of its revolving line of credit from paying dividends without the consent of the lender. See "Dividend Policy."

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the 1,234,166 shares of Common Stock offered by the Company hereby at an assumed public offering price of $44.8125 per share, after deducting the underwriting discount and estimated offering expenses payable by the Company, are estimated to be approximately $52.0 million. The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders. See "Principal and Selling Stockholders."

  The Company expects to use approximately $16.0 million of the net proceeds to repay the outstanding indebtedness under its revolving line of credit with BNY Financial Corporation. From February 29, 1996, the date on which the BNY debt was originally incurred, through September 28, 1996, the weighted average interest rate was 8.19%. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." The revolving line of credit expires on February 28, 1999. The Company also intends to use approximately $2.5 million of the net proceeds to finance the continuing upgrade of the Company's IT infrastructure. See "Business--Operations and Support Services." The Company intends to use the remaining net proceeds for working capital and general corporate purposes. A portion of the net proceeds may also be used for acquisitions of businesses that are complementary to that of the Company. As of the date of this Prospectus, there are no agreements or commitments with respect to any significant acquisitions, and no portion of the net proceeds has been allocated for any specific acquisition. Pending such uses, the net proceeds of this offering will be invested in short-term, investment-grade, interest-bearing securities.

                          PRICE RANGE OF COMMON STOCK

  The following table sets forth the reported high and low sale prices for the Common Stock on the Nasdaq National Market, under the symbol "REGI," for the periods indicated:

FISCAL 1996                                                     HIGH      LOW
-----------                                                    ------- ---------
Fourth Quarter (from June 5).................................. $36 3/4      $17*
FISCAL 1997
-----------
First Quarter................................................. $34 1/4   $24 1/2
Second Quarter................................................ $53 1/4   $34 1/2
Third Quarter (through January 16, 1997)...................... $49 3/4 $44 13/16

-------
* Initial public offering price per share.

  On January 16, 1997, the last reported sale price for the Common Stock on the Nasdaq National Market was $44.8125 per share. As of January 6, 1997, there were approximately 66 holders of record of Common Stock.

                                DIVIDEND POLICY

  America's Registry paid cash dividends in the approximate aggregate amount of $862,000 to Mr. Conway in December 1995, of which amount $645,000 was immediately used to repay certain indebtedness of Mr. Conway to TRI. See "Certain Transactions." The Company currently intends to retain future earnings, if any, to fund the development and growth of its business and does not anticipate paying any cash dividends on the Common Stock in the foreseeable future. In addition, the Company's revolving line of credit with BNY Financial Corporation prohibits the payment of dividends without consent of the lender. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                CAPITALIZATION

  The following table sets forth the short-term debt and capitalization of the Company as of September 28, 1996, on a pro forma basis to reflect the acquisitions of Application Resources, Inc. ("ARI") and Shamrock Computer Resources, Ltd. ("SCR") in November 1996 in transactions which will be accounted for as poolings-of-interests and as adjusted to reflect the application of the estimated net proceeds from the sale of 1,234,166 shares of Common Stock offered by the Company hereby at an assumed public offering price of $44.8125 per share. This table should be read in conjunction with the Company's Consolidated Financial Statements and the Notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Pro Forma Unaudited Combined Condensed Financial Information appearing elsewhere in this Prospectus.

                                                       SEPTEMBER 28, 1996
                                                  -----------------------------
                                                                     PRO FORMA
                                                  ACTUAL  PRO FORMA AS ADJUSTED
                                                  ------- --------- -----------
                                                         (IN THOUSANDS)
Short-term debt:
  Revolving line of credit....................... $    10  $ 1,210    $  --
                                                  =======  =======    =======
  Current portion of long-term debt (1).......... $   326  $   510    $   510
Long-term debt (2)...............................   2,485    2,897      2,897
Stockholders' equity (3)(4):
  Preferred stock, $0.10 par value per share;
   1,000,000 shares authorized, none issued and
   outstanding...................................     --       --         --
  Common stock, no par value per share;
   49,000,000 shares authorized, 10,230,000
   shares issued and outstanding; pro forma:
   12,580,774 shares issued and outstanding; pro
   forma as adjusted: 13,814,940 shares issued
   and outstanding...............................      10    2,212      2,212
  Additional paid-in capital.....................  34,969   38,041     90,032
  Treasury stock.................................     --    (2,000)    (2,000)
  Notes receivable from employees................     --      (226)      (226)
  Retained earnings..............................   4,475    6,050      6,050
                                                  -------  -------    -------
   Total stockholders' equity....................  39,454   44,077     96,068
                                                  -------  -------    -------
   Total capitalization.......................... $42,265  $47,484    $99,475
                                                  =======  =======    =======

--------
(1) Includes $39,000 of debt owed by the 189 Wells Avenue Realty Trust (the "Realty Trust"), of which G. Drew Conway is the sole beneficiary and an executive officer of the Company is the sole trustee. See Note 6 to "Selected Consolidated Financial Data" and Note 14 to Consolidated Financial Statements.
(2) Includes $2,040,000 of debt owed by the Realty Trust. See Note 6 to "Selected Consolidated Financial Data" and Note 14 to Consolidated Financial Statements.
(3) Excludes 1,222,250 shares of Common Stock issuable upon exercise of outstanding stock options as of September 28, 1996 at a weighted average exercise price of $11.36 per share. See "Management -- Stock Awards."
(4) ARI had 2,448,000 shares of Series A Preferred Stock, no par value, outstanding as of September 28, 1996. Immediately prior to the merger of ARI with and into a wholly-owned subsidiary of the Company, these shares were converted into the equivalent of 671,800 shares of the Company's Common Stock.

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The following table contains certain selected consolidated financial data and is derived from the more detailed Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus. The Consolidated Balance Sheet Data at June 24, 1995 and June 29, 1996 and the Consolidated Statement of Income Data for the years ended May 31, 1994, June 24, 1995 and June 29, 1996 have been derived from the Consolidated Financial Statements of the Company that have been audited by Price Waterhouse LLP, independent accountants, and are included elsewhere in this Prospectus. The Consolidated Balance Sheet Data as of May 31, 1992, 1993 and 1994 and the Consolidated Statement of Income Data for the years ended May 31, 1992 and 1993 have been derived from the Company's audited Consolidated Financial Statements. The Consolidated Balance Sheet Data at September 28, 1996 and the Consolidated Statement of Income Data for the three months ended September 30, 1995 and September 28, 1996 have been derived from unaudited financial statements also appearing herein and which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the unaudited interim periods. Operating results for the three months ended September 28, 1996 are not necessarily indicative of results for future periods. The selected consolidated financial data does not include the combined results of Application Resources, Inc. and Shamrock Computer Resources, Ltd. and should be read in conjunction with the Consolidated Financial Statements and Notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Pro Forma Unaudited Combined Condensed Financial Information included elsewhere herein.

                                           YEAR ENDED                        THREE MONTHS ENDED
                          -----------------------------------------------  -----------------------
                                  MAY 31,
                          -------------------------   JUNE 24,   JUNE 29,   SEPT. 30,   SEPT. 28,
                           1992     1993     1994    1995 (1)(2) 1996 (2)   1995 (2)    1996 (2)
                          -------  -------  -------  ----------- --------  ----------- -----------
                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF INCOME DATA:
Revenue.................  $24,021  $39,845  $60,367    $98,687   $145,588    $31,682     $47,303
Cost of revenue.........   18,358   30,630   46,262     74,288    106,945     23,360      34,696
                          -------  -------  -------    -------   --------    -------     -------
Gross profit............    5,663    9,215   14,105     24,399     38,643      8,322      12,607
Selling, general and ad-
 ministrative
 expenses...............    4,760    8,319   12,831     22,925     32,152      7,186       9,704
                          -------  -------  -------    -------   --------    -------     -------
Income from operations..      903      896    1,274      1,474      6,491      1,136       2,903
Interest and other
 income (expense), net..     (163)    (292)    (459)    (1,145)    (1,867)      (470)         49
                          -------  -------  -------    -------   --------    -------     -------
Income before taxes.....      740      604      815        329      4,624        666       2,952
Provision for income
 taxes..................      218      281      430          4      2,081        121       1,328
                          -------  -------  -------    -------   --------    -------     -------
Net income..............  $   522  $   323  $   385    $   325   $  2,543    $   545     $ 1,624
                          =======  =======  =======    =======   ========    =======     =======
Distributions to stock-
 holder (3).............    --     $    50    --         --      $  1,511    $   649       --
                          -------  -------  -------    -------   --------    -------     -------
Income before taxes.....                               $   329   $  4,624    $   666     $ 2,952
Pro forma provision for
 income taxes (4).......                                   243      2,003        322       1,328
                                                       -------   --------    -------     -------
Pro forma net in-
 come (4)...............                               $    86   $  2,621    $   344     $ 1,624
                                                       =======   ========    =======     =======
Pro forma net income per
 share (4)..............                               $  0.01   $   0.30    $  0.04     $  0.15
                                                       =======   ========    =======     =======
Weighted average common
 and common equivalent
 shares
 outstanding (5)........                                 8,398      8,594      8,398      11,006
                                                       =======   ========    =======     =======
                                             MAY 31,
                                   ----------------------------- JUNE 24,   JUNE 29,    SEPT. 28,
                                    1992     1993       1994     1995 (1)  1996 (6)(7) 1996 (6)(7)
                                   -------  -------  ----------- --------  ----------- -----------
                                                         (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equiva-
 lents..................             --       --         --         --       $12,044     $ 5,337
Working capital.........           $   409  $  (138)   $  (364)  $   (576)    34,643      32,660
Total assets............             5,556    9,477     15,530     28,643     49,101      51,865
Total debt..............             3,756    6,147      9,361     20,438      2,860       2,811
Stockholders' equity....             1,123    1,596      2,136      2,284     37,830      39,454

(1) The Company changed its fiscal year end from May 31 to the last Saturday in June, effective with the fiscal year ended June 24, 1995. Accordingly, the June 1994 results are not included in the data presented above. See
     Note 2 to Consolidated Financial Statements.
(2) Statement of Income Data for the years ended June 24, 1995 and June 29, 1996 are for 52 and 53 weeks, respectively. Statement of Income Data for the three months ended September 30, 1995 and September 28, 1996 are for 14 and 13 weeks, respectively.
(3) For the year ended June 29, 1996 and the three months ended September 30, 1995, includes $649,000 distributed by the Realty Trust to G. Drew Conway upon refinancing of the Realty Trust's mortgage. See Note 6 below. For the year ended June 29, 1996, also includes $861,500 distributed to G. Drew Conway in respect of the common stock of America's Registry.
(4) The Company effected the Reorganization on January 1, 1996. The pro forma data have been computed as if America's Registry, which was an S corporation for federal and state income tax purposes, were subject to federal and all applicable state corporate income taxes since February 1991, based on the statutory tax rates and the tax laws then in effect. See Notes 2, 8 and 15 to Consolidated Financial Statements.
(5) Weighted average common and common equivalent shares outstanding consist of the weighted average number of shares of Common Stock outstanding, after giving effect to the Reorganization, and Common Stock which may be issuable upon exercise of outstanding stock options computed using the treasury stock method. For the year ended June 24, 1995 and the three months ended September 30, 1995, weighted average common and common equivalent shares also include 397,588 shares related to the dilution attributable to options granted in the twelve months prior to the closing of the Company's initial public offering in June 1996 using the treasury stock method.
(6) In conjunction with the renegotiation of the Company's lease with the Realty Trust, the accounts of the Realty Trust have been consolidated with those of the Company, commencing September 19, 1995. See Note 14 to Consolidated Financial Statements.
(7) The Company completed its initial public offering on June 10, 1996, selling 2,230,000 shares of Common Stock and receiving net proceeds of $34,498,000. The Company used a portion of the proceeds to repay all outstanding indebtedness under the Company's credit facility and certain term loans. See Note 9 to Consolidated Financial Statements.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

  The Registry, Inc. provides information technology (IT) consultants on a contract basis to organizations with complex IT operations. The Company's revenue is principally derived from supplemental IT staffing services and, to a lesser extent, from management consulting services provided through its specialized practices. The Company's IT consultants, billed primarily on an hourly basis, typically work on engagements lasting from six to twelve months under the direction of the client. The Registry has grown from four offices and $16.9 million of revenue in fiscal 1991 to 25 offices and $161.2 million of revenue in the twelve months ended September 28, 1996.

  Revenue growth is derived primarily from increases in the number of IT consultants placed with existing clients and the addition of new clients. In recent years, the Company has also been able to increase the average billing rates for its IT consultants as economic conditions have improved and the demand for skilled and experienced professionals has increased. Revenue is recognized as services are provided and the majority of clients are billed on a weekly basis. In fiscal 1996, approximately 34.8% of the Company's revenue was derived from its top 10 clients, with no client accounting for more than 6.6%.

  Because the Company only derives revenue when its consultants are actually working, its operating results are adversely affected when client facilities are closed due to holidays or inclement weather. In particular, the Company experiences a certain amount of seasonality in its second fiscal quarter because of the number of holidays falling in such quarter. In addition, the Company generally experiences lower operating margins in its third fiscal quarter due in part to the timing of unemployment tax accruals.

  Since its founding in 1986, the Company has had an aggressive expansion plan and growth strategy. The Company opened six offices between fiscal 1986 and 1992; three in fiscal 1993; seven in fiscal 1994; five in fiscal 1995 and two in fiscal 1996 and acquired two offices in the first quarter of fiscal 1997. The increase in the number of offices has resulted in an increase in revenue for each year, but has in some cases adversely impacted net income due primarily to expenses associated with staffing the newly opened offices as well as with the increase in corporate staff needed to support an increased number of branches. In most instances, newly opened offices have experienced either losses or marginal profitability for approximately 12 to 18 months after opening. In certain cases, branches that have achieved profitability have not remained profitable on a consistent basis.

  Beginning in fiscal 1996, the Company implemented tighter cost controls and a compensation program based on operating profitability rather than revenue growth. Further, the Company has sought to improve profitability by increasing the number of full-time, salaried staff consultants, who generally produce higher margins than the Company's hourly IT consultants. Apart from its core IT professional services and in response to market opportunities, the Company has introduced new service offerings, including the Network Systems Consulting Practice (NSCP) and the Documentation Services Practice (DSP), both of which are established practices, as well as a recently introduced Help Desk Practice. In November 1996, the Company acquired Sterling Information Group, Inc. which will form the basis for the Company's application development practice.

  The Company has completed six acquisitions since its initial public offering in June 1996, acquiring five IT consulting companies, headquartered in Houston, Texas, Orlando, Florida, San Francisco, California, Bloomington, Minnesota and Royal Tonbridge Wells, England, and an applications development company headquartered in Austin, Texas. In the aggregate, the Company paid cash consideration of $17.8 million and issued 2,353,510 shares of Common Stock in connection with these acquisitions. Four of these acquisitions have been accounted for as purchases while the acquisitions of Application Resources, Inc. ("ARI") and Shamrock Computer Resources, Ltd. ("SCR") will be accounted for as poolings-of-interests.

  Through December 31, 1995, America's Registry was an S corporation for federal and state income tax purposes and, accordingly, was not subject to corporate income taxes. As a result, the Company believes that direct comparisons of historical provisions for income taxes are not meaningful.

  In conjunction with the renegotiation of the Company's leases with the Realty Trust, the accounts of the Realty Trust have been consolidated with those of the Company, commencing September 19, 1995. The effect of this consolidation was to increase fixed assets by approximately $1.7 million and long-term debt by approximately $2.1 million at September 28, 1996. The consolidation of the Realty Trust did not have a significant effect on the Company's results of operations, nor is it expected to have a significant effect in the future. See Note 14 to Consolidated Financial Statements.

RESULTS OF OPERATIONS

  The following table summarizes the Company's significant operating results as a percentage of revenue for each of the periods indicated.

                                         YEAR ENDED         THREE MONTHS ENDED
                                  ------------------------- -------------------
                                  MAY 31, JUNE 24, JUNE 29, SEPT. 30, SEPT. 28,
                                   1994     1995     1996     1995      1996
                                  ------- -------- -------- --------- ---------
Revenue.........................   100.0%  100.0%   100.0%    100.0%    100.0%
Cost of revenue.................    76.7    75.3     73.5      73.7      73.3
                                   -----   -----    -----     -----     -----
Gross profit....................    23.3    24.7     26.5      26.3      26.7
Selling, general and administra-
 tive expenses..................    21.2    23.2     22.1      22.7      20.6
                                   -----   -----    -----     -----     -----
Income from operations..........     2.1     1.5      4.4       3.6       6.1
Interest and other income (ex-
 pense), net....................    (0.8)   (1.2)    (1.2)     (1.5)      0.1
                                   -----   -----    -----     -----     -----
Income before taxes.............     1.3%    0.3%     3.2%      2.1%      6.2%
                                   =====   =====    =====     =====     =====

THREE MONTHS ENDED SEPTEMBER 28, 1996 AND SEPTEMBER 30, 1995

  Revenue. Revenue increased 49.3% to $47.3 million for the first quarter of fiscal 1997 from $31.7 million in the first quarter of fiscal 1996. This increase was attributable primarily to an increase in revenue from professional services and to a lesser extent from additional service offerings provided by the Company's practices. The increase in revenue from professional services was primarily due to the growth in sales within existing offices and the continued maturation of newer branch offices resulting in a greater number of IT consultants placed with the Company's clients during the period.

  Gross Profit. Gross profit increased 51.5% to $12.6 million for the first quarter of fiscal 1997 from $8.3 million in the first quarter of fiscal 1996. As a percentage of revenue, gross profit increased to 26.7% in the first quarter of fiscal 1997 compared to 26.3% in the first quarter of fiscal 1996. The increase was attributable primarily to increases in the number of relatively higher margin projects and specialized practice engagements.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased by 35.0% to $9.7 million for the first quarter of fiscal 1997 from $7.2 million in the first quarter of fiscal 1996. As a percentage of revenue, selling, general and administrative expenses decreased to 20.6% in the first quarter of fiscal 1997 from 22.7% in the first quarter of fiscal 1996. This decrease was attributable primarily to the growth in revenue during the period in which there was limited expansion into new markets.

  Interest and Other Income (Expense), Net. Interest and other income (expense), net, changed significantly from the first quarter of 1996 resulting in income of $49,000 in the first quarter of fiscal 1997 as compared to expense of $470,000 in the first quarter fiscal 1996. This increase resulted from the repayment of amounts outstanding under the Company's line of credit and certain other obligations in June 1996 upon receipt of the proceeds from the Company's initial public offering. The Company completed the first quarter of fiscal 1997 with cash and cash equivalents of $5.3 million invested in short term U.S. treasury instruments.

FISCAL YEARS ENDED JUNE 29, 1996 AND JUNE 24, 1995

  Revenue. Revenue increased 47.5% to $145.6 million for fiscal 1996 from $98.7 million in fiscal 1995. This increase was attributable primarily to an increase in revenue from professional services and to a lesser extent from additional service offerings provided by the Company's practices. The increase in revenue from professional services was primarily due to the growth in sales within existing offices and the continued maturation of newer branch offices resulting in a greater number of IT consultants placed with the Company's clients during the period. To a lesser extent, the increase in revenue resulted from an increase in average hourly billing rates charged for the Company's IT consultants.

  Gross Profit. Gross profit increased 58.4% to $38.6 million for fiscal 1996 from $24.4 million in the comparable prior period. As a percentage of revenue, gross profit increased to 26.5% for the period compared to 24.7% for the comparable prior period. This increase was attributable primarily to a higher average hourly billing rate charged for the Company's IT consultants during this period. In addition, the increase in gross profit as a percentage of revenue was favorably impacted by the growth in relatively higher margin new service offerings and an increase in staff IT consultants.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased by 40.2% to $32.2 million for fiscal 1996 from $22.9 million in the comparable prior period. As a percentage of revenue, selling, general and administrative expenses decreased to 22.1% for the period compared to 23.2% for the comparable prior period. This decrease was attributable primarily to the growth in revenue during a period in which there was limited expansion into new markets and a relative slowing in the hiring of additional Resource Managers, Account Managers and corporate staff.

  Interest and Other Income (Expense), Net. Interest and other income (expense), net, was $(1.9) million during fiscal 1996 as compared to $(1.1) million in the comparable prior period. This change was attributable primarily to the increased borrowings under the Company's line of credit resulting from the increase in working capital requirements associated with the Company's sales growth.

FISCAL YEARS ENDED JUNE 24, 1995 AND MAY 31, 1994

  Revenue. Revenue increased 63.4% to $98.7 million for fiscal 1995 from $60.4 million for fiscal 1994. Of this increase, $30.7 million was derived from existing branch offices with the remaining $7.6 million derived from new branch offices opened during the year. Approximately half of the increase attributable to new branch offices was derived from one of the Company's key clients. Overall, most existing branch offices exhibited significant sales increases as demand for IT professional services increased. In addition, the increase in revenue resulted to a lesser extent from an increase in the average hourly billing rates charged for the Company's IT consultants.

  Gross Profit. Gross profit increased 73.0% to $24.4 million for fiscal 1995 from $14.1 million for fiscal 1994. As a percentage of revenue, gross profit increased to 24.7% for fiscal 1995 from 23.3% for fiscal 1994. This increase was attributable primarily to a higher average hourly billing rate charged for the Company's IT consultants during the period.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased 78.9% to $22.9 million for fiscal 1995 from $12.8 million for fiscal 1994. As a percentage of revenue, selling, general and administrative expenses increased to 23.2% for fiscal 1995 from 21.2% for fiscal 1994. This increase was attributable primarily to the opening of five branch offices during the year and the staffing of those offices. To a lesser extent, the increase in selling, general and administrative expenses resulted from an increase in corporate staff needed to support an increased number of branches.

  Interest and Other Income (Expense), Net. Interest and other income (expense), net, was $(1.1) million for fiscal 1995 as compared to $(459,000) for fiscal 1994. This change was attributable to the increased borrowings under the Company's line of credit resulting from the increase in working capital requirements associated with the Company's sales growth. In addition, the increase in interest expense resulted in part from a nominal increase in interest rates.

MONTH ENDED JUNE 25, 1994

  During the month of June 1994, the Company sustained a loss of $177,000. This loss was due primarily to the opening of five branch offices during the previous quarter, all of which sustained operating losses during the month, and the staffing of those offices. In addition, four previously opened offices were still operating at a loss during the month. Thus, nine of eighteen branch offices incurred losses during the month.

QUARTERLY RESULTS

  The following table sets forth certain unaudited quarterly operating information for each of the nine quarters ending with the quarter ended September 28, 1996, in thousands of dollars and as a percentage of revenue. This data has been prepared on the same basis as the audited financial statements contained elsewhere in this Prospectus and in the opinion of management, includes all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the information for the periods presented, when read in conjunction with the Company's Consolidated Financial Statements and related Notes thereto. Results for any previous fiscal quarter are not necessarily indicative of results for the full year or for any future quarter.

                                                          THREE MONTHS ENDED
                     -------------------------------------------------------------------------------------------------
                     SEPT. 1994 DEC. 1994 MAR. 1995  JUNE 1995  SEPT. 1995 DEC. 1995 MAR. 1996    JUNE 1996 SEPT. 1996
                     ---------- --------- ---------  ---------  ---------- --------- ---------    --------- ----------
                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF INCOME DATA:
Revenue............   $21,171    $24,607   $24,480    $28,429    $31,682    $32,077   $38,335      $43,494   $47,303
Gross profit.......     5,178      5,975     6,072      7,174      8,322      8,590     9,972       11,759    12,607
Income from
 operations........       578        479        77        340      1,136      1,193     1,787        2,375     2,903
Net income (loss)..       207        158       (85)        45        545        738       100 (1)    1,160     1,624
Pro forma net
 income (loss).....       178        107      (113)       (86)       344        412       705        1,160     1,624
Pro forma net
 income (loss) per
 share.............   $  0.02    $  0.01   $ (0.01)   $ (0.01)   $  0.04    $  0.05   $  0.08      $  0.13   $  0.15
AS A PERCENTAGE OF REVENUE:
Revenue............     100.0%     100.0%    100.0%     100.0%     100.0%     100.0%    100.0%       100.0%    100.0%
Gross profit.......      24.5       24.3      24.8       25.2       26.3       26.8      26.0         27.0      26.7
Income from
 operations........       2.7        1.9       0.3        1.2        3.6        3.7       4.7          5.5       6.1
Net income (loss)..       1.0        0.6      (0.3)       0.2        1.7        2.3       0.3          2.7       3.4
Pro forma net
 income (loss).....       0.8%       0.4%     (0.5)%     (0.3)%      1.1%       1.3%      1.8%         2.7%      3.4%

(1) Includes a $642,000 charge associated with the conversion of America's Registry from an S corporation to a C corporation. See Note 8 to Consolidated Financial Statements.

  The above quarterly data reflects the results of operations for 13 weeks, except for the September 1995 quarter which includes 14 weeks. The March 1995 and 1996 revenue reflects in some part the seasonality of the business and the impact of the additional employment taxes on profitability.

  During the October to December quarter, the number of holidays and vacation days marginally reduces revenue. Some clients also close operations completely during the last week of the year. The Company also experiences a lower operating profit margin in its third fiscal quarter, the January to March quarter, in part as a result of higher unemployment tax accruals and, to a lesser extent, FICA taxes which are expensed as incurred. During this quarter, the unemployment tax, which is based on the first $7,000-$20,000 of wages for each employee, depending on the state, is significantly higher than other quarters.

LIQUIDITY AND CAPITAL RESOURCES

  On June 10, 1996, the Company completed its initial public offering for the sale of 2,230,000 shares of Common Stock, which included 330,000 shares issued upon exercise of the underwriters' over-allotment option. The Company received $34.5 million from the sale of the shares, net of the underwriting discounts and expenses associated with the offering. Additionally, the Company had previously incurred $294,000 of costs related to the initial public offering that were deferred in previous years. Net proceeds were used to repay all outstanding indebtedness under the Company's credit facility, which was approximately $19.3 million, and certain term loans (see Note 7 to the Consolidated Financial Statements). As of February 29, 1996, the Company entered into a $25 million revolving advance facility with BNY Financial Corporation (the "Line of Credit"). This facility allows the Company to borrow the lesser of $25 million or 85% of eligible receivables (which equaled approximately $25.9 million as of September 28, 1996). The Line of Credit is secured by all of the Company's assets and contains certain restrictive covenants, including limitations on amounts of loans the Company may extend to officers and employees, the incurrence of additional debt and the payment of dividends on the Company's common or preferred stock. Additionally, the agreement requires the maintenance of certain financial ratios, including minimum tangible net worth and a limit on the ratio of total liabilities to total tangible net worth. The Company was on September 28, 1996 and is currently in compliance with these financial covenants.

  As of September 28, 1996, the principal amount outstanding under the Line of Credit was $10,000, with availability of $25.0 million. The Line of Credit bears an interest rate of LIBOR plus 2.5% or the Bank of New York alternate base rate plus 0.5% at the Company's option. In addition, at September 28, 1996, the Company had invested $5.3 million in short term treasury bills at various financial institutions which earn interest at the Short Term Federal Funds rate (4.76% at September 28, 1996).

  The Company had negative cash flow from operations of $1.8 million, $7.1 million and $2.9 million for fiscal years 1996, 1995 and 1994, respectively. The primary sources of cash from operations during fiscal 1996 were: $2.5 million in net income, net of $799,000 in non-cash depreciation and amortization expenses; an increase of $1.1 million in income taxes payable as a result of the conversion of America's Registry to a C corporation effective January 1, 1996; and an increase of $2.4 million in accrued salaries, wages and expenses. The primary use of cash in operations was an increase of $7.6 million in accounts receivable resulting from the Company's sales growth. The primary sources of cash from operations in fiscal 1995 were $325,000 in net income, net of $517,000 in non-cash depreciation and amortization expenses, and an increase of $910,000 in accounts payable. The primary use of cash from operations was an increase of $9.7 million in accounts receivable. The primary sources of cash from operations in fiscal 1994 were $385,000 in net income, net of $196,000 in non-cash depreciation expense, and an increase of $1.7 million in accrued salaries, wages and expenses. The primary use of cash from operations in fiscal 1994 was an increase of $5.7 million in accounts receivable.

  The Company used $269,000 of cash for investing activities in fiscal 1996. The primary use of cash from investing activities during this period was the purchase of $1.3 million in fixed assets. The primary source of cash was the net repayment of $1.1 million in notes receivable from officers. The Company used $2.6 million of cash in investing activities in fiscal 1995. The primary use of cash in investing activities in such period was the purchase of fixed assets of $1.9 million and an increase in notes receivable from officers of $406,000. The Company used $465,000 of cash in investing activities in fiscal 1994. The primary use of cash in investing activities in such period was the purchase of fixed assets of $578,000.

  For fiscal 1996 the Company generated $14.1 million in cash from financing activities. The primary source of cash during this period was $34.5 million in net proceeds from the Company's initial public offering of Common Stock in June 1996. The Company also borrowed $745,000 from a leasing company, and the Realty Trust received $1.4 million in proceeds from the refinancing of its existing mortgage loan. The primary uses of cash in this period were the repayment of $17.9 million on the Company's line of credit and $3.5 million of the Company's long-term debt and capital leases and the distribution of $1.5 million to the majority stockholder, including $649,000 distributed to the majority stockholder as the sole beneficiary of the Realty Trust. During fiscal 1995, the Company was provided $9.7 million in cash by financing activities. The primary source of cash was provided by the Company's line of credit in the amount of $8.0 million. The Company was also provided $2.1 million in cash through a leasing company. This financing was used to fund the acquisition of fixed assets. During fiscal 1994, the Company was provided $3.4 million in cash from financing activities. The primary source of cash was provided by the Company's line of credit in the amount of $3.3 million.

  The Company's cash and cash equivalents decreased $6.7 million during the first three months of fiscal 1997 as receivables increased by $5.1 million, $2.5 million was expended for the acquisition of Morris Information Systems, Inc. and $1.2 million in capital expenditures were made. These cash expenditures were offset by increases in accrued expenses of $1.4 million during the quarter. The Company's working capital decreased slightly in the quarter to $32.7 million while the Company maintained a 4.5:1 current ratio.

  The Company anticipates that its primary uses of working capital in future periods will be for funding growth, either through acquisitions, the internal development of existing branch offices or the development of new branch offices and new service offerings. The Company also anticipates making approximately $2.5 million in capital expenditures in the next 12 months principally to upgrade its computer system. In connection with certain of its acquisitions, the Company may be obligated to make certain contingent payments during the next several years. See "Certain Transactions" and Notes 3 and 16 to Consolidated Financial Statements. The Company does not believe that such payments would have a material impact on the Company's liquidity, results of operations or capital requirements. The Company's principal capital requirement is working capital to support the accounts receivable associated with its revenue growth. The Company believes that the proceeds from the offering, together with cash flow from operations and borrowings under the Line of Credit, will be sufficient to meet the Company's presently anticipated working capital needs for at least the next 12 months.

RECENT ACQUISITIONS

  In the second quarter of fiscal 1997, the Company completed five acquisitions. Four of the acquired companies--Sun-Tek Consultants, Inc. ("Sun-Tek"), based in Orlando, Florida; Application Resources, Inc. ("ARI"), based in San Francisco, California; Shamrock Computer Resources, Ltd. ("SCR"), based in Bloomington, Minnesota; and James Duncan & Associates ("JDA"), based in Royal Tonbridge Wells, England--provide information technology consulting services similar to those that the Company currently provides. One of the acquisitions--Sterling Information Group, Inc. ("Sterling"), based in Austin, Texas--is an independent provider of outsourced software application development.

  In connection with the Sun-Tek, Sterling and JDA acquisitions, the Company paid an aggregate of $13.3 million in cash, issued 2,736 shares of Common Stock and agreed to pay $125,000 in deferred consideration. In addition, the Company may become obligated to pay up to $500,000 in contingent cash consideration. These acquisitions have been accounted for as purchases and, accordingly, the purchase price will be allocated to the assets acquired and liabilities assumed based upon their estimated fair values as of the respective dates of acquisition. The excess of the consideration paid over the estimated fair value of net assets acquired will be recorded as goodwill. The results of operations for these acquisitions will be included in the Company's results from the respective dates of acquisition.

  The ARI and SCR combinations, in which an aggregate of 2,350,774 shares of Common Stock were issued, and $2 million in cash was used to repurchase shares of capital stock from a stockholder of SCR who exercised dissenter's rights, will be accounted for as poolings-of-interests. Accordingly, commencing with the Company's December 28, 1996 financial results, the Company's financial statements will be restated to reflect those acquisitions on a historical basis. The Pro Forma Unaudited Combined Condensed Financial Information included elsewhere in this Prospectus reflects the estimated financial position and results of operations of the Company as if the Company, ARI and SCR had historically been combined.

  Including ARI and SCR, on a combined basis, the Company's working capital will increase by approximately $3.3 million at September 28, 1996 as compared to its historical balance, with no significant change in long-term debt.

  ARI and SCR have also experienced significant growth over the past several years, for similar reasons as the Company. SCR has historically reported a higher gross profit percentage than the Company because SCR employs nearly all of its consultants on a full-time basis and therefore has a lower cost structure than the Company and ARI, which employ consultants primarily on a contract basis. However, this has also resulted in greater variability in SCR's gross profit percentage from period to period, as SCR must continue to pay its employees during periods in which they are not working for clients and generating revenue.

  ARI and SCR have historically reported a higher level of income from operations as a percentage of revenues than The Registry, due to their smaller geographic base of operations and corporate infrastructure as compared to the Company.

  The Company believes that, on a combined basis, it may be able to achieve a nominally higher gross profit and operating income percentage than it historically has reported, due to the above factors and the planned integration of ARI and SCR into the Company's existing branch offices and practices. However, the Company will incur a significant amount of expenses over the remainder of fiscal 1997 to complete this integration.

  Additionally, because these acquisitions are to be treated as poolings-of-interests, all transaction costs associated with the ARI and SCR acquisitions will be expensed as incurred, primarily in the Company's second quarter of fiscal 1997. While these amounts are subject to change, the Company anticipates that, on a combined basis, the total amount of these transaction costs will be approximately $4.5 million. Many of the acquisition related transaction costs will not be deductible for corporate income tax purposes, which will cause the Company's effective tax rate for the remainder of fiscal 1997 to increase over that reported historically.

RECENTLY ISSUED ACCOUNTING STANDARD

  In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," which requires adoption of the disclosure provisions no later than fiscal years beginning after December 15, 1995 and adoption of the recognition and measurement provisions for nonemployee transactions no later than December 15, 1995. The new standard defines a fair value method of accounting for stock options and other equity instruments. Under the fair value method, compensation cost is measured at the grant date based on the fair value of the award and is recognized over the service period, which is usually the vesting period.

  Pursuant to the new standard, companies are encouraged, but are not required, to adopt the fair value method of accounting for employee stock-based transactions. Companies are also permitted to continue to account for such transactions under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," but would be required to disclose in a note to the financial statements pro forma net income and earnings per share as if the company had applied the new method of accounting.

  The accounting requirements of the new method are effective for all employee awards granted after the beginning of the fiscal year of adoption of the standard. The Company has decided not to adopt the fair value method of accounting for employee stock-based compensation for financial reporting purposes.

                                   BUSINESS

  The Registry, Inc. ("The Registry" or the "Company") provides information technology (IT) consultants on a contract basis to organizations with complex IT operations. The Company's revenue is principally derived from supplemental IT staffing services and, to a lesser extent, from management consulting services provided through its specialized practices. As of September 28, 1996, the Company had approximately 1,640 IT consultants placed with its clients to assist them in implementing solutions for systems and applications development, in such areas as distributed network design, database design and development and client/server migration. These consultants, billed primarily on an hourly basis, typically work on engagements lasting from six to twelve months under the direction of the client. In fiscal 1996, the Company provided IT consultants to approximately 380 clients in a diverse range of industries, including MCI Telecommunications Corporation, Sun Microsystems Inc., Digital Equipment Corp. and Pfizer Inc. The Registry has grown from four offices and $16.9 million in revenue in fiscal 1991 to 25 offices and $161.2 million in revenue for the twelve months ended September 28, 1996.

INDUSTRY OVERVIEW

  In recent years, the growth of the information services industry has been driven by companies' increasing reliance on information technology as a strategic tool, the shift to distributed computing and the proliferation of multi-vendor computing environments. As companies struggle to integrate multiple processing platforms and applications which serve an increasing number of end-users, systems and applications development has become increasingly challenging. As organizations continue to focus on their core competencies and strive to operate more efficiently with fewer people, managing and planning staffing requirements to meet their IT needs becomes more difficult.

  Confronted with the challenge of designing, implementing and operating more complex information systems without enlarging corporate staff, businesses are increasingly turning to IT service providers to augment their in-house IT operations. Using the services of IT consultants allows companies to: (i) focus on their core business; (ii) access specialized technical skills; (iii) implement flexible staffing, providing a variable cost solution to a fixed cost problem; and (iv) reduce the cost of recruiting, training and terminating employees as IT requirements change.

  There are a number of competitive factors within the highly fragmented IT services industry. These factors include, among others, IT services providers' ability to: (i) identify, recruit and retain highly qualified software engineers; (ii) provide software application and development services across a broad range of platforms and technologies; and (iii) serve clients across multiple locations and industries.

  In recent years, the IT services industry has grown significantly. According to a 1996 report prepared by Dataquest, Inc. for the Company, the potential U.S. market size for supplemental IT staffing services of the type provided by The Registry's IT consultants was estimated at $9.5 billion in 1994 and is projected to grow to $16.1 billion in 1999. The Company paid a nominal amount for this report.

BUSINESS STRATEGY

  The Registry's goal is to be a leading nationwide provider of IT professional services for organizations with complex IT operations. The Company's business strategy encompasses the following elements:

  . Emphasize Resource Management. The Company believes that its ability to provide the highest quality, most professional IT consultants is critical to its success. The Company's Delivery Management System is designed to effectively identify, qualify, place and retain IT consultants. Each of the Company's 102 Resource Managers recruits in one of five specific technology sectors, enabling the Company to more effectively match the skills of its IT consultants with the needs of its clients. To attract and retain IT consultants, the Company offers them a comprehensive benefits package and actively remarkets them before their engagement ends. In addition, the Company's National Resource Delivery Team (NRDT), a group of Resource

     Managers based at the Company's headquarters, helps coordinate recruiting efforts with the local branch offices to provide access to consultants from across the nation when local resources for a particular skill set are scarce. The Company believes that its resource management methodologies have been and will continue to be a significant factor in its ability to grow.

  . Focus on Application Development and Software Engineering. Many of the Company's clients are leaders in adopting emerging computing technologies. The Company provides IT consultants for application development and software engineering in areas such as networking and communications, migration from legacy systems, workgroup/desktop applications, database design and development and Internet. In addition to differentiating the Company's service offerings from those of other IT service providers, this focus on application development and software engineering provides the Company an opportunity to enhance margins by moving away from the commodity pricing more typical for IT consultants providing routine operations and maintenance services. In addition, this focus enables the Company to offer its IT consultants the opportunity to work on challenging projects, which the Company believes is a significant advantage in attracting and retaining highly skilled professionals.

  . Build Client Relationships. The Registry's goal is to become an extension of its clients' IT departments. The Company seeks long-term relationships as a primary IT service provider for companies which have complex IT operations and for which IT development is a strategic tool and not merely a support function. The Company believes that this relationship-oriented approach results in greater client satisfaction and reduces business development expense. By helping its clients assess their future staffing needs in their IT planning process, the Company is better able to anticipate opportunities to provide additional services.

  . Maintain and Expand National Presence. The Company believes that larger organizations with multiple locations prefer to deal with IT service providers that can provide consistent and high quality services on a nationwide basis. The Company has focused from its inception on establishing a nationwide presence to take advantage of the enhanced delivery capabilities resulting from a nationwide resource pool as well as to focus on and serve national accounts. The Registry has 25 offices across the country allowing national coverage for larger accounts and mobility for IT consultants. In the future, the Company's decision to establish a new office or make an acquisition will be influenced, in part, by the extent to which establishing a new office or making an acquisition can help increase the Company's national presence and assist in serving national accounts.

GROWTH STRATEGY

  Through fiscal 1996, the Company's growth was achieved primarily through branch expansion and, to a lesser extent, the development of new service offerings, rather than through acquisitions. Since the Company's initial public offering, it has completed six acquisitions. The Company believes that a balance of internal growth and selective acquisitions will best position the Company to capitalize on opportunities in the IT professional services industry. The Company's growth strategy consists of five primary components:

  . Acquire Complementary Businesses. The Company expects to continue to seek to acquire companies, both nationally and internationally, in the IT professional services industry to facilitate its expansion into new geographic areas or to acquire technology businesses that offer complementary services. The Company believes that the fragmented nature of the IT professional services industry presents a number of opportunities for growth through acquisition.

  . Concentrate on Existing Branch Development. The Company believes that there are substantial opportunities for increasing revenue in existing branches, 15 of which have been open for less than four years. The Company's strategy is to increase sales to existing clients by increasing the number of IT consultants placed with these clients and by offering them additional services. As a result of its involvement in the IT planning process of many of its clients, the

     Company is often afforded an opportunity to anticipate clients' needs for additional IT consultants and services. In addition, the Company seeks to selectively expand its client base within existing markets.

  . Expand National Accounts. The Company is currently focusing on national account development and has identified certain of its clients, including systems integrators, computer manufacturers and telecommunications firms, as potential national accounts. These accounts present an array of unique operational challenges, such as coordinating service delivery across divisional lines and providing centralized invoicing. The Company believes that its national presence and national resource management capabilities will enable it to meet these challenges.

  . Implement Satellite Branch Expansion. The Company believes that opportunities exist for additional satellite expansion. From existing branch offices, the Company has successfully developed satellite offices in certain regions. This method of developing opportunities in given geographic areas allows the Company to expand its client and consultant base while leveraging existing infrastructure and reducing start-up costs. For example, the Durham, North Carolina office served as a hub for the opening of satellite offices in Charlotte and Greensboro, North Carolina.

  . Develop and Provide New Service Offerings. The Company intends to continue its practice of developing and acquiring complementary services, such as the Documentation Services Practice, the recently introduced Help Desk Practice and the Applications Development Practice. These services can then be expanded on a national level after their viability and profitability is demonstrated at a local level.

RECENT ACQUISITIONS

  A key component of the Company's growth strategy is to acquire complementary IT consulting organizations. The Company seeks acquisitions that will increase its national and international presence, strengthen its professional services offerings, add clients, provide access to expanded resource pools, introduce new service offerings and establish the Company in new geographic markets. The Company believes that its team-oriented management style facilitates its efforts to acquire independent IT consulting businesses seeking an alliance with a national organization. In determining to proceed with an acquisition, the Company evaluates a number of factors, including: historical and projected financial results, compatibility of corporate cultures, reputation and personality of management, the expansion of the Company's geographic market share, enhancement of service offerings to clients, synergy with the Company's existing operations and the purchase price and expected impact on the Company's earnings per share.

  Management believes that acquired businesses can be integrated with the Company at acceptable incremental costs. When integrating a particular acquisition, the Company addresses the particular sales and recruiting as well as operational structure in a manner that management believes will best preserve those attributes of value and at the same time leverage the existing infrastructure that the Company has established. The Company has, on occasion, utilized independent consultants to assist in its evaluation and integration processes. Depending on the particular acquisition, the Company may choose to operate the entity as an independent subsidiary maintaining its own corporate identity, or choose to integrate the acquired business into the Company.

  Since its initial public offering in June 1996, the Company has completed six acquisitions. The acquired companies are described briefly below.

  . Morris Information Systems, Inc. Headquartered in Houston, Texas with a branch office in Columbia, South Carolina, Morris Information Systems, Inc. ("MIS") provides IT consulting services to a wide variety of clients. In its most recently completed fiscal year, MIS had revenue of approximately $3.7 million.

  . Sun-Tek Consultants, Inc. Located in Orlando, Florida, Sun-Tek Consultants Inc. ("Sun-Tek") provides IT consulting services to a variety of clients in Central Florida. In its most recently completed fiscal year, Sun-Tek had revenue of approximately $2.4 million.

  . Application Resources, Inc. Headquartered in San Francisco, California with two branch offices in Walnut Creek and Los Altos, California, Application Resources, Inc. ("ARI") provides IT consulting services to a wide variety of clients in the Northern California area. The Company intends to merge the ARI Walnut Creek office with its own Walnut Creek office in the near future. In its most recently completed fiscal year, ARI had revenue of approximately $37.6 million.

  . Shamrock Computer Resources, Ltd. Headquartered in Bloomington, Minnesota with branch offices in Moline, Illinois, Omaha, Nebraska, St. Louis, Missouri and Schaumberg, Illinois, Shamrock Computer Resources, Ltd. ("SCR") provides IT consulting services to a wide variety of clients in the Midwest region. SCR employs primarily staff IT consultants and its acquisition has increased the number of the Company's staff IT consultants significantly. The Company expects to combine SCR's Schaumberg, Illinois office with its Rolling Meadows, Illinois office in the near future. In its most recently completed fiscal year, SCR had revenue of approximately $33.7 million.

  . Sterling Information Group, Inc. Headquartered in Austin, Texas, Sterling Information Group, Inc. ("Sterling") provides application development services to a variety of clients in the Southwest region. The Company intends to use Sterling as the basis of its Application Development Practice and will operate Sterling under its current name. In its most recently completed fiscal year, Sterling had revenue of approximately $6.1 million.

  . James Duncan & Associates. Based in England, James Duncan & Associates ("JDA") was the Company's first overseas acquisition. From its headquarters in Royal Tonbridge Wells, and its branch office in Luxembourg, JDA provides IT consulting services to clients in England and in continental Europe. In its most recently completed fiscal year, JDA had revenue of approximately $6.4 million.

THE REGISTRY'S SERVICES

  The Registry provides IT professional services for application development and software engineering. The vast majority of the Company's IT consultants work on a supplemental staffing basis to deliver IT implementation, integration and development services. The Registry's goal is to become an extension of its clients' IT departments, and the Company believes that this relationship-oriented approach results in a better understanding of its clients' business and IT staffing needs. The Company's IT consultants, billed primarily on an hourly basis, typically work on engagements lasting from six to twelve months under the direction of the client. In addition, the Company provides management consulting services primarily through its Network Systems Consulting Practice. Management consulting engagements generally involve network strategy, systems architecture and implementation. The Company generally assumes responsibility for project outcome in such engagements. Further, the Company has recently introduced service offerings in three additional practice areas: documentation services, application development and help desk services.

 IT Professional Services

  The Company organizes its IT professional services in five sectors: workgroup/desktop; legacy systems; networks and communications; database design and development; and Internet.

  Workgroup/desktop engagements involve front-end graphical user interface
(GUI) development, rapid application prototyping and development, object-oriented development and workgroup application services. General skills required in this sector include:

  .  NT/C++/GUI development

  .  MS Windows/Windows 95/Windows NT architecture and development

  .  Visual Basic design/OBDC

  Legacy system engagements address challenges in the migration of legacy applications to a client/server environment, large systems development and general legacy (primarily IBM and Digital VAX/VMS) support. General skills required in this sector include:

  .  IBM/COBOL/CICS

  .  VAX/VMS application development and systems administration

  .  IMS systems programming

  Networks and communications engagements generally involve distributed network design and implementation or optimization and connectivity services in both local area networks (LANs) and wide area networks (WANs). General skills required in this sector include:

  .  UNIX/TCP-IP/IPX Development

  .  SNMP network management development

  .  LAN/WAN architecture

  Database design and development assignments involve design, development and implementation of relational database applications and systems. General skills required in this sector include:

  .  Sybase/UNIX/C++/Tuxedo

  .  Oracle DBA

  .  Powerbase/Sybase client server development

  Internet engagements include Web Page design, internet security design issues and intranetworking systems development. General skills required in this sector include:

  .  HTML/WWW design and development

  .  UNIX/Systems Engineer/CGI/Firewall development

  .  JAVA development

 Project Examples

  The following are examples of assignments The Registry's IT consultants have worked on as part of a project team within each of the Company's five technology sectors. Project teams generally comprise client staff and IT consultants placed by the Company and other IT service providers.

  Workgroup/Desktop

  . Migration to New Operating System for a Software Developer. One of The Registry's IT consultants acted as a project manager and a developer in the migration of an operating system from Windows to an NT/Windows 95 environment. Another of the Company's IT consultants worked as a developer on the project, which lasted approximately one and a half years. This was a large project, involving more than 50 IT professionals, on which many other IT consultants from the Company's competitors worked.

  . Development of an Investment Management Reporting System for a Financial Services Company. The Registry provided two IT consultants who acted as project managers and architects for this project. In addition, the Company provided six to eight Visual Basic developers on this project, which lasted approximately nine months. The project managers reported to an employee of the client. The Company's IT consultants constituted a majority of the professionals on this project.

  Legacy Systems

  . Development of an On-Line Portfolio Accounting System for a Mutual Fund. The Company provided three programmer analysts for a project that lasted one and a half years. These programmer analysts worked at the direction of the client and with IT consultants provided by certain of the Company's competitors. The project team consisted of 30 persons, including staff from the client.

  . Development of a Billing System for a Long Distance Telecommunications Company. The Company placed a total of ten programmer analysts working on three different aspects of this system. These IT consultants have worked from three months to two and one-half years on this project, which is still ongoing. The consultants work under the client's supervision and direction. Employees of the client, as well as consultants from other IT service firms, constituted a majority of the personnel working on each of the portions of this project.

  Networks and Communications

  . Integration of Network Protocols for a Systems Integrator. The Company provided a project manager for one campus of a statewide network integration project for a four campus state university system. During this four-month engagement, the Company's IT consultant managed employees of the client on this portion of the project. To the best of the Company's knowledge, no other firm provided IT consultants to the portion of the project on which the Company was engaged.

  . Development of Object-Oriented Front-End of a Network Management System for a Software Manufacturer. One of the Company's IT consultants was the lead designer and developer on a portion of this project, which lasted approximately two years. This consultant worked in conjunction with more than 20 other professionals, consisting of client employees and IT consultants from other firms. His work was reviewed and supervised by employees of the client.

  Database Design and Development

  . Design and Development of a Reporting and Switching System for a Telecommunications Company. The Company provided five IT consultants on a project team of eight individuals for this project which lasted eight months. The Registry's IT consultants primarily acted as software engineers and, to a lesser extent, test engineers with respect to this project.

  . Design and Development of a Loan Processing System for a Bank. The Company provided an IT consultant who acted as project manager on this project which lasted two and one-half years. He directed approximately five other client server and database developers, who were also IT consultants of the Company. Approximately two other IT consultants from competing firms and approximately four employees of the client worked on the project under the direction of the project manager.

  Internet

  . Web Site Development for a Telecommunications Company. On one project the Company provided approximately eight software developers on a three-month project. These IT consultants comprised the majority of the project team which also included approximately two employees of the client, although the Company did not manage this project.

     On another project the Company provided two programmer analysts, one of whom acted as project leader, who worked on a team of approximately eight IT consultants. The project lasted approximately seven months.

  . Design and Implementation of an Internet Firewall Security System for a Mutual Fund. One of the Company's IT consultants with expertise as a UNIX systems administrator worked on this project in conjunction with approximately five employees of the client for approximately two and one-half months.

 Practices

  Network Systems Consulting Practice. In November 1994, the Company acquired the business that formed the basis for its Network Systems Consulting Practice ("NSCP"). Based in New England and operating from locations in New York City and Chicago, the NSCP is staffed by 35 salaried employees. The NSCP provides an extensive suite of management consulting services, addressing issues such as network strategy, systems architecture and implementation. Most projects are performed on a time and materials basis, with engagements generally lasting approximately two to three months. The clients of the NSCP include systems integrators, hardware manufacturers and pharmaceutical companies.

  Documentation Services Practice. In 1994, the Company initiated its Documentation Services Practice ("DSP") in its Chicago branch office. The DSP assists hardware and software vendors and other organizations in developing documentation, instruction and accompanying related materials associated with introducing new or upgrading existing products. As product development cycles continue to shorten, these services, including documentation needs analysis, design and development, project management, technical writing and graphic design and illustrations, are designed to help clients produce high-quality, cost-effective documentation under heightened scheduling constraints. In addition, the DSP provides systems documentation and process consulting services to other organizations. The DSP is composed of 32 professionals including project managers, technical writers, principal consultants, a quality manager and a practice manager, of whom approximately half are salaried employees and half are hourly IT consultants. Most projects are performed on a time and materials basis, with engagements generally lasting approximately three to four months.

  Application Development Practice. In November 1996, the Company acquired Sterling Information Group, Inc., the business which will form the basis for the Company's Application Development Practice. Based in Austin, Texas, the practice specializes in developing end-user applications that utilize client/server, Internet, relational database and object-oriented technologies. The core competencies utilized in the Application Development Practice include project-based software analysis, development, implementation, support services, training and outsourced software product development.

  Help Desk Practice. The Company is currently developing a Help Desk Practice to assist clients in identifying their help desk requirements and implementing and operating their help desk services. These services may range from providing consulting services to providing a complete outsourcing solution for a client's help desk needs.

THE REGISTRY'S DELIVERY MANAGEMENT SYSTEM

 The Registry's Methodology

  The Company has developed a system designed to identify, qualify, place and retain IT consultants. This system includes the following:

    Technology Sector Recruiting. Resource Management teams in each branch office recruit IT consultants who specialize in one of the five technology sectors that the Company serves. Each Resource Manager is assigned to one specific sector and is accountable for continually developing consultant relationships within, and an understanding of, that sector. This approach helps a Resource Manager stay current in a particular sector and reduce a field of potential consultants to a select list of experts particularly qualified for current openings.

    National Resource Delivery Team. The Company utilizes a National Resource Delivery Team ("NRDT"), a group of 10 Resource Managers located at the Company's corporate headquarters. Communicating daily with the Resource Managers in the Company's 25 branch offices, the NRDT helps coordinate recruiting efforts with the local branch offices to provide access to consultants from across the nation when local resources for a particular skill set are scarce. The NRDT also supports local branches with on-site auxiliary recruiters to provide added support and expertise for new office openings or the rapid growth of existing offices.

    Continuous Support and Quality. The Company believes that consultant quality is of primary importance to its clients and that clients prefer to work with vendors that have substantial quality programs in place. The Company has always maintained a proactive approach to quality initiatives, and its quality programs include a consultant orientation and a review of client satisfaction 30 days after the beginning of each engagement and at the end of each engagement. The Company actively solicits feedback from clients and IT consultants in the areas of productivity, technical performance and compatibility, as well as overall quality of the service provided, which then forms the basis for the Company's statistical analysis for quality improvement programs.

    Consultant Retention and Benefits. Clients spend valuable time and effort in the training and orientation of consultants, and, accordingly, retention until project completion is extremely important. Before completion of a project, the Company actively remarkets its consultants, which helps the Company minimize turnover. This approach allows consultants to focus on completing their current project -- often when it is in the most critical phase. The Company offers a benefits package to its hourly IT consultants which includes comprehensive medical insurance, a prescription drug card, term life insurance, individual long-term disability insurance, a 401(k) retirement plan and, subject to certain restrictions, the right to participate in the Company's stock purchase plan. These benefits underscore the Company's commitment to its consultants and further consultant loyalty and retention efforts.

 IT Consultants

  A major challenge facing IT professional services companies is the identification and retention of highly qualified software engineers and computer programmers. The Company's typical IT consultant has an average of six to eight years of experience in application development and software engineering. The Company believes that it is able to attract and retain the highest quality IT consultants by offering the following advantages:

  . Consultants work with a Resource Manager with a single technology sector focus who understands the consultants' skills and professional interests.

  . The Company provides exposure to a variety of challenging assignments that help consultants increase their skill sets and business expertise.

  . The Company actively remarkets its consultants, allowing them to concentrate on completing their current assignment.

  . The Company offers a comprehensive benefits package comparable in coverage to those offered in many permanent employment positions, including participation in the Company's stock purchase plan.

 Resource Management

  Resource Managers are responsible for soliciting, recruiting and assessing IT consultants, developing and maintaining consultant relationships and maintaining and updating the Company's database. Although Resource Managers recruit most of the Company's IT consultants through referrals from existing IT consultants, they utilize several additional recruiting methods, including local and national print advertising, participation in technical job fairs across the nation and listing a variety of current openings on the Company's home page on the World Wide Web. Resource Managers also utilize the Company's database that contains the resumes of approximately 100,000 IT consultants that have been submitted to the Company directly or indirectly by such consultants in response to the Company's recruiting efforts. At any particular time, only certain of the individuals whose resumes are included in the Company's database may be available for placement by the Company; certain individuals may have accepted permanent assignments, may be working for the Company's competitors or may have left the IT services industry. Nevertheless, the Company believes that the database facilitates the identification of qualified IT consultants to the extent of their availability.

  As of September 28, 1996, the Company employed 102 Resource Managers located in its branch offices nationwide. This number exceeds the number of Account Managers by a ratio of 1.3 to 1 and reflects the Company's commitment to resource development. Resource Managers are typically college-educated individuals with experience in customer service, telemarketing and relationship management. They are compensated through a combination of base salary and bonus incentives based on consultant placements and gross profit margins.

 Account Management

  The Company's Account Managers manage its client relationships. Each Account Manager is responsible for approximately four to seven accounts, some of which may involve multiple operating units of a particular organization. The Account Manager's primary responsibility is to develop and implement a specific account plan for each assigned client. Each plan addresses the following areas: building and serving the client relationship; identifying and understanding the client's current and anticipated requirements; and expanding services to additional areas within the client's organization. The Company's Account Managers work closely with the Resource Managers to identify new assignments at existing client sites, staff assignments appropriately and market IT consultants to existing clients. As of September 28, 1996, the Company employed 79 Account Managers who are compensated through a combination of base salary and commission.

OPERATIONS AND SUPPORT SERVICES

 Regional Management

  The Company has a Regional Vice President for each of the Northeast, Midwest, Southeast, Southwest and Western Regions. The Regional Vice President is responsible for supervising Branch Managers and for developing a financial plan for the region, implementing staff development and training and coordinating marketing strategy. Each Regional Vice President serves on the Company's Executive Committee. Compensation of Regional Vice Presidents consists of a base salary plus bonus incentives relating to regional profitability.

 Branch Management

  The Company's Branch Managers are accountable for branch profitability and are responsible for day-to-day branch operations, as well as business and staff development. To date, a majority of the Company's Branch Managers have been promoted from within and thus bring with them an appreciation for the Company's culture. Management believes that this approach allows the Company to maintain consistent standards during a period of rapid growth. Branch Managers are compensated through a combination of base salary and bonus incentives based on branch profitability.

  Staffing levels of branch offices vary depending on the maturity of an office and range from one Resource Manager, one Account/Branch Manager and one administrative staff person to 11 Resource Managers, six Account Managers, five administrative staff persons and a Branch Manager for a larger, more established office.

  The following chart lists the Company's 25 branch offices and the fiscal year in which they were opened or acquired:

                            FISCAL YEAR
LOCATION                  OPENED/ACQUIRED
--------                  ---------------
Newton, Massachusetts...       1987
McLean, Virginia........       1987
Durham, North Carolina..       1990
Atlanta, Georgia........       1991
Chicago, Illinois.......       1992
Richmond, Virginia......       1992
Cleveland, Ohio.........       1993
Rye Brook, New York.....       1993
Boston, Massachusetts...       1993
Ft. Lauderdale,
 Florida................       1994
Rosemont, Illinois......       1994
Dallas, Texas...........       1994
Denver, Colorado........       1994

                             FISCAL YEAR
LOCATION                   OPENED/ACQUIRED
--------                   ---------------
Greensboro, North
 Carolina................       1994
New York, New York.......       1994
Santa Clara, California..       1994
Seattle, Washington......       1995
Columbus, Ohio...........       1995
Stratham, New Hampshire..       1995
Charlotte, North
 Carolina................       1995
Rolling Meadows, Illinois
 (DSP)...................       1995
New York, New York
 (NSCP)..................       1996
Walnut Creek,
 California..............       1996
Houston, Texas...........       1997
Columbia, South
 Carolina................       1997

 Corporate Services

  From its headquarters in Newton, Massachusetts and certain regional offices the Company provides its branch offices with centralized support services, including marketing, financial and accounting, legal support and purchasing. In addition, the Company has committed and expects to continue to commit substantial resources to the following areas:

    Training. The Company provides a number of training programs for its staff employees to help them stay current with emerging issues in the information technology industry. These programs include "Registry University," a four-day training and orientation workshop for new Account Managers and Resource Managers, and the "Branch Manager's Workshop," an annual series of four three-day workshops that focus on operations, business development and staff development. Drawing on the experience of the Company's most successful Resource Managers, the training department has also developed a "Best Practices" program in resource management.

    Information Services. The Company believes that its own information technology system is an important tool for enhancing productivity, promoting efficiency and improving communications within the organization. The Company also believes that its database is one of its most important assets. The Company is currently committing significant resources to improving the database search capabilities through centralization and development of a nationwide communications network.

    Human Resources. The Company believes that extending a benefits program to its IT consultants provides it with a competitive edge by promoting consultants' loyalty to the Company and enhancing its retention efforts. In this regard, the Company offers a benefits package to the Company's IT consultants nationwide. This program includes comprehensive medical insurance, a prescription drug card, term life insurance, individual long-term disability insurance, a 401(k) retirement plan and, subject to certain restrictions, the right to participate in the Company's stock purchase plan.

CLIENT BASE

  The Company focuses its sales efforts primarily on organizations with complex IT needs and currently provides IT consultants to approximately 400 clients. In the three months ended September 28, 1996, approximately 34.3% of the Company's revenue was derived from its top 10 customers, none of which accounted for more than 6.1% of revenue. The primary industries served by the Company are: financial services, manufacturing, communications, systems integration and pharmaceutical. The following table shows selected clients, categorized by industry group, for which the Company provided services in the three months ended September 28, 1996. The clients listed generated approximately $12.7 million of revenue in the aggregate for the Company for the three months ended September 28, 1996, which represents approximately 26.9% of the Company's total revenue for that period.

FINANCIAL SERVICES                                SYSTEMS INTEGRATION


First Union National Bank                         Cambridge Technology
Fleet Services Corporation                        Partners, Inc.
G.E. Capital Corporation                          Digital Equipment Corp.
John Hancock Mutual Life Insurance Co.            International Business
                                                  Machines Corp.

MANUFACTURING                                     Planning Research
                                                  Corporation  International,
                                                  Ltd.

Lockheed Martin Corp.
Silicon Graphics Inc.                             Sun Microsystems Inc.


COMMUNICATIONS                                    PHARMACEUTICAL


AT&T                                              Bristol-Myers Squibb Company
Hitachi                                           Pfizer Inc.

MCI Telecommunications Corporation
NYNEX                                             OTHER


                                                  Carolina Power & Light Co.
                                                  Philip Morris USA
                                                  Prodigy Services Company
                                                  Ryder Systems, Inc.
                                                  Virginia Electric & Power
                                                  Co.

COMPETITION

  The market for IT professional services is intensely competitive on both local and national levels. The market is served by numerous IT professional services companies, many of which have greater financial, technical and other resources than the Company. Some of these competitors have a nationwide presence equivalent to, or greater than, that of the Company. Within any given market, the Company and its competitors frequently compete for the same highly-skilled IT consultants and clients.

  The Company competes for IT consultants with other IT professional services providers, outsourcing and consulting companies, systems integrators, temporary personnel agencies and client companies. IT consultants, including those who work with The Registry, often seek assignments from more than one staffing company. Primary competitive factors for recruiting and retaining such professionals include: compensation, including timeliness of payment; availability of benefits; consistent flow of high quality, varied assignments; schedule flexibility; and an understanding of consultant skills and work preferences.

  The Company competes for clients with other IT professional services providers, outsourcing and consulting companies, systems integrators and, to a lesser extent, temporary personnel agencies. The Company considers large organizations with complex IT needs to be among its prime clients. Within a given market, there are a limited number of such potential clients, some of which have designated only certain IT professional services companies as approved providers of IT professional services. Primary competitive factors for obtaining and retaining clients include: careful matching of consultant skills with the client's requirements; selectivity in referral of consultant candidates; nationwide presence; consultant technical expertise; price of services; monitoring of client satisfaction during and after a placement; and general responsiveness to client needs.

  Although the Company believes that it competes favorably both in recruiting IT consultants and obtaining clients, there is no assurance that it will continue to be successful in doing so.

EMPLOYEES

  As of September 28, 1996, the Company had 508 employees, of whom 196 were staff IT consultants, 102 were Resource Managers, 79 were Account Managers, 41 were either Branch, Regional or corporate managers and 90 served in various administrative and accounting capacities. On that date, there were also more than 1,640 IT consultants (including the 196 staff IT consultants) working on full-time assignments for the Company's clients. The Company is not a party to any collective bargaining agreements and considers its relationships with its employees to be satisfactory.

  Approximately 89.9% of the Company's non-staff IT consultants during fiscal 1996 were treated as employees of the Company for federal and state tax purposes. For such employees, the Company pays social security taxes (FICA), federal and state unemployment taxes and workers' compensation insurance premiums. The remainder of the IT consultants worked for the Company on a subcontract basis, and the Company is not responsible for such taxes under these arrangements. The Company believes that such arrangements meet the requirements of applicable law.

PROPERTIES

  The Company's executive offices are located in Newton, Massachusetts, in approximately 18,800 square feet of leased office space, under leases that expire on September 30, 2010, from the Realty Trust. See Note 6 to "Selected Consolidated Financial Data," "Certain Transactions" and Note 14 to Consolidated Financial Statements. The Company also maintains offices and leases office space occupying between 208 and 7,835 square feet under leases terminating from May 31, 1997 to July 31, 2001 in the locations in which it maintains a branch office noted under "-- Branch Management." The Company believes that its facilities are adequate for its current operations.

LEGAL PROCEEDINGS

  On April 21, 1995, Ralph Kirkley Associates, Inc. ("Kirkley"), an IT services provider, filed suit against the Company in the District Court of Travis County, Texas, 353rd Judicial District, alleging that the Company breached a mixed oral and written contract with Kirkley to enter into an agreement to purchase substantially all of the assets comprising Kirkley's business. Kirkley's complaint seeks a declaratory judgment that a valid contract existed between Kirkley and the Company to enter into a purchase and sale agreement for Kirkley's assets, as well as actual damages of not less than $500,000, recovery of lost profits, exemplary damages of three times all actual damages awarded and attorney's fees and costs. The Company has filed a general denial of Kirkley's complaint and a counterclaim seeking return of the $100,000 deposit paid to Kirkley's escrow agent and other legal and equitable relief. No further actions have been taken with respect to this suit. On May 31, 1995, Kirkley filed a voluntary petition for bankruptcy under Chapter 11 in the United States Bankruptcy Court for the Western District of Texas. In the event Kirkley or the trustee in bankruptcy proceeds with the case, the Company intends to defend vigorously. The Company does not believe that the resolution of this matter will have a material adverse effect on its business, financial condition or results of operations.

  From time to time, the Company is involved in litigation relating to claims arising out of its operations in the normal course of business. The Company believes that it is not currently involved in any legal proceedings the resolution of which, individually or in the aggregate, would have a material adverse effect on the Company's business, financial condition or results of operation.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The executive officers and directors of the Company are as follows:

   NAME                  AGE                      POSITION
   ----                  ---                      --------
G. Drew Conway..........  39 President, Chief Executive Officer and Director
Robert E. Foley.........  48 Chief Financial Officer and Treasurer
Mark W. Biscoe..........  36 Vice President, Northeast Region
Christopher T. Cain.....  33 Vice President, Southwest Region
Anthony F. Carusone.....  48 Vice President, Southeast Region
Christopher B. Egizi....  40 Vice President, Midwest Region
James F.J. McKee........  31 Vice President, Western Region
Martin E. Goober........  31 Vice President, Operations
David E. Jackson........  45 Vice President, Network Systems Consulting Practice
Robert P. Badavas.......  43 Director
Paul C. O'Brien.........  57 Director

  Mr. Conway, the founder of the Company, has served as President, Chief Executive Officer and Director of the Company since its incorporation in May 1986 and as Treasurer from such date until March 1996. From 1983 until 1986, Mr. Conway was a founder and principal of The Experts, a technical staffing company. Mr. Conway previously served as an Account Manager with EDP Temps, a technical staffing company.

  Mr. Foley has served as Chief Financial Officer since joining the Company in July 1990 and as Treasurer since March 1996. Mr. Foley has more than 22 years of experience in finance and accounting and is also an Adjunct Professor of Finance at Northeastern University.

  Mr. Biscoe has served as Vice President, Northeast Region, since July 1996, and Vice President, New England, from November 1995 to July 1996. Mr. Biscoe joined the Company in March 1992 and has served as Branch Manager of the Newton office and Manager of the NRDT. From 1990 until 1992, Mr. Biscoe served as Branch Manager of Triple T, Inc., a technical staffing company.

  Mr. Cain has served as Vice President, Southwest Region, since January 1995. Mr. Cain joined the Company in 1990 as an Account Manager and opened the Dallas office as Branch Manager.

  Mr. Carusone has served as Vice President, Southeast Region, since February 1994. Mr. Carusone joined the Company in February 1992 and has served as Branch Manager of the Atlanta office. From July 1990 to February 1992, Mr. Carusone was employed by Status, Inc., a personnel recruiting company.

  Mr. Egizi has served as Vice President, Midwest Region, since January 1994. Mr. Egizi was a founding staff member of the Company in 1986 and has served as Vice President, Strategic Corporate Services, Branch Manager of the Newton office and Manager of the NRDT.

  Mr. McKee has served as Vice President, Western Region, since January 1996. Mr. McKee joined the Company in November 1991 as an Account Manager and subsequently opened the Santa Clara office in June 1994 as Branch Manager and the Walnut Creek, California office in August 1995. Before joining the Company, Mr. McKee was employed as an Account Executive with Spectator Publications.

  Mr. Goober has served as Vice President, Operations, since September 1995. Mr. Goober joined the Company in January 1991 as an Account Manager, and before serving as a Director of Training, served as

Branch Manager of the Newton office, and opened the Boston office. From April 1988 until December 1990, Mr. Goober served as Senior Account Manager with Sullivan & Cogliano, a technical staffing company.

  Mr. Jackson has served as Vice President, Network Systems Consulting Practice, since November 1994. Mr. Jackson joined the Company when Axiom Consulting Group, Inc., the network implementation consulting firm he founded in December 1991, was acquired by the Company. From 1989 to 1991, Mr. Jackson served as Vice President of Sales and Marketing of The DMW Group, Inc., a network management consulting firm. Mr. Jackson has 22 years of experience in the networking and communications industry.

  Mr. Badavas became a director of the Company in May 1996. Mr. Badavas has been President and Chief Executive Officer of Cerulean Technology, Inc., a provider of mobile information systems applications, since December 1995. From October 1986 through October 1995, Mr. Badavas was employed by Chipcom Corporation, a manufacturer of computer networking intelligent switching systems, where he served as Senior Vice President, Finance, from July 1994 to October 1995, Vice President, Finance, from October 1986 to July 1994 and Chief Financial Officer and Treasurer, from October 1986 to October 1995.

  Mr. O'Brien became a director of the Company in April 1996. Mr. O'Brien is the President of The O'Brien Group, Inc., a consulting firm in the areas of community relations and external affairs that he founded in January 1995. Before founding The O'Brien Group, Mr. O'Brien was employed by New England Telephone and Telegraph Company, most recently as Chairman of the Board from June 1993 to December 1994 and as President and Chief Executive Officer from October 1988 to June 1993. Mr. O'Brien is also a director of Bank of Boston Corporation, Cambridge NeuroScience, Inc., First Pacific Networks Inc. and Shiva Corporation.

  Each officer serves at the discretion of the Board of Directors. There are no family relationships among any of the directors and executive officers of the Company.

  The Board of Directors has an Audit Committee and a Compensation Committee. The Audit Committee, presently composed of Messrs. Badavas and O'Brien, reviews the Company's accounting practices, internal accounting controls and financial results and oversees the engagement of the Company's independent auditors. The Compensation Committee, also composed of Messrs. Badavas and O'Brien, reviews and recommends to the Board of Directors the salaries, bonuses and other forms of compensation for executive officers of the Company and administer various compensation and benefit plans, including the 1996 Stock Plan and the 1996 Employee Stock Purchase Plan. The Board of Directors does not maintain a nominating committee or a committee performing similar functions.

  The Company's Restated Articles of Organization provide that the Board of Directors is classified into three classes, with the members of the respective classes serving for staggered three-year terms. The first class consists of Mr. Badavas, the second class consists of Mr. O'Brien and the third of Mr. Conway. At each annual meeting of stockholders, nominees for director will be eligible for re-election or election for three-year terms. See "Description of Capital Stock -- Massachusetts Law and Certain Provisions of the Company's Articles of Organization and By-Laws."

DIRECTOR COMPENSATION

  Directors of the Company who are not officers or employees of the Company are paid $1,000 for each Board meeting attended and an annual fee of $1,000 for each membership on a committee of the Board. In addition, each non-employee director is granted stock options pursuant to the Company's 1996 Eligible Directors Stock Plan described under "Stock Awards."

EXECUTIVE COMPENSATION

  The following table sets forth certain information regarding all compensation received by the Company's Chief Executive Officer and each of the other four most highly compensated executive officers during fiscal 1995 and 1996 (the "Named Executive Officers"):

                          SUMMARY COMPENSATION TABLE

                                  ANNUAL COMPENSATION(1)       SECURITIES
NAME AND PRINCIPAL POSITION       YEAR  SALARY   BONUS   UNDERLYING OPTIONS
---------------------------       ---- -------- -------- ------------------
G. Drew Conway................... 1996 $520,000 $    --           --
President and Chief Executive     1995  537,500      --           --
Officer
Anthony F. Carusone.............. 1996   97,940  199,052       50,000
Vice President, Southeast Region  1995   75,260  120,231          --
Christopher B. Egizi............. 1996  201,800   80,000       60,000
Vice President, Midwest Region    1995  201,400   12,500          --
Mark W. Biscoe................... 1996   97,745  167,867       50,000
Vice President, Northeast Region  1995   86,269   71,308          --
Martin E. Goober................. 1996  118,600  139,000       50,000
Vice President, Operations        1995  109,132   47,500          --

--------
(1) Annual compensation amounts do not include the dollar value of perquisites and other personal benefits which did not exceed the lesser of $50,000 or 10 percent of salary and bonus for any Named Executive Officer.

EMPLOYMENT AGREEMENTS

  Effective June 30, 1996, the Company entered into an employment agreement (the "Employment Agreement") with Mr. Conway pursuant to which Mr. Conway is employed as President and Chief Executive Officer of the Company. The Employment Agreement provides for a term of four years and an annual base salary of $400,000, $425,000, $475,000 and $525,000 in the first through fourth years of the term. Mr. Conway is also eligible for a bonus based on performance criteria pre-established by the Compensation Committee for each year and subject to a maximum limitation of $160,000 in the first year. The Employment Agreement provides that if Mr. Conway's employment is terminated without "cause" (as defined in the Employment Agreement) or if Mr. Conway terminates his employment for "good reason" (as defined in the Employment Agreement), the Company will pay Mr. Conway severance equal to two years of base compensation plus a portion of the bonus paid or payable with respect to the immediately preceding full employment year based on days of service in the year of termination. In addition, if Mr. Conway's employment is terminated at the end of the Employment Agreement, he will be entitled to severance equal to one year of base compensation. The Employment Agreement also contains non-competition and non-solicitation covenants during the employment term and for a two-year period thereafter. Mr. Conway is also provided with certain registration rights with respect to his shares of Common Stock, described under "Description of Common Stock."

  No stock options were granted during fiscal 1995 to any Named Executive Officer. The following table sets forth certain information concerning grants of stock options made during fiscal 1996 to each of the Named Executive
Officers:

                       OPTION GRANTS IN LAST FISCAL YEAR

                            INDIVIDUAL GRANTS
             -----------------------------------------------
                                                              POTENTIAL REALIZABLE
             NUMBER OF   PERCENT OF                             VALUE AT ASSUMED
             SECURITIES TOTAL OPTIONS                         ANNUAL RATES OF STOCK
             UNDERLYING  GRANTED TO   EXERCISE OR            PRICE APPRECIATION FOR
              OPTIONS   EMPLOYEES IN  BASE PRICE  EXPIRATION    OPTION TERMS (2)
   NAME      GRANTED(1)  FISCAL YEAR   ($/SHARE)     DATE        5%         10%
   ----      ---------- ------------- ----------- ---------- -----------------------
G. Drew
Conway.....     --           --           --         --         --          --
Mark W.
Biscoe.....    50,000        4.1%       $11.00     3/06/06   $  345,892 $    876,558
Anthony F.
Carusone...    50,000        4.1%       $11.00     3/06/06   $  345,892 $    876,558
Christopher
B. Egizi...    60,000        5.0%       $11.00     3/06/06   $  415,070 $  1,051,870
Martin E.
Goober.....    50,000        4.1%       $11.00     3/06/06   $  345,892 $    876,558

--------
(1) The expiration date of each option is the tenth anniversary of the date on which it was originally granted. These options are exercisable in five equal installments commencing on December 10, 1996 and annually thereafter commencing on December 15, 1997.
(2) In accordance with the rules of the Securities and Exchange Commission, the amounts shown on this table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10%, compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of the Common Stock, the option holders' continued employment through the option period, and the date on which the options are exercised.

  The following table sets forth certain information concerning the number and value of unexercised options held by each of the Named Executive Officers on June 29, 1996. No options were exercised by any of the Named Executive Officers during fiscal 1995 or 1996 and at fiscal year-end no options were exercisable.

  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                    VALUES

                                      NUMBER OF SECURITIES  VALUE OF UNEXERCISED
                                     UNDERLYING UNEXERCISED     IN-THE-MONEY
                                       OPTIONS AT FISCAL     OPTIONS AT FISCAL
NAME                                        YEAR END            YEAR END (1)
----                                 ---------------------- --------------------
G. Drew Conway......................            --                      --
Mark W. Biscoe......................         50,000              $  912,500
Anthony F. Carusone.................         50,000              $  912,500
Christopher B. Egizi................         60,000              $1,095,000
Martin E. Goober....................         50,000              $  912,500

--------
(1) Value is based upon the difference between the fair market value of $29.25 per share, which was the closing sale price per share of Common Stock on the Nasdaq National Market on the last trading day of the 1996 fiscal year, less the option exercise price payable per share multiplied by the number of shares underlying the option.

  No stock appreciation rights were granted to any Named Executive Officer during fiscal 1995 or 1996, nor were any outstanding at June 29, 1996.

STOCK PLANS

  1996 Stock Plan. The Company's 1996 Stock Plan was approved by the Board of Directors on March 6, 1996 and by the then sole stockholder on March 22, 1996. On January 9, 1997, the Board of Directors, subject to stockholder approval, voted to amend the 1996 Stock Plan by increasing the number of shares of Common Stock available for issuance thereunder by 2,000,000, to an aggregate of 3,600,000 shares of Common Stock. Mr. Conway, who will own approximately 50.4% of the outstanding shares of the Company's Common Stock after the offering, has indicated that he will vote as a stockholder in favor of such amendment. The 1996 Stock Plan provides for the grant or award of stock options, restricted stock and stock bonus awards (collectively, the "Awards"). Stock options granted under the 1996 Stock Plan may be either incentive stock options or non-qualified stock options. The purpose of the 1996 Stock Plan is to attract and retain outstanding employees through stock incentives. Regular full-time employees of the Company, including officers but excluding directors who are not officers, are eligible to receive Awards.

  The 1996 Stock Plan is administered by the Compensation Committee. Subject to the provisions of the 1996 Stock Plan, the Committee has the authority to designate participants and determine the types of Awards to be granted, the number of shares to be covered by each Award, the time at which each Award is exercisable or may be settled, the method of payment and any other terms and conditions of the Awards. All Awards shall be evidenced by an Award agreement between the Company and the participant.

  Although the Committee determines the prices at which options and other Awards may be exercised under the 1996 Stock Plan, the exercise price of an incentive stock option shall be at least 100% of the fair market value (as determined under the terms of the 1996 Stock Plan) of a share of Common Stock on the date of grant. Upon stockholder approval of the amendment referred to above, the aggregate number of shares of Common Stock available for Awards under the Plan will be 3,600,000. No Awards may be made under the 1996 Stock Plan after March 6, 2006. As of September 28, 1996, options to purchase an aggregate of 1,222,250 shares of Common Stock were outstanding under the 1996 Stock Plan.

  1996 Employee Stock Purchase Plan. The Company's 1996 Employee Stock Purchase Plan (the "1996 Purchase Plan") was adopted by the Board of Directors and approved by the then sole stockholder on March 29, 1996. A total of 300,000 shares of Common Stock has been reserved for issuance under the 1996 Purchase Plan. The 1996 Purchase Plan, which is intended to qualify under
Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"), will be implemented by one offering during each six-month period and is administered by the Board of Directors of the Company or by the Compensation Committee. Employees are eligible to participate if they have been employed by the Company for at least 18 months. The 1996 Purchase Plan permits eligible employees to purchase up to 200 shares of Common Stock in any six-month offering period through payroll deductions, which may not exceed 10% of an employee's compensation, at a price equal to 85% of the lower of the fair market value of the Common Stock at the beginning or at the end of each six-month offering period. Employees may end their participation in the offering at any time during the offering period, and participation ends automatically on termination of employment with the Company. The 1996 Purchase Plan will terminate on March 29, 2006.

  1996 Eligible Directors Stock Plan. The Company's 1996 Eligible Directors Stock Plan (the "Directors Stock Plan") was approved by the Board of Directors and by the Company's then sole stockholder on March 29, 1996. Under the Directors Stock Plan, each director who is not an officer, employee or consultant of the Company or any subsidiary of the Company (an "outside director") will be granted, upon first being elected to the Board of Directors, an option to purchase 20,000 shares of Common Stock at an exercise price equal to the fair market value on the date of the grant. A total of 100,000 shares of Common Stock are available for awards under the Directors Stock Plan. The options granted under the Directors Stock Plan vest in four equal annual installments commencing one year after the date of grant. No options may be granted under the Directors Stock Plan after March 29, 2006. In connection with their initial election to the Board of Directors, each of Messrs. O'Brien and Badavas was granted an option to purchase 20,000 shares at an exercise price of $11.00 per share in the case of Mr. O'Brien and $13.00 per share in the case of Mr. Badavas, the fair market value of the Common Stock on the date of grant.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Prior to the Company's initial public offering in June 1996, the Company had no Compensation Committee or other committee performing similar functions and decisions concerning executive compensation were made by Mr. Conway, the President, Chief Executive Officer and then sole stockholder of the Company, together with Mr. Foley, the Chief Financial Officer of the Company. Since June 1996, decisions concerning executive compensation have been made by the Compensation Committee, consisting of Messrs. O'Brien and Badavas, neither of whom is or has ever been an officer, employee or consultant of the Company.

                             CERTAIN TRANSACTIONS

  On September 19, 1995, the Company entered into four lease agreements, each with a term ending on September 30, 2010, with the Realty Trust for a total of approximately 18,800 square feet of office space located at 189 Wells Avenue, Newton, Massachusetts at an annual rent of approximately $357,000. The Company's executive offices are located in these spaces. Mr. Conway is the sole beneficiary of the Realty Trust and Mr. Foley is the trustee of the Realty Trust. Management believes that the terms of each lease agreement are no less favorable to the Company than could be obtained in a transaction with an unrelated third party.

  The Realty Trust acquired the building in August 1992 with approximately $170,000 borrowed from the Company pursuant to the Realty Trust Loan described below and approximately $1,650,000 in bank financing. The Realty Trust, and not the Company, acquired the building based on the advice of the Company's advisors and lending banks that (i) the Company should not be in the business of owning and operating real estate and (ii) the Company should not be burdened by additional debt on its books, given its debt to equity ratio. In connection with the refinancing of the Realty Trust's mortgage on the building in September 1995, approximately $649,000 of the proceeds from the refinancing were distributed to Mr. Conway. See Note 14 to Consolidated Financial Statements. Pursuant to the terms of the loan between the Realty Trust and the Company, the Realty Trust repaid the outstanding loan balances upon the closing of the Company's initial public offering and the Realty Trust now has an equity interest in the building.

  Beginning in May, 1990 the Company made certain loans ("Loans") to Mr. Conway. The largest amount outstanding under all such Loans was $1,108,982 on September 25, 1995. The outstanding balance under the Loans accrued interest at the rate of 10% per annum. Of these proceeds, $300,000 was used for capital contributions to America's Registry and the balance was used for personal purposes. Mr. Conway repaid all of such indebtedness, including accrued interest, following the Company's initial public offering in June 1996.

  Beginning on August 25, 1992, the Company made certain loans to the Realty Trust, used to purchase and operate the office building at 189 Wells Avenue, Newton, Massachusetts, in which the Company's executive offices are located (the "Realty Trust Loan"). The largest amount outstanding under such loans was $420,988 as of May 30, 1996, the date of the note evidencing such indebtedness. Pursuant to the terms of the Realty Trust Loan, the Realty Trust repaid the outstanding balances thereunder following the Company's initial public offering in June 1996.

  In December 1995, America's Registry paid dividends to Mr. Conway totaling $861,500, of which amount Mr. Conway used $645,000 to repay principal and accrued interest on the Loans. See "Dividend Policy."

  In November 1994, the Company acquired Axiom Consulting Group, Inc. ("Axiom") (currently doing business as "Network Systems Consulting Practice" or "NSCP") pursuant to a Stock Purchase Agreement dated as of November 30, 1994 by and among the Company, Axiom and each of the stockholders of Axiom (the "Purchase Agreement"). Mr. Jackson was President and a principal stockholder of Axiom and, in exchange for his stock, received $97,500 at the closing of the acquisition and a subordinated, non-negotiable promissory note in the principal amount of $292,500, with interest at the prime rate as recalculated on each anniversary of the note, payable in six equal semi-annual installments commencing May 30, 1996. In addition, Mr. Jackson is eligible to receive certain additional payments for his stock equal to 39% (representing his equity interest in Axiom) of an amount equal to (i) 30% of the net profits, if any, of NSCP (determined in accordance with the Purchase Agreement) for the 12 months ended November 30, 1996, plus (ii) 25% of the net profits, if any, of NSCP for the 12 months ended November 30, 1997, plus (iii) 20% of the net profits, if any, of NSCP for the 12 months ended November 30, 1998, provided that if the actual total revenue for NSCP (determined in accordance with the Purchase Agreement) for the 12 months ended November 30, 1998 exceeds the revenue targeted for such period in NSCP's strategic plan, then the payment shall equal the greater of 20% of the net profit, if any, of NSCP for the 12 months ended November 30, 1998 or $3 million less the aggregate amount of contingent payments previously paid under clauses (i) and
(ii) above.

  Mr. O'Brien, a director of the Company, is a director of Bank of Boston Corporation. The First National Bank of Boston, a subsidiary of Bank of Boston Corporation, serves as the Company's Transfer Agent and Registrar.

  The Company has adopted a policy that all material transactions between the Company and its officers, directors and other affiliates must (i) be approved by a majority of the members of the Company's Board of Directors and by a majority of the disinterested members of the Company's Board of Directors and
(ii) be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                      PRINCIPAL AND SELLING STOCKHOLDERS

  The following table sets forth as of the date of this Prospectus, and as adjusted to reflect the sale of the shares offered hereby, certain information with respect to the beneficial ownership of the Common Stock by: (i) each person known by the Company to beneficially own more than 5% of the Common Stock; (ii) each director of the Company; (iii) each of the Named Executive Officers; (iv) each Selling Stockholder; and (v) all directors and executive officers of the Company as a group. The Company believes that the beneficial owners of the Common Stock listed below, based on information furnished by such owners, have sole voting and investment power with respect to such shares.

                                         SHARES BENEFICIALLY               SHARES BENEFICIALLY
                                           OWNED PRIOR TO                    OWNED AFTER THE
                                            OFFERING (1)          NUMBER     OFFERING (1)(2)
DIRECTORS, NAMED EXECUTIVE OFFICERS AND  ----------------------- OF SHARES -----------------------
  5% AND SELLING STOCKHOLDERS              NUMBER     PERCENT     OFFERED    NUMBER     PERCENT
---------------------------------------  ------------ ---------- --------- ------------ ----------
G. Drew Conway (3)+..............           7,697,560     60.9%   700,000     6,997,560     50.4%
 Director, President and
 Chief Executive Officer
Robert P. Badavas................               5,000     *         --            5,000     *
 Director
Paul C. O'Brien..................               5,000     *         --            5,000     *
 Director
Mark W. Biscoe (4)...............              12,400     *         --           12,400     *
 Vice President, Northeast Region
Anthony F. Carusone (4)..........              12,200     *         --           12,200     *
 Vice President, Southeast Region
Christopher B. Egizi (5).........              19,200     *         --           19,200     *
 Vice President, Midwest Region
Martin E. Goober (4).............              11,950     *         --           11,950     *
 Vice President, Operations
James D. Campbell................             122,943    1.0       61,471        61,472     *
William J. Campbell (6)(7).......             715,158    5.7      353,463       361,695      2.6
Charles E. Entrekin, Jr..........             263,450    2.1      131,725       131,725     *
Essex Performance Fund L.P. .....              37,047     *        18,523        18,524     *
Essex Special Growth                                                                        *
 Opportunities Fund L.P. ........               4,802     *         2,401         2,401
Essex High Tech. Foreign Fund                  11,663     *         5,831         5,832     *
 L.P. ...........................
Essex New Discovery Fund L.P. ...              21,954     *        10,977        10,977     *
Thomas W. Fife (6)...............              20,855     *         6,311        14,544     *
James J. Flaherty................             153,182    1.2       58,333        94,849     *
Patrick J. Flaherty..............             153,182    1.2       58,333        94,849     *
Timothy J. Guilfoil..............             153,182    1.2       58,333        94,849     *
Judith Hamilton (6)..............              20,855     *         6,311        14,544     *
Santosh S. Krishnan..............             153,182    1.2       58,333        94,849     *
Luke Family Trust (8)............              31,833     *        12,623        19,210     *
William Magidson (9).............               1,920     *           823         1,097     *
Donald C. Peterson...............             153,182    1.2       58,333        94,849     *
Raj Ponnuswamy...................             153,182    1.2       58,333        94,849     *
Marc L. Steuer (6)...............              20,855     *         6,311        14,544     *
Guy J. Vaillancourt (10).........              27,991     *         3,018        24,973     *
Robert Warshawer.................             179,475    1.4       89,737        89,738     *
Charles Yazel....................              12,623     *         6,311         6,312     *
All directors and executive offi-
 cers as a group (11 persons)....           7,808,210     61.4%   700,000     7,108,210     51.0%

--------
 + c/o The Registry, Inc.
  189 Wells Avenue
  Newton, MA 02159
 * Less than one percent.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the shares. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days following the date of this Prospectus are deemed outstanding for computing the share ownership and percentage of the person holding such options, but are not deemed outstanding for computing the percentage of any other person.
(2) Assumes no exercise of the Underwriters' over-allotment option to purchase up to an aggregate of 450,000 shares of Common Stock from the Company. If the over-allotment option is exercised in full, Mr. Conway will own 48.8% of the total Common Stock outstanding after completion of the offering.
(3) Includes 2,200 shares of Common Stock held by trusts for which Mr. Conway serves as trustee.
(4) Includes 10,000 shares of Common Stock issuable upon exercise of options which are currently exercisable or exercisable within 60 days.
(5) Includes 12,000 shares of Common Stock issuable upon exercise of options which are currently exercisable or exercisable within 60 days.
(6) Includes 8,232 shares of Common Stock issuable upon exercise of options which are currently exercisable or exercisable within 60 days.
(7) The address for Mr. William Campbell is 372 King Rd., Atlanta, Ga. 30342.
(8) Includes 6,586 shares of Common Stock issuable upon exercise of options which are held by a trustee of the Luke Family Trust and are currently exercisable or exercisable within 60 days.
(9) Includes 274 shares of Common Stock issuable upon exercise of options which are currently exercisable or exercisable within 60 days.
(10) Includes 21,954 shares of Common Stock issuable upon exercise of options which are currently exercisable or exercisable within 60 days.

                         DESCRIPTION OF CAPITAL STOCK

  The authorized capital stock of the Company consists of 50,000,000 shares, of which 49,000,000 shares are designated Common Stock, no par value per share, and 1,000,000 shares are designated Preferred Stock, par value $0.10 per share. The following summary description of the capital stock of the Company is qualified in its entirety by reference to the Company's restated articles of organization ("Articles of Organization") and amended and restated by-laws ("By-laws"), copies of which are filed as exhibits to the Registration Statement of which this Prospectus is a part.

COMMON STOCK

  As of January 6, 1997, there were 12,636,128 shares of Common Stock outstanding, held of record by 66 stockholders. Holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders and to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor, subject to preferences that may be applicable to any outstanding Preferred Stock. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding shares of Preferred Stock. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. All of the outstanding shares of Common Stock are, and the shares of Common Stock offered by the Company in this offering will be, fully paid and nonassessable. The rights, privileges and preferences of Common Stock are subject to, and could be adversely affected by, the issuance of Preferred Stock.

PREFERRED STOCK

  Pursuant to the Company's Articles of Organization, the Board of Directors has the authority to issue 1,000,000 shares of Preferred Stock. Within the limitations established by law, the Board of Directors is authorized to fix or alter the dividend rights, dividend rates, rights and terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preference, conversion rights, voting rights and other rights of any unissued shares of Preferred Stock, and to fix and amend the number of shares constituting any issued or unissued series and the designation thereof, or any of the foregoing. The issuance of Preferred Stock in certain circumstances may have the effect of delaying, deterring or preventing a change in control of the Company, may discourage bids for the Company's Common Stock at a premium over the market price of the Common Stock and may adversely affect the market price of, and the voting and other rights of the holders of, the Common Stock. Upon the completion of this offering, the Company will have no shares of Preferred Stock outstanding. At present the Company has no plans to issue any shares of Preferred Stock.

MASSACHUSETTS LAW AND CERTAIN PROVISIONS OF THE COMPANY'S ARTICLES OF ORGANIZATION AND BY-LAWS

  The Company has elected to be governed by Chapter 110F of the Massachusetts General Laws, an anti-takeover law. In general, this statute prohibits a publicly-held Massachusetts corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless (i) the interested stockholder obtains the approval of the board of directors before becoming an interested stockholder, (ii) the interested stockholder acquires 90% of the outstanding voting stock of the corporation (excluding shares held by certain affiliates of the corporation) at the time it becomes an interested stockholder, or (iii) the business combination is approved by both the board of directors and the holders of two-thirds of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder). An "interested stockholder" is a person who, together with affiliates and associates, owns (or at any time within the prior three years did own) 5% or more of the outstanding voting stock of the corporation. A "business combination" includes a merger, a stock or asset sale, and certain other transactions resulting in a financial benefit to the interested stockholder. The Company may at any time elect not to be governed by Chapter 110F by vote of a majority of its stockholders, but such an election would not be effective for 12 months and would not apply to a business combination with any person who became an interested stockholder before such election.

  Massachusetts General Laws Chapter 156B, Section 50A, generally requires that publicly-held Massachusetts corporations have a classified board of directors consisting of three classes as nearly equal in size as possible, with one class to be elected each year to a three-year term. This statute also provides that directors of publicly-held Massachusetts corporations may only be removed for "cause." "Cause" includes (i) a felony conviction, (ii) declaration of an unsound mind, or (iii) intentional misconduct or a knowing violation of law, if the director derives an improper and substantial personal benefit from his actions and his actions materially injure the Company. This statute further provides that (a) vacancies and newly-created directorships may be filled solely by a majority of directors remaining in office, (b) directors elected to fill any vacancy hold office for the remainder of the full term of the class to which they are elected, (c) no decrease in the number of directors shortens the term of any incumbent director, and (d) the number of directors is to be fixed only by vote of the board. The Company has elected not to be governed by Chapter 156B, Section 50A, but has included provisions substantially similar to those of Section 50A in its Articles of Organization and By-laws. The classification of Directors may have the effect of making it more difficult for stockholders to change the composition of the Board of Directors in a relatively short period of time. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of the Board of Directors. This delay will provide the Board of Directors with additional time to evaluate proposed takeover efforts and other extraordinary corporate transactions, to consider appropriate alternatives to such proposals and to act in what it believes to be the best interest of the stockholders. The classified Board of Directors provision may only be amended, altered, changed or repealed, and any inconsistent provision may only be adopted, by a vote of holders of 75% of the shares entitled to vote at an election of directors.

  The Company's Articles of Organization include a provision that excludes the Company from the applicability of Massachusetts General Laws Chapter 110D, entitled "Regulation of Control Share Acquisitions." In general, this statute provides that any stockholder of a corporation subject to this statute who acquires beneficial ownership of 20% or more or the outstanding voting stock of a corporation may not vote such stock unless the stockholders of the corporation so authorize. (For purposes of the statute, a person is not deemed to be a beneficial owner of shares as to which such person may exercise voting power solely by virtue of a revocable proxy conferring the right to vote.) The Board of Directors may amend the Company's By-laws at any time to subject the Company to this statute prospectively.

  The Company's By-laws require that nominations for the Board of Directors made by a stockholder comply with certain notice procedures. In the case of an annual meeting or a special meeting in lieu of an annual meeting, a notice by a stockholder of a planned nomination must be given not more than 90 days and not less than 60 days before the first anniversary of the preceding year's annual meeting, provided that if the date of the annual meeting or special meeting in lieu of an annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by a stockholder must be given not more than 90 days before the meeting and not less than the later of 60 days before the meeting or 10 days after the date on which public announcement of the date of the meeting is first made by the Company. In the case of a special meeting (other than a special meeting in lieu of an annual meeting), notice by a stockholder must be given not more than 90 days before such meeting and not less than the later of 60 days before such meeting or 10 days after the date on which public announcement of the date of the meeting is first made by the Company. The stockholder's notice of nomination must include particular information about the stockholder, the nominee and any beneficial owner on whose behalf the nomination is made. The Company may require any proposed nominee to provide such additional information as is reasonably required to determine the eligibility of the proposed nominee.

  The By-laws require that a stockholder seeking to have any business conducted at a meeting of stockholders give notice to the Company in accordance with certain procedures specified in the By-Laws, including a timetable for notification identical to the timetable for nominating members of the Board of Directors described in the preceding paragraph. The notice from the stockholder must describe the proposed business to be brought before the meeting and include information about the stockholder making the proposal, any beneficial owner on whose behalf the proposal is made, and any other stockholder known to be supporting the proposal.

  The By-laws require the Company to call a special meeting of stockholders at the request of stockholders holding at least 40% of the voting power of the Company, the minimum threshold for publicly-held Massachusetts corporations required by Massachusetts General Laws, Chapter 156B, Section 34. Upon adoption, certain provisions in the Company's By-laws pertaining to stockholders and directors (including the provisions described above pertaining to nominations and the presentation of business before a meeting of the stockholders) may not be amended and no provision inconsistent therewith may be adopted without the approval of either the Board of Directors or the holders of at least 75% of the voting power of the Company.

  The Company's Articles of Organization include provisions eliminating the personal liability of the Company's directors for monetary damages resulting from breaches in their fiduciary duty to the extent permitted by the Massachusetts Business Corporation Law. Additionally, the Company's Articles of Organization provide that the Company shall indemnify each person who is or was a director, officer, employee or other agent of the Company, and each person who is or was serving at the request of the Company as a director, trustee, officer, employee or other agent of another organization in which it directly or indirectly owns shares or of which it is directly or indirectly a creditor, against all liabilities, costs and expenses reasonably incurred by any such person in connection with the defense or disposition of or otherwise in connection with or resulting from any action, suit or other proceeding in which they may be involved by reason of being or having been such a director, officer, employee, agent or trustee, or by reason of any action taken or not taken in such capacity, except with respect to any matter as to which such person shall have been finally adjudicated by a court of competent jurisdiction not to have acted in good faith in the reasonable belief that his or her action was in the best interest of the Company and provided that indemnification for matters that are settled requires approval by (i) a majority of disinterested directors, or if there are not at least two such directors, a majority of the directors based upon a finding by independent legal counsel that the statutory standard appears to have been met; (ii) the holders of a majority of the shares of stock entitled to vote for directors of the Company, exclusive of shares held by interested directors and officers; or
(iii) a court of competent jurisdiction.

  The Articles of Organization provide that certain transactions, such as the sale, lease or exchange of all or substantially all of the Company's property and assets and the merger or consolidation of the Company into or with a 10% or greater stockholder or its affiliates must be authorized by the approval of the holders of 75% of the shares of each class of stock entitled to vote thereon, rather than by two-thirds as otherwise provided by statute, provided that such transactions may be approved by the holders of a majority of the shares of each class of stock entitled to vote thereon if (i) they have been authorized by a majority of the members of the Board of Directors who are not affiliates of the 10% stockholder and were directors before the 10% stockholder acquired his interest or who are successors to such directors, having been recommended to succeed such directors by a majority of the continuing directors; and (ii) the requirements of any other applicable provision of the Articles of Organization have been met.

  Subject to the above limitations, the Articles of Organization provide that certain transactions, including the sale, lease or exchange of all or substantially all of the property or assets of the Company, or the merger or consolidation of the Company, which under the Massachusetts Business Corporation Law would otherwise require approval by the affirmative vote of two-thirds of the shares of each class of stock entitled to vote thereon, may be approved by the vote of a majority of such stockholders, provided that a majority of the Board of Directors has recommended approval of the transaction to the stockholders.

  Certain of the provisions of the Articles of Organization and By-Laws discussed above would make more difficult or discourage a proxy contest or the assumption of control by a holder of a substantial block of the Company's stock. Such provisions could also have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its stockholders. In addition, since the Articles of Organization and By-Laws are designed to discourage accumulations of large blocks of the Company's stock by purchasers whose objective is to have such stock repurchased by the Company at a premium, such provisions could tend to reduce the temporary fluctuations in the market price of the Company's stock which are caused by such accumulations. Accordingly, stockholders could be deprived of certain opportunities to sell their stock at a potentially higher market price.

REGISTRATION RIGHTS

  In connection with his Employment Agreement with the Company, Mr. Conway has been provided with registration rights that entitle him to notice of, and inclusion of shares of Common Stock in, any registration of shares of Common Stock by the Company for its account or otherwise (other than certain registrations relating solely to employee benefit plans or certain business combinations), provided that in any underwritten offering, the number of shares of Common Stock that Mr. Conway may include in such offering will be subject to reduction before any reduction of shares of Common Stock by the Company if the underwriters determine that marketing factors require a limitation on the number of shares to be included in the offering.

  In connection with the acquisition of ARI, the Company granted registration rights to the former stockholders of ARI. As a result, the holders of 1,431,682 shares of Common Stock (the "ARI Registrable Securities") are entitled to certain rights with respect to the registration of such shares under the Securities Act of 1933, as amended (the "Securities Act"). On no more than three occasions, these holders have the right to require the Company to effect the registration of all or a portion of the ARI Registrable Securities under the Securities Act, subject to certain conditions and limitations.

  In connection with the acquisition of SCR, the Company granted registration rights to the former stockholders of SCR. As a result, the holders of 919,092 shares of Common Stock (the "SCR Registrable Securities," and together with the ARI Registrable Securities, the "Registrable Securities") are entitled to certain rights with respect to the registration of such shares under the Securities Act. On no more than one occasion, these holders have the right to require the Company to effect the registration of all or a portion of SCR Registrable Securities under the Securities Act, subject to certain conditions and limitations.

  In addition, in the event the Company proposes to register any of its securities under the Securities Act either for its own account or the account of other security holders, the holders of Registrable Securities are entitled to notice of such registration and may request the Company to include all or a portion of their Registrable Securities in such registration, subject to certain marketing and other limitations. The Company may in certain circumstances defer such registrations and the underwriters have the right, subject to certain limitations, to limit the number of Registrable Securities included in such registrations. All of the shares of Common Stock being sold by the Selling Stockholders in this offering are being sold pursuant to registration rights.

  The Company has agreed to bear all expenses incurred in connection with any such registrations, other than the fees and disbursements of counsel selected by the holders of the Registrable Securities and underwriting commissions and discounts applicable to such Registrable Securities.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Company's Common Stock is The First National Bank of Boston.

                                 UNDERWRITING

  Subject to the terms and conditions of the Underwriting Agreement, the Company and the Selling Stockholders have agreed to sell to each of the Underwriters named below, and each of such Underwriters, for whom Adams, Harkness & Hill, Inc., Montgomery Securities and J.C. Bradford & Co. are acting as representatives (the "Representatives"), has severally agreed to purchase from the Company and the Selling Stockholder, the respective numbers of shares of Common Stock set forth opposite each Underwriter's name below:

                                                                     NUMBER OF
                                                                     SHARES OF
UNDERWRITER                                                         COMMON STOCK
-----------                                                         ------------
Adams, Harkness & Hill, Inc........................................
Montgomery Securities..............................................
J.C. Bradford & Co.................................................
                                                                     ---------
  Total............................................................  3,000,000
                                                                     =========

  Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all shares offered hereby, if any are taken.

  The Underwriters propose to offer the shares of Common Stock in part directly to the public at the public offering price set forth on the cover page of this Prospectus, and in part to certain securities dealers at such
price less a concession not in excess of $    per share. The Underwriters may
allow, and such dealers may reallow, a concession not in excess of $    per
share to certain brokers and dealers. After the shares of Common Stock are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Representatives.

  The Company has granted the Underwriters an option exercisable for 30 days after the date of this Prospectus to purchase up to an aggregate of 450,000 additional shares of Common Stock to cover over-allotments, if any. If the Underwriters exercise their over-allotment option, the Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares to be purchased by each of them, as shown in the foregoing table, bears to the 3,000,000 shares of Common Stock offered hereby. The Underwriters may exercise such option only to cover over-allotments in connection with the sale of the 3,000,000 shares of Common Stock offered hereby.

  The Company has agreed not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of Adams, Harkness & Hill, Inc., except for the shares of Common Stock offered hereby and except that the Company may issue securities pursuant to the Company's stock plans and in connection with certain acquisitions, subject to certain restrictions. In addition, G. Drew Conway, the President, Chief Executive Officer and principal stockholder of the Company, who will hold an aggregate of 6,997,560 shares of Common Stock following the offering, for a period of 180 days after the date of this Prospectus, and the Company's executive officers, directors and certain Selling Stockholders, who will hold an aggregate of 1,395,590 shares after the offering, for a period of 90 days after the date of this Prospectus, have agreed with the Underwriters not to offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of Common Stock owned beneficially by them, other than as a bona fide gift or gifts to or in trust for a person or entity who or which agrees in writing to be bound by the foregoing restrictions, without the prior written consent of Adams, Harkness & Hill, Inc.

  The Representatives of the Underwriters have advised the Company that the Underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

  In general, the rules of the Securities and Exchange Commission (the "Commission") will prohibit the Underwriters from making a market in the Company's Common Stock during the "cooling off" period immediately preceding the commencement of sales in the offering. The Commission has, however, adopted exemptions from these rules that permit passive market making under certain conditions. These rules permit an Underwriter to continue to make a market subject to the conditions, among others, that its bid not exceed the highest bid by a market maker not connected with the offering and that its net purchases on any one trading day not exceed prescribed limits. Pursuant to these exemptions, certain Underwriters, selling group members (if any) or their respective affiliates may engage in passive market making in the Company's Common Stock during the cooling off period.

  The Company and the Selling Stockholders have agreed to indemnify the several Underwriters against or contribute to losses arising out of certain liabilities, including liabilities under the Securities Act.

                           VALIDITY OF COMMON STOCK

  The validity of the Common Stock being offered hereby will be passed upon for the Company by Ropes & Gray, Boston, Massachusetts. Certain legal matters in connection with this offering will be passed upon for the Underwriters by Hale and Dorr LLP, Boston, Massachusetts.

                                    EXPERTS

  The consolidated financial statements of The Registry, Inc. as of June 29, 1996 and June 24, 1995, and for the years ended June 29, 1996, June 24, 1995 and May 31, 1994 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and the Commission's regional offices at 7 World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the public reference section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically, such as the Company. The address of the Commission's Web site is http://www.sec.gov.

                            ADDITIONAL INFORMATION

  The Company has filed with the Commission a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock offered hereby. This Prospectus, which constitutes part of the Registration Statement, omits certain of the information contained in the Registration Statement and the exhibits and schedules thereto on file with the Commission pursuant to the Securities Act and the rules and regulations of the Commission thereunder. The Registration Statement, including exhibits and schedules thereto, may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, DC 20549, and at the Commission's regional offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies may be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                               THE REGISTRY, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
Report of Price Waterhouse LLP............................................  F-2
Consolidated Balance Sheet as of June 24, 1995, June 29, 1996 and Septem-
 ber 28, 1996
 (unaudited)..............................................................  F-3
Consolidated Statement of Income for the Years Ended May 31, 1994, June
 24, 1995 and June 29, 1996 and for the Three Months Ended September 30,
 1995 (unaudited) and September 28, 1996 (unaudited)......................  F-4
Consolidated Statement of Changes in Stockholders' Equity for the Years
 Ended May 31, 1994, June 24, 1995 and June 29, 1996 and for the Three
 Months Ended September 28, 1996 (unaudited)..............................  F-5
Consolidated Statement of Cash Flows for the Years Ended May 31, 1994,
 June 24, 1995 and June 29, 1996 and for the Three Months Ended September
 30, 1995 (unaudited) and September 28, 1996 (unaudited)..................  F-6
Notes to Consolidated Financial Statements................................  F-7
Introduction to Pro Forma Unaudited Combined Condensed Financial Informa-
 tion..................................................................... F-21
Pro Forma Unaudited Combined Condensed Balance Sheet as of September 28,
 1996..................................................................... F-22
Pro Forma Unaudited Combined Condensed Statement of Income for the Years
 Ended May 31, 1994, June 24, 1995 and June 29, 1996 and for the Three
 Months Ended September 30, 1995 and September 28, 1996................... F-23
Notes to Pro Forma Unaudited Combined Condensed Financial Statements...... F-24

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of The Registry, Inc.

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of The Registry, Inc. and its subsidiaries (the "Company") at June 29, 1996 and June 24, 1995, and the results of their operations and their cash flows for each of the two years in the period ended June 29, 1996, for the one month ended June 25, 1994 (not presented separately herein), and for the year ended May 31, 1994, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP

Boston, Massachusetts
July 26, 1996, except as to
the "Morris Information Systems"
section of Note 3 which is
as of August 16, 1996.

                               THE REGISTRY, INC.

                           CONSOLIDATED BALANCE SHEET
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                JUNE 24, JUNE 29, SEPTEMBER 28,
                                                  1995     1996       1996
                                                -------- -------- -------------
                                                                   (UNAUDITED)
                    ASSETS
Current assets:
  Cash and cash equivalents.................... $   --   $12,044     $ 5,337
  Accounts receivable, net of allowance for
   doubtful accounts of $317, $464 and $594 at
   June 24, 1995, June 29, 1996 and September
   28, 1996, respectively......................  22,448   29,930      35,574
  Notes receivable from related parties........     422       82         133
  Deferred income taxes........................     --        47          47
  Other current assets.........................     420      656         894
                                                -------  -------     -------
      Total current assets.....................  23,290   42,759      41,985
Fixed assets, net..............................   2,758    5,344       6,408
Notes receivable from officers.................   1,121       60          91
Other assets...................................   1,294      903       3,346
Deferred income taxes..........................     180       35          35
                                                -------  -------     -------
                                                $28,643  $49,101     $51,865
                                                =======  =======     =======
     LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Line of credit............................... $17,938  $    10     $    10
  Current portion of capital lease
   obligations.................................     --        77          37
  Current portion of long-term debt............     946      288         289
  Accounts payable.............................   1,252      680         333
  Accrued salaries and wages...................   1,976    2,641       2,984
  Other accrued expenses.......................   1,286    3,122       4,587
  Income taxes payable.........................      99    1,209       1,004
  Deferred income taxes........................     369       89          81
                                                -------  -------     -------
      Total current liabilities................  23,866    8,116       9,325
                                                -------  -------     -------
Deferred income taxes..........................     939      670         601
                                                -------  -------     -------
Capital lease obligations......................     --        52          52
                                                -------  -------     -------
Long-term debt.................................   1,554    2,433       2,433
                                                -------  -------     -------
Commitments and contingencies (Notes 3 and 12)
Stockholders' equity:
  Preferred stock, $.10 par value (Note 9)
  Common stock, no par value:
   Authorized--29,000,000 shares; issued and
   outstanding--2,666,667 shares at June 24,
   1995 and 10,230,000 shares at June 29, 1996
   and September 28, 1996......................      10       10          10
  Common stock, $.01 par value:
   Authorized, issued and outstanding--200,000
   shares at June 24, 1995 and no shares at
   June 29, 1996 and September 28, 1996........       2      --          --
  Additional paid-in capital...................     453   34,969      34,969
  Retained earnings............................   1,819    2,851       4,475
                                                -------  -------     -------
      Total stockholders' equity...............   2,284   37,830      39,454
                                                -------  -------     -------
                                                $28,643  $49,101     $51,865
                                                =======  =======     =======

   The accompanying notes are an integral part of these financial statements.

                               THE REGISTRY, INC.

                        CONSOLIDATED STATEMENT OF INCOME
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                 YEAR ENDED                THREE MONTHS ENDED
                          ---------------------------  ---------------------------
                          MAY 31,  JUNE 24,  JUNE 29,  SEPTEMBER 30, SEPTEMBER 28,
                           1994      1995      1996        1995          1996
                          -------  --------  --------  ------------- -------------
Revenue.................  $60,367  $98,687   $145,588     $31,682       $47,303
Cost of revenue.........   46,262   74,288    106,945      23,360        34,696
                          -------  -------   --------     -------       -------
                           14,105   24,399     38,643       8,322        12,607
Selling, general and
 administrative
 expenses...............   12,831   22,925     32,152       7,186         9,704
                          -------  -------   --------     -------       -------
Income from operations..    1,274    1,474      6,491       1,136         2,903
Interest expense........     (512)  (1,201)    (2,084)       (489)          (80)
Interest and other
 income.................       53       56        217          19           129
                          -------  -------   --------     -------       -------
Income before taxes.....      815      329      4,624         666         2,952
Income tax provision....      430        4      2,081         121         1,328
                          -------  -------   --------     -------       -------
Net income..............  $   385  $   325   $  2,543     $   545       $ 1,624
                          =======  =======   ========     =======       =======
Net income per share....                                                $  0.15
                                                                        =======
Weighted average common
 and common equivalent
 shares.................                                                 11,006
                                                                        =======
Unaudited pro forma information
 (Note 15):
  Income before taxes...           $   329   $  4,624     $   666
  Pro forma income tax
   provision............               243      2,003         322
                                   -------   --------     -------
  Pro forma net income..           $    86   $  2,621     $   344
                                   =======   ========     =======
  Pro forma net income
   per share............           $  0.01   $   0.30     $  0.04
                                   =======   ========     =======
  Weighted average
   common and common
   equivalent shares....             8,398      8,594       8,398
                                   =======   ========     =======


   The accompanying notes are an integral part of these financial statements.

                               THE REGISTRY, INC.

           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                        (IN THOUSANDS EXCEPT SHARE DATA)

                            COMMON STOCK    COMMON STOCK
                               NO PAR         $.01 PAR      ADDITIONAL               TOTAL
                          ---------------- ---------------   PAID-IN   RETAINED  STOCKHOLDERS'
                            SHARES   VALUE  SHARES   VALUE   CAPITAL   EARNINGS     EQUITY
                          ---------- ----- --------  -----  ---------- --------  -------------
Balance at May 31,
 1993...................   2,666,667 $ 10   200,000  $  2    $   298   $ 1,286      $ 1,596
Capital contribution....         --   --        --    --         155       --           155
Net income for the
 year...................         --   --        --    --         --        385          385
                          ---------- ----  --------  ----    -------   -------      -------
Balance at May 31,
 1994...................   2,666,667   10   200,000     2        453     1,671        2,136
Net loss for the month..         --   --        --    --         --       (177)        (177)
                          ---------- ----  --------  ----    -------   -------      -------
Balance at June 25,
 1994...................   2,666,667   10   200,000     2        453     1,494        1,959
Net income for the
 year...................         --   --        --    --         --        325          325
                          ---------- ----  --------  ----    -------   -------      -------
Balance at June 24,
 1995...................   2,666,667   10   200,000     2        453     1,819        2,284
Consolidation of real
 estate trust (Note
 14)....................         --   --        --    --        (111)      --          (111)
Distributions...........         --   --        --    --         --     (1,511)      (1,511)
Acquisition of America's
 Registry by TRI (Note
 2).....................   5,333,333  --   (200,000)   (2)         2       --           --
Proceeds from issuance
 of Common Stock, net of
 issuance costs.........   2,230,000  --        --    --      34,204       --        34,204
Capital contribution....         --   --        --    --         421       --           421
Net income for the
 year...................         --   --        --    --         --      2,543        2,543
                          ---------- ----  --------  ----    -------   -------      -------
Balance at June 29,
 1996...................  10,230,000   10       --    --      34,969     2,851       37,830
Net income for the
 quarter (unaudited)....         --   --        --    --         --      1,624        1,624
                          ---------- ----  --------  ----    -------   -------      -------
Balance at September 28,
 1996...................  10,230,000 $ 10       --   $--     $34,969   $ 4,475      $39,454
                          ========== ====  ========  ====    =======   =======      =======


   The accompanying notes are an integral part of these financial statements.

                               THE REGISTRY, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
                                 (IN THOUSANDS)

                                        YEAR ENDED            THREE MONTHS ENDED
                                 ---------------------------  -------------------
                                 MAY 31,  JUNE 24,  JUNE 29,  SEPT. 30, SEPT. 28,
                                  1994      1995      1996      1995      1996
                                 -------  --------  --------  --------- ---------
Cash flows from operating
 activities:
 Net income....................  $   385  $   325   $  2,543   $   545   $ 1,624
 Adjustments to reconcile net
  income to net cash used for
  operating activities:
 Depreciation and
  amortization.................      196      517        799       199       218
 Provision for losses on
  accounts receivable..........      147      125        147        90       130
 Deferred income taxes.........      430      (88)      (451)      --       (265)
 Increase in accounts
  receivable...................   (5,660)  (9,688)    (7,629)   (1,947)   (5,102)
 Increase in other current
  assets.......................     (102)    (143)      (187)      (98)     (231)
 (Increase) decrease in other
  assets.......................     (174)    (190)         5       (16)      --
 Increase (decrease) in
  accounts payable.............      159      910       (572)     (897)     (381)
 Increase in accrued expenses..      818      690      1,887       438     1,299
 Increase in accrued salaries
  and wages....................      897      396        530       165       148
 Increase (decrease) in income
  taxes payable................      --        92      1,110        22      (205)
                                 -------  -------   --------   -------   -------
  Net cash used for operating
   activities..................   (2,904)  (7,054)    (1,818)   (1,499)   (2,765)
                                 -------  -------   --------   -------   -------
Cash flows from investing
 activities:
 Cash disbursed for
  acquisition..................      --      (250)       --        --     (2,476)
 Increase in notes receivable
  from officers................      (82)    (406)      (709)      --        (31)
 Repayment of notes receivable
  from officers................      --       --       1,770       379       --
 Decrease (increase) in notes
  receivable from related
  parties......................      195      (57)       (25)       (4)      (34)
 Purchases of fixed assets.....     (578)  (1,885)    (1,305)     (215)   (1,242)
                                 -------  -------   --------   -------   -------
  Net cash provided by (used
   for) investing activities...     (465)  (2,598)      (269)      160    (3,783)
                                 -------  -------   --------   -------   -------
Cash flows from financing
 activities:
 Cash proceeds from issuance of
  common stock (Note 9)........      --       --      34,498       --        --
 Net borrowings (payments) on
  line of credit...............    3,294    8,023    (17,928)      911       --
 Principal payments on long-
  term debt and capital lease
  obligations..................      (80)    (451)    (3,509)   (1,083)     (159)
 Proceeds from issuance of
  long-term debt...............      --     2,080      2,160     2,160       --
 Capital contribution..........      155      --         421       --        --
 Distributions.................      --       --      (1,511)     (649)      --
                                 -------  -------   --------   -------   -------
  Net cash provided by (used
   for) financing activities...    3,369    9,652     14,131     1,339      (159)
                                 -------  -------   --------   -------   -------
Net increase (decrease) in cash
 and cash equivalents..........      --       --      12,044       --     (6,707)
Cash and cash equivalents,
 beginning of period...........      --       --         --        --     12,044
                                 -------  -------   --------   -------   -------
Cash and cash equivalents, end
 of period.....................  $   --   $   --    $ 12,044   $   --    $ 5,337
                                 =======  =======   ========   =======   =======
SUPPLEMENTAL DISCLOSURE OF CASH
 FLOW INFORMATION:
 Cash paid for interest........  $   512  $ 1,201   $  2,018   $   472   $    61
 Cash paid for income taxes....  $    15  $   --    $  1,422   $   169   $ 1,788

  See additional disclosure of non-cash investing and financing activity in Notes 3, 4, 9 and 14.

   The accompanying notes are an integral part of these financial statements.

                              THE REGISTRY, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

ALL INFORMATION INCLUDED IN THESE FOOTNOTES FOR ANY PERIOD SUBSEQUENT TO JUNE 29, 1996 IS UNAUDITED.

1. NATURE OF BUSINESS

  The Registry, Inc. ("TRI" or the "Company") is an information technology ("IT") professional services firm providing IT consultants on a contract basis to organizations nationwide with complex IT operations. Offices are maintained in 14 states.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Consolidation

  The accompanying financial statements include the accounts of TRI and America's Registry, Inc. ("America's Registry") which, prior to January 1, 1996, were owned and controlled by a common sole stockholder who serves as an officer of the Company. Effective January 1, 1996, TRI, through a wholly-owned subsidiary, acquired all of the outstanding shares of common stock of America's Registry and the stockholder of America's Registry received an additional 5,333,333 shares of the common stock of TRI. The accompanying financial statements also include the accounts of TRI's wholly-owned subsidiaries, The Registry, Inc. Network Systems Consulting Practice (formerly Axiom Consulting Group, Inc.), and Morris Information Systems, Inc. subsequent to their acquisition on November 30, 1994 and August 16, 1996, respectively (see Note 3), as well as the accounts of a real estate trust which is substantially controlled by the Company, subsequent to the renegotiation of certain lease terms on September 19, 1995 (see Note 14). All intercompany balances and transactions have been eliminated.

 Fiscal Year

  The Company changed its fiscal year end from May 31 to the last Saturday in June effective with the fiscal year ended June 24, 1995. The consolidated statements of income, of changes in stockholders' equity and of cash flows are presented for the years ended May 31, 1994, June 24, 1995 and June 29, 1996. Results of operations and of cash flows for the years ended June 24, 1995 and June 29, 1996 are for 52 weeks and 53 weeks, respectively. The results of operations and of cash flows for the quarters ended September 30, 1995 and September 28, 1996 are for 14 weeks and 13 weeks, respectively.

  The Company's results of operations for the month ended June 25, 1994 reflected revenue of $5,812,000, cost of revenue of $4,468,000, expenses of $1,588,000, an income tax benefit of $67,000 and net loss of $177,000. During the month ended June 25, 1994, net cash of $585,000 and $90,000 was used for operating and investing activities, respectively, and net cash of $675,000 was provided by financing activities.

 Cash and Cash Equivalents

  The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company's investments consist of short term U.S. treasury bill investments earning interest at the Short Term Federal Funds rate (5.167% at June 29,
1996). Accordingly, the investments are subject to minimal credit and market risks. These investments are carried at cost plus accrued interest which approximates market. The Company considers such securities to be classified as "held-to-maturity".

 Revenue Recognition, Accounts Receivable and Concentration of Credit Risk

  Revenue is recognized as services are performed. Ongoing credit evaluations of customers' financial condition are performed and collateral is not required. Concentration of credit risk with respect to accounts receivable is limited due to the number and diversity of customers comprising the Company's customer base. At June 29, 1996, one customer comprised approximately 13% of the Company's accounts receivable. No single customer accounted for more than 10% of accounts receivable at June 24, 1995. The

                              THE REGISTRY, INC.

Company maintains reserves for potential credit losses and such losses, in the aggregate, have not exceeded management's expectations.

 Fixed Assets

  Fixed assets are stated at cost. Additions, renewals and betterments of fixed assets are capitalized. Repair and maintenance expenditures for minor items are generally expensed as incurred. Depreciation of fixed assets is provided using the straight-line method over the following estimated useful lives:

   Building and improvements................. 31 1/2 years
   Computer equipment........................ 5 years
   Furniture and equipment................... 5 to 7 years
   Motor vehicles............................ 5 years
   Leasehold improvements.................... lesser of estimated useful life or remaining lease term

 Advertising Costs

  Advertising costs are recorded as expense when incurred. There were no advertising costs recorded as assets at June 24, 1995 or June 29, 1996. Total advertising expenses for the years ended May 31, 1994, June 24, 1995 and June 29, 1996 were $446,000, $627,000 and $340,000, respectively.

 Income Taxes

  The Company utilizes the asset and liability method of accounting for income taxes, as set forth in Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). SFAS 109 requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement and tax bases of assets and liabilities, utilizing currently enacted tax rates. The effect of any future change in tax rates is recognized in the period in which the change occurs. Through May 31, 1994, TRI had used the cash method of accounting for income tax reporting purposes. Effective June 1, 1994, TRI converted to the accrual method of accounting for income tax reporting purposes.

  As described in Note 8, America's Registry had previously elected to be treated as a small business corporation for income tax purposes with income or loss and credits passed through to the stockholder. Concurrent with the acquisition of America's Registry by TRI described above, America's Registry's election to be treated as an S Corporation terminated (see Note 8). The companies will continue to file separate tax returns.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingencies at June 24, 1995, June 29, 1996 and September 28, 1996, and the reported amounts of revenues and expenses during the periods then ended. Actual results could differ from those estimates.

 Reclassifications

  Certain amounts in the prior year financial statements have been reclassified to conform to the current period presentation.

                               THE REGISTRY, INC.

 Recently Enacted Accounting Standards

  In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of". In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation". Both SFAS No. 121 and No. 123 are effective for fiscal years beginning after December 15, 1995. The Company has decided to adopt SFAS No. 123 for disclosure purposes only. The adoption of SFAS No. 121 is not expected to have a material effect on the Company's financial position or results of operations or cash flows.

 Unaudited Interim Financial Statements

  In the opinion of management, the Company has made all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the financial position of the Company at September 28, 1996 and the results of operations and cash flows of the Company for the three months ended September 30, 1995 and September 28, 1996 as presented in the accompanying consolidated financial statements. Results of operations for the interim period are not necessarily indicative of the results of operations for the full fiscal year.

3. ACQUISITION OF SUBSIDIARIES

 The Registry, Inc. Network Systems Consulting Practice

  On November 30, 1994, TRI acquired all of the common stock of Axiom Consulting Group, Inc., an information technology consulting firm providing services similar to those of the Company. The acquired entity retained its separate corporate form and was subsequently renamed The Registry, Inc. Network Systems Consulting Practice ("NSCP"). The purchase price was $1,000,000, of which $250,000 was paid in cash at the closing and $750,000 is in the form of promissory notes which will be paid in installments through November 1998 (see
Note 7).

  The acquisition has been accounted for as a purchase and, accordingly, the purchase price, including an additional $12,000 of related costs which were incurred by TRI, has been allocated to the assets acquired and the liabilities assumed based on their estimated fair values at the date of acquisition, as follows:

   Accounts receivable.................................................. $64,000
   Fixed assets.........................................................  81,000
   Other assets.........................................................   9,000
   Accounts payable.....................................................   3,000
   Other liabilities....................................................  57,000

  Goodwill of $918,000, representing the excess of the purchase price over the fair value of the assets acquired and liabilities assumed, is included in other assets in the accompanying balance sheet and is being amortized on a straight-line basis over 10 years. Accumulated amortization at June 24, 1995 and June 29, 1996 was $53,000 and $145,000, respectively.

  The pro forma results of operations, assuming that the acquisition of NSCP occurred at the beginning of the years ended May 31, 1994 and June 24, 1995, would not materially differ from TRI's reported results of operations.

                              THE REGISTRY, INC.

  TRI is required to make additional payments up to $3,000,000 to the selling stockholders of the former Axiom Consulting Group, Inc., contingent upon the revenue and profits of the subsidiary for the four years subsequent to the acquisition. Such payments are determined as a stated percentage of net income of the subsidiary, as defined in the purchase agreement, with a provision that all $3,000,000 would be payable to the selling stockholders in the event that the subsidiary's revenue exceeds a stated amount in the twelve month period ending November 30, 1998. Such amounts, if paid, will be recorded as additional purchase price. No amounts have been accrued for these contingent payments at June 24, 1995 or June 29, 1996, and $168,000 has been accrued for these contingent payments during the quarter ended September 28, 1996.

 Morris Information Systems

  On August 16, 1996, the Company, through a wholly-owned subsidiary, acquired all of the outstanding stock of Morris Information Systems ("MIS"), an information technology consulting firm performing services similar to those of the Company. The purchase price was $2,500,000 in cash plus amounts up to an aggregate of $700,000 contingent upon the operating results of MIS during the two years following the acquisition. Such amounts, if paid, will be recorded as additional purchase price. No amounts have been accrued for the contingent payments at September 28, 1996. In addition, the Company will pay a total of $300,000 in monthly payments through August 1998 to the former stockholder of MIS in consideration for a consulting and noncompetition agreement.

  Goodwill of $2,303,000, representing the excess of the purchase price over the fair value of the assets acquired and liabilities assumed, is included in other assets in the accompanying balance sheet and is being amortized on a straight-line basis over 30 years. Accumulated amortization at September 28, 1996 is $10,000.

  The pro forma results of operations, assuming that the acquisition of MIS occurred at the beginning of the year ended June 29, 1996 or the quarter ended September 28, 1996, would not materially differ from TRI's reported results of operations.

                              THE REGISTRY, INC.

4. COMBINED BALANCE SHEET DETAILS

                                                           JUNE 24,   JUNE 29,
                                                             1995       1996
                                                          ---------- ----------
   Other Current Assets:
     Prepaid expenses.................................... $  263,000 $  558,000
     Advances to officers................................     74,000        --
     Advances to employees...............................     83,000     98,000
                                                          ---------- ----------
                                                          $  420,000 $  656,000
                                                          ---------- ----------
   Fixed Assets:
     Land................................................ $      --  $  360,000
     Building............................................        --   1,439,000
     Computer Equipment..................................  2,066,000  3,102,000
     Furniture and equipment.............................  1,263,000  1,615,000
     Motor vehicles......................................     19,000     19,000
     Leasehold and building improvements.................    395,000    688,000
                                                          ---------- ----------
       Total fixed assets................................  3,743,000  7,223,000
     Less: accumulated depreciation and amortization.....    985,000  1,879,000
                                                          ---------- ----------
                                                          $2,758,000 $5,344,000
                                                          ---------- ----------
   Other Accrued Expenses:
     Accrued employee benefits........................... $  362,000 $1,229,000
     Accrued commissions and bonuses.....................    193,000    750,000
     Other accrued expenses..............................    731,000  1,143,000
                                                          ---------- ----------
                                                          $1,286,000 $3,122,000
                                                          ========== ==========

  Computer equipment recorded under capital leases amounted to approximately $238,000 at June 29, 1996 ($0 at June 24, 1995). Total accumulated amortization related to these assets is approximately $78,000 at June 29, 1996. Amortization expense for the period is included in depreciation and amortization in the accompanying consolidated statement of cash flows.

5. RELATED PARTY TRANSACTIONS

  Notes receivable from officers at June 24, 1995 primarily represent promissory notes from the Company's president and majority stockholder which were repaid during fiscal year 1996. The promissory notes bore interest at an annual interest rate of 10%. Related interest income for the years ended May 31, 1994, June 24, 1995 and June 29, 1996 was $53,000, $56,000 and $55,000,
respectively. Notes receivable from officers at June 29, 1996 represents notes due from various senior officers of the Company and bear interest at the prime rate (8.25% at June 29, 1996).

  Notes receivable from related parties at June 24, 1995 include promissory notes totaling $365,000 from a real estate trust, of which the president and majority stockholder of the Company is the sole beneficiary (the "Trust"). In June 1996, the president and majority stockholder contributed $421,000 to the Trust, which was used to repay the notes and accrued interest. These notes were payable on demand and bore interest at a variable rate (5.6% at June 24, 1995). At June 24, 1995 and June 29, 1996 notes receivable from related parties also include promissory notes totaling $57,000 and $82,000, respectively, from certain of the former stockholders of TRI's wholly-owned subsidiary (NSCP). These notes bear interest at the prime rate published in The Wall Street Journal (9% at June 24, 1995 and 8.25% at June 29, 1996), and are payable in installments at various dates through November 30, 1998.

                              THE REGISTRY, INC.

6. LINE OF CREDIT

  On March 31, 1993, TRI and America's Registry combined their separate lines of credit into a single line of credit with the bank; this agreement was amended on June 7, 1995 to allow a maximum borrowing of $17,000,000 and again on October 4, 1995 to allow a maximum borrowing of $18,000,000, payable on demand. The agreement provided a borrowing base of 80% of eligible accounts receivable, as defined, less the aggregate amount of issued and undrawn letters of credit. The line of credit was collateralized by all the assets of the Company and the personal guarantee of the Company's president and majority stockholder. Interest was paid monthly in arrears at the bank's prime rate plus 0.75% (9.75% at June 24, 1995). There were no letters of credit outstanding at June 24, 1995.

  In March 1996, the Company terminated its existing line of credit and replaced it with a line of credit from a different bank. The new line of credit provides a borrowing base of 85% of eligible accounts receivable, as defined, up to a maximum borrowing of $25,000,000, payable on demand. Interest is payable monthly in arrears at the bank's prime rate plus 0.5% (8.75% at June 29, 1996) or the LIBOR rate plus 2.5% (8.00% at June 29, 1996) at the option of the Company. The new line of credit is collateralized by all of the assets of the Company, contains certain restrictions, including limitations on the amount of distributions which can be made to stockholders, purchases of fixed assets, and loans which can be made to officers, and requires the maintenance of certain financial covenants. The line of credit agreement expires in February 1999.

7. LONG-TERM DEBT

  Long-term debt consists of the following:

                                                           JUNE 24,   JUNE 29,
                                                             1995       1996
                                                          ---------- ----------
   Note payable due January 1, 1996...................... $   59,000 $      --
   Term loan due December 1, 1996........................    563,000        --
   10.7% term loan due September 30, 1997................    502,000        --
   11% term loan due March 13, 1998......................    626,000        --
   Notes payable due November 30, 1998...................    750,000    625,000
   9.375% term loan due August 27, 2010..................        --   1,406,000
   6.75% term loan due April 1, 2013.....................        --     690,000
                                                          ---------- ----------
                                                           2,500,000  2,721,000
   Less: current portion.................................    946,000    288,000
                                                          ---------- ----------
                                                          $1,554,000 $2,433,000
                                                          ========== ==========

  The note payable due January 1, 1996 was payable to a bank in monthly installments, including interest at the bank's prime rate plus 1.5% (10.5% at June 24, 1995).

  The term loan due December 1, 1996, payable to a bank in monthly installments of $31,000 plus interest at the bank's prime rate plus 1.25% (10.25% at June 24, 1995), was repaid in March 1996.

  The term loans due September 30, 1997 and March 13, 1998, payable in monthly installments of $21,000 and $22,000, respectively, including interest, were repaid in June 1996.

                              THE REGISTRY, INC.

  The notes payable due November 30, 1998 resulted from TRI's acquisition of the former Axiom Consulting Group, Inc. in November 1994 (see Note 3). The notes are unsecured and are payable to the former stockholders of Axiom Consulting Group, Inc. in semi-annual installments of $125,000, plus interest at the prime rate published in The Wall Street Journal, beginning in May 1996.

  The term loan due August 27, 2010 is payable to a bank in monthly installments of $12,000, including interest, and is collateralized by certain property of the Trust and the personal guarantee of the Company's president and majority stockholder.

  The term loan due April 1, 2013 is payable in semi-annual installments of $34,000, including interest, and is secured by a mortgage on the land and building of the Trust and the assignment of a life insurance policy on the Company's president and majority stockholder.

  Aggregate maturities of long-term debt are as follows at June 29, 1996:

   1997.............................................................. $  288,000
   1998..............................................................    299,000
   1999..............................................................    170,000
   2000..............................................................     47,000
   2001..............................................................     53,000
   Thereafter........................................................  1,864,000
                                                                      ----------
                                                                      $2,721,000
                                                                      ==========

8. INCOME TAXES

  Prior to January 1, 1996, America's Registry had elected to be an S Corporation for federal income tax purposes as provided in Section 1362(a) of the Internal Revenue Code. As such, the corporate income or loss and credits were passed through to the stockholder and reported on his personal tax return.

  In conjunction with the acquisition of all of the common stock of America's Registry by TRI (see Note 2), America's Registry's election to be treated as an S Corporation terminated, effective January 1, 1996. As a result, the income or loss of America's Registry subsequent to January 1, 1996 will be subject to corporate income tax. The income tax provision (benefit) described below for the year ended June 29, 1996 includes the income taxes related to America's Registry since January 1, 1996. The unaudited pro forma provision for income taxes and pro forma net income on the accompanying consolidated statement of income (see Note 15) reflects the estimated results of operations if America's Registry had been subject to corporate income taxes during the years ended June 24, 1995 and June 29, 1996.

  At the time of conversion of America's Registry from an S Corporation to a C Corporation, a net deferred tax liability of $642,000 was recorded through the income tax provision on January 1, 1996. This deferred tax liability was comprised principally of the remaining effects of America's Registry converting from the cash basis to the accrual basis for tax reporting purposes on January 1, 1994, offset by deferred tax assets for certain accrued expenses which are recognized in different periods for financial and tax reporting.

                              THE REGISTRY, INC.

  The components of the provision (benefit) for federal and state income taxes are as follows:

                                       YEAR ENDED
                              ------------------------------
                              MAY 31,  JUNE 24,   JUNE 29,
                                1994     1995       1996
                              -------- --------  -----------
   Current:
     Federal................. $    --  $ 54,000  $ 2,019,000
     State...................      --    38,000      513,000
                              -------- --------  -----------
                                   --    92,000    2,532,000
   Deferred:
     Federal.................  344,000  (64,000)    (841,000)
     State...................   86,000  (24,000)    (252,000)
                              -------- --------  -----------
                               430,000  (88,000)  (1,093,000)
   Change in tax status of
    America's Registry.......      --       --       642,000
                              -------- --------  -----------
                              $430,000 $  4,000  $ 2,081,000
                              ======== ========  ===========

  Deferred income taxes reflect the tax impact of temporary differences between the amount of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations. Under SFAS 109, the benefit associated with future deductible temporary differences and operating loss or credit carryforwards is recognized if it is more likely than not that a benefit will be realized. Deferred tax expense (benefit) represents the change in the net deferred tax asset or liability balance. Deferred tax assets and liabilities are comprised of the following at June 24, 1995 and June 29, 1996:

                                                           JUNE 24,   JUNE 29,
                                                             1995       1996
                                                          ---------- ----------
   Deferred tax assets:
     Net operating loss and credit carry forwards........ $  214,000 $   53,000
     Allowance for doubtful accounts.....................        --     126,000
     Accounts payable and accrued expenses...............     27,000    257,000
     Other...............................................     51,000        --
                                                          ---------- ----------
       Total gross deferred tax assets...................    292,000    436,000
                                                          ---------- ----------
   Deferred tax liabilities:
     Conversion from cash to accrual basis...............  1,103,000    824,000
     Accounts receivable.................................    170,000        --
     Prepaid expenses....................................     55,000     82,000
     Fixed assets........................................     42,000    150,000
     Other...............................................     50,000     57,000
                                                          ---------- ----------
       Total gross deferred tax liabilities..............  1,420,000  1,113,000
                                                          ---------- ----------
       Net deferred tax liability........................ $1,128,000 $  677,000
                                                          ========== ==========

                              THE REGISTRY, INC.

  Income taxes computed using the federal statutory income tax rate differs from the Company's effective tax rate primarily due to the following:

                                                             YEAR ENDED
                                                      -------------------------
                                                      MAY 31, JUNE 24, JUNE 29,
                                                       1994     1995     1996
                                                      ------- -------- --------
   Statutory U.S. federal tax rate................... 34.0 %   34.0 %   34.0 %
   State taxes, net of federal tax benefit...........  7.0 %    2.8 %    3.8 %
   (Income) loss from America's Registry not
    (taxable) deductible for corporate income tax
    purposes.........................................  2.0 %  (47.1)%   (9.1)%
   Non-deductible expenses...........................  3.5 %    7.2 %    1.8 %
   Amortization of goodwill not deductible for
    corporate income tax purposes....................    --     5.5 %     .7 %
   Change in tax status of America's Registry........    --       --    13.9 %
   Other.............................................  6.3 %   (1.2)%    (.1)%
                                                      ------  -------   ------
   Effective tax rate................................ 52.8 %    1.2 %   45.0 %
                                                      ======  =======   ======

  At June 29, 1996, the Company has available for federal income tax purposes unused operating losses of $90,000 to offset future taxable income, expiring in various years through 2011. Additionally, the Company has available for federal income tax purposes unused tax credits of $18,000 at June 29, 1996 to offset future tax liabilities, which may be carried forward indefinitely.

9. STOCKHOLDERS' EQUITY

 Preferred Stock

  On April 10, 1996, the Company's then sole stockholder authorized 1,000,000 shares of preferred stock, $.10 par value ("Preferred Stock"). Preferred Stock may be issued in one or more series at the discretion of the Board of Directors of the Company (without stockholder approval) with such designations, rights and preferences as the Board of Directors may determine. The preferred stock may have dividend, liquidation, redemption, conversion, voting or other rights which may be more expansive than the rights of the holders of the Company's Common Stock.

 Stock Split

  On March 22, 1996, the Company's then sole stockholder approved a 177.77778-for-1 stock split on the Common Stock of TRI. At that time, the Company's stockholder also approved an increase to 12,000,000 in the number of authorized shares of the Common Stock of TRI, no par value. On April 10, 1996, the Company's stockholder approved an additional increase to 29,000,000 in the number of authorized shares of the Common Stock of TRI. On November 21, 1996, the Company's stockholders approved an additional increase to 49,000,000 in the number of authorized shares of the Common Stock of TRI.

  All shares and per share amounts included in the consolidated financial statements have been adjusted to give retroactive effect to the stock split for all periods presented.

 Public Offering of Common Stock

  On June 10, 1996, the Company completed its initial public offering for the sale of 2,230,000 shares of Common Stock, which included 330,000 shares in respect of the underwriters' over-allotment option. The Company received $34,498,000 from the sale of the shares, net of the underwriting discounts and

                              THE REGISTRY, INC.

expenses associated with the offering. Additionally, the Company had previously incurred $294,000 of costs related to the initial public offering that were deferred in previous years which were also charged against the proceeds of the offering. Net proceeds were used to repay all outstanding indebtedness under the Company's credit facility and certain term loans (see
Note 7).

10. STOCK PLANS

  In March 1996, the Company's then sole stockholder approved the formation of the 1996 Stock Plan, the 1996 Employee Stock Purchase Plan and the 1996 Eligible Directors Stock Plan.

 1996 Stock Plan

  This plan authorizes the grant of incentive stock options, non-qualified stock options, stock purchase authorizations or stock bonus awards to key employees, including officers, employee directors and consultants, to purchase up to 1,600,000 shares of Common Stock. In January 1997, the Company's Board of Directors, subject to stockholder approval, voted to increase the number of shares of Common Stock authorized under this plan to 3,600,000. Incentive stock options cannot be granted to consultants. For incentive options, the purchase price is equal to the fair market value on the date of grant (110% of fair market value for stockholders who hold greater than 10% of the Company's stock at the time of grant). For non-qualified options and stock purchase authorizations, the purchase price is determined by the Board of Directors within limits as set forth in the plan, but shall not be less than 85% of the fair market value of the Common Stock on the date of grant. The periods over which options are exercisable are determined by the Board of Directors. If permitted by the Board of Directors, employees may use previously acquired shares of the Company's Common Stock (provided that such shares tendered have been held for at least six months) or may borrow money from the Company on a recourse basis (for a period of time not to exceed five years) to pay the exercise price of shares purchased. Options may expire up to ten years after the date of grant (five years for incentive options granted to 10% stockholders). The Board of Directors has the discretion to designate non-qualified options as transferable. The plan will terminate in March 2006.

A summary of option activity under the plan is as follows:

                                                       NUMBER OF  OPTION PRICE
                                                        SHARES      PER SHARE
                                                       ---------  -------------
   Outstanding at June 24, 1995.......................       --             --
   Granted............................................ 1,210,750  $11.00-$16.00
   Canceled...........................................   (15,750) $11.00-$13.00
                                                       ---------  -------------
   Outstanding at June 29, 1996....................... 1,195,000  $11.00-$16.00
                                                       =========  =============

 1996 Employee Stock Purchase Plan

  This plan, which is intended to qualify under Section 423 of the Internal Revenue Code, authorizes the grant of options to eligible employees on a semi-annual basis to purchase shares of the Company's Common Stock. An aggregate of 300,000 shares of Common Stock has been reserved for issuance under this plan. The plan permits eligible employees to purchase up to 200 shares of Common Stock in any six month offering period through the accumulation of payroll deductions, which may not exceed 10% of the employee's compensation. Employees are eligible to participate if they have been employed by the Company for at least eighteen months. Shares are purchased at 85% of the lower of the fair market value of the Company's Common Stock at the beginning or end of each six month offering period. Employees may end their participation in the offering at any time during the offering period, and participation ends automatically on termination of employment. The first stock offering period under the plan commenced on June 5, 1996, the effective date of the registration statement covering the Company's initial public offering. The plan will terminate in March 2006.

                              THE REGISTRY, INC.

 1996 Eligible Directors' Stock Plan

  This plan authorizes the grant of an option to purchase 20,000 shares of Common Stock to each non-employee director on the date of the director's initial election to the Board of Directors. The exercise price of options granted is 100% of the closing price per share of Common Stock on the date of grant. Directors may use previously acquired shares of the Company's Common Stock to pay the exercise price of shares purchased, provided that such shares tendered have been held for at least six months. An aggregate of 100,000 shares of Common Stock may be issued under the plan. Options are exercisable in four equal annual installments commencing on the first anniversary date of the grant. Options expire ten years after the date of grant. The plan will terminate in March 2006.

  In April and May 1996, options to purchase 20,000 shares each of Common Stock at an exercise price of $11.00 and $13.00 per share, respectively, were granted to newly-elected directors.

11. EMPLOYEE SAVINGS PLAN

  The Company provides an employee retirement savings plan under Section 401(k) of the Internal Revenue Code (the "Plan") which covers substantially all employees. Under the terms of the Plan, employees may contribute a percentage of their salary, up to a maximum of 15%, which is then invested in one or more of several mutual funds selected by the employee. The Company may make contributions to the Plan at their discretion; no such contributions have been made since inception of the Plan.

12. COMMITMENTS

  In addition to leasing computer equipment under various capital leases (Note
4), the Company occupies premises under various noncancelable operating leases which include terms requiring the Company to pay a pro-rata portion of increased operating expenses and real estate taxes. The leases expire on various dates through 2001, and certain of the leases contain options for renewal or purchase of the related equipment.

  In January 1993, TRI entered into a three year lease with the Trust, which required annual rental payments of $120,000, payable in equal monthly installments of $10,000. This lease was amended in January of 1994 upon expansion of the leased area to require annual rental payments of $150,000, payable in equal monthly installments of $12,500. This lease was further amended in September 1995 upon expansion of the leased area to require annual payments of $357,000, payable in equal monthly installments of $29,800. The term of the lease was also extended through September 2010. In conjunction with the amendment in September 1995, the Company has begun to consolidate the accounts of the Trust on a prospective basis (see Note 14). Rent expense for the years ended May 31, 1994, June 24, 1995 and June 29, 1996 (excluding amounts paid to the Trust after September 19, 1995) was $633,000, $1,188,000 and $1,499,000, respectively.

                              THE REGISTRY, INC.

  At June 29, 1996, future minimum rental payments under noncancelable lease arrangements are as follows, excluding amounts payable to the Trust:

                                                            OPERATING  CAPITAL
                                                              LEASES    LEASES
                                                            ---------- --------
   1997.................................................... $1,364,000 $ 92,000
   1998....................................................  1,232,000   50,000
   1999....................................................    975,000   10,000
   2000....................................................    607,000      --
   2001....................................................    240,000      --
   Thereafter..............................................     12,000      --
                                                            ---------- --------
   Total minimum lease payments............................ $4,430,000 $152,000
                                                            ==========
   Less--amount representing interest......................              23,000
                                                                       --------
   Present value of obligations under capital leases.......            $129,000
                                                                       ========

13. FINANCIAL INSTRUMENTS

  The Company enters into various types of financial instruments in the normal course of business. Fair values are estimated based on assumptions concerning the amount and timing of estimated future cash flows and assumed discount rates reflecting varying degrees of perceived risk. Accordingly, the fair values may not represent actual values of the financial instruments that could have been realized as of year end or that will be realized in the future.

  The carrying amounts of the Company's financial instruments, which include accounts receivable, notes receivable from related parties, line of credit, accounts payable, accrued salaries and wages, other accrued expenses, income taxes payable and long-term debt approximate their fair values at June 29, 1996.

14. CONSOLIDATION OF REAL ESTATE TRUST

  As described in Note 12, the Company leases office space from a real estate trust, of which the president and majority stockholder of the Company is the sole beneficiary and an officer of the Company is the trustee. Effective September 19, 1995, the Company renegotiated its lease with the Trust in conjunction with a refinancing of the Trust's mortgage. The modified lease terms expanded the amount of space which the Company occupies, committed the Company to rent the facility through the maturity date of the mortgage loan, and granted the Company a right of first refusal to lease any space in the facility currently occupied by other tenants when the tenants' leases expire.

  Accordingly, as of this date, the Company obtained significant control over the operations of the Trust and assumed a significant portion of the Trust's obligations. As a result, the Company has consolidated the accounts of the Trust as of September 19, 1995 on a prospective basis. As of September 19, 1995, the Trust reported the following assets and liabilities:

   Fixed assets, net.............................................. $ 1,750,000
   Other current assets...........................................      49,000
   Security deposits and deferred income..........................     (84,000)
   Note payable to TRI............................................    (365,000)
   Mortgage loans payable.........................................  (1,461,000)
                                                                   -----------
                                                                   $  (111,000)
                                                                   ===========

                              THE REGISTRY, INC.

  In September 1995, one of the mortgage loans payable by the Trust was refinanced with a new mortgage loan (see Note 7). At this time, a distribution of $649,000 was made to the beneficiary of the Trust.

  Rental income from tenants during the period from September 19, 1995 through June 29, 1996 was $137,000, which is included in interest and other income in the accompanying consolidated statement of income. Future minimum rental commitments from tenants are as follows at June 29, 1996:

   1997................................................................ $109,000
   1998................................................................   12,000
                                                                        --------
                                                                        $121,000
                                                                        ========

15. UNAUDITED PRO FORMA INCOME INFORMATION

  The following unaudited pro forma income tax information is presented as if America's Registry had been a C corporation subject to federal and state income taxes throughout the periods presented.

                                             YEAR ENDED YEAR ENDED QUARTER ENDED
                                              JUNE 24,   JUNE 29,    SEPT. 30,
                                                1995       1996        1995
                                             ---------- ---------- -------------
   Income before taxes......................  $329,000  $4,624,000   $666,000
   Pro forma income tax provision...........   243,000   2,003,000    322,000
                                              --------  ----------   --------
   Pro forma net income.....................  $ 86,000  $2,621,000   $344,000
                                              ========  ==========   ========

  From inception through the year ended May 31, 1994, America's Registry generated a taxable loss for which the Company would not have received a benefit, as America's Registry would have filed a separate tax return from TRI.

 Net Income Per Share

  Pro forma net income per share has been computed by dividing pro forma net income by the weighted average number of common and common equivalent shares outstanding, after considering the events described in Notes 2, 9 and 10. Weighted average common and common equivalent shares include common shares and common shares which may be issuable upon exercise of outstanding stock options, computed using the treasury stock method. Pursuant to Securities and Exchange Commissions Staff Accounting Bulletin No. 83, stock options granted during the twelve months prior to the date of the initial filing of the Company's Registration Statement on Form S-1 have been included in the calculation of common equivalent shares using the treasury stock method, as if they were outstanding as of the beginning of each period presented.

16. UNAUDITED SUBSEQUENT EVENTS

 Sun-Tek Consultants, Inc.

  On November 1, 1996, the Company, through a wholly owned subsidiary, acquired all of the outstanding stock of Sun-Tek Consultants, Inc., a Florida corporation ("Sun-Tek"), for $1,900,000 in cash. Sun-Tek Consultants, Inc. is an information technology consulting firm based in Orlando, Florida performing services similar to those of the Company. The acquisition will be accounted for as a purchase and, accordingly, the purchase price will be allocated to the assets acquired and liabilities assumed based upon their estimated fair values as of the date of acquisition. The excess of the consideration over the estimated fair value of net assets acquired will be recorded as goodwill.

                              THE REGISTRY, INC.

 Application Resources, Inc.

  On November 26, 1996, pursuant to an Agreement and Plan of Merger dated October 30, 1996, the Company, through a wholly-owned subsidiary, acquired Application Resources, Inc., a California corporation ("ARI"). ARI is an information technology consulting firm performing services similar to those of the Company. Pursuant to the agreement, each outstanding share of ARI capital stock was converted into the right to receive 0.274428 shares of the Company's Common Stock. The Company also assumed outstanding options for the purchase of ARI common stock at the same conversion ratio. Immediately prior to the merger, there were 5,217,000 shares of ARI common stock and options to purchase 794,000 shares of ARI common stock outstanding. The acquisition will be accounted for as a pooling-of-interests.

 Shamrock Computer Resources, Ltd.

  On November 27, 1996, pursuant to an Agreement and Plan of Merger dated November 26, 1996, the Company, through a wholly-owned subsidiary, acquired Shamrock Computer Resources, Ltd. ("SCR"), an Iowa corporation. SCR is an information technology consulting firm performing services similar to those of the Company. Pursuant to the agreement, each outstanding share of SCR capital stock was converted into the right to receive 136.7695 shares of the Company's Common Stock. Immediately prior to the merger, there were 7,072 shares of SCR common stock outstanding. Pursuant to the provisions of the Iowa Business Corporation Act (the "IBCA"), a stockholder of SCR holding 352 shares of SCR capital stock perfected dissenters' rights under the IBCA and was paid $2,000,000 in redemption of such shares. The acquisition will be accounted for as a pooling-of-interests.

 Sterling Information Group, Inc.

  On November 27, 1996, the Company, through a wholly-owned subsidiary, acquired certain assets and liabilities of Sterling Information Group, Inc. ("Sterling"), a Texas corporation, for cash consideration of $7,500,000, plus amounts up to an aggregate of $500,000 contingent upon the operating results and expansion success of Sterling over the next 7 months. Sterling is an independent provider of outsourced software application development based in Austin, TX. The acquisition will be accounted for as a purchase and, accordingly, the purchase price will be allocated to the assets acquired and liabilities assumed based upon their estimated fair values as of the date of acquisition. The excess of the consideration paid over the estimated fair value of net assets acquired will be recorded as goodwill.

 James Duncan & Associates

  On December 24, 1996, the Company, through a wholly-owned subsidiary, acquired all of the outstanding share capital of AFC Holdings (Guernsey) Limited, a Guernsey trust which holds all of the outstanding share capital of James Duncan & Associates ("JDA"), a United Kingdom corporation, for $4,172,000, payable in $3,921,000 in cash, 2,736 shares of the Company's Common Stock and $125,000 payable on or before December 24, 1997 in cash or shares of the Company's Common Stock at the option of the selling stockholders. JDA is an information technology consulting firm performing services similar to those of the Company. The acquisition will be accounted for as a purchase and, accordingly, the purchase price will be allocated to the assets acquired and liabilities assumed based upon their estimated fair values as of the date of acquisition. The excess of the consideration paid over the estimated fair value of net assets acquired will be recorded as goodwill.

                                INTRODUCTION TO
         PRO FORMA UNAUDITED COMBINED CONDENSED FINANCIAL INFORMATION

  The following pro forma unaudited combined condensed financial statements give effect to the mergers of the Company with Application Resources, Inc. ("ARI") and Shamrock Computer Resources, Ltd. ("SCR") on November 26 and 27, 1996, respectively, each to be accounted for as a pooling of interests. The pro forma unaudited combined condensed balance sheet presents the combined financial position of the Company, ARI and SCR as of September 28, 1996 assuming that the mergers had occurred as of September 28, 1996 based upon the historical balance sheet data of the Company, ARI and SCR at that date. Upon the consummation of the mergers, ARI's and SCR's December 31 year ends were conformed to the Company's last Saturday in June year end for fiscal 1996. The pro forma unaudited combined condensed statement of income gives effect to the mergers by combining the results of operations of The Registry for the year ended June 29, 1996 and the quarters ended September 28, 1996 and September 30, 1995 with the results of operations of ARI and SCR for the same periods. The pro forma unaudited combined condensed statement of income gives effect to the mergers by combining the results of operations of The Registry for the year ended June 24, 1995 and May 31, 1994 with the results of operations of ARI and SCR for the years ended December 31, 1995 and December 31, 1994, respectively, on a pooling-of-interests basis. The results of operations of ARI and SCR for the six months ended December 31, 1995 (reflecting revenue of $15,972,000 and $14,801,000 and net income of $680,000 and $1,612,000, respectively) have therefore been included in two periods, and have been deducted in determining combined retained earnings at September 28, 1996. These unaudited pro forma combined condensed financial statements should be read in conjunction with the historical consolidated financial statements and notes thereto of the Company.

  The Company has also completed four acquisitions which have been accounted for as purchases. The Company paid total consideration of $16.1 million in cash and stock for these entities and the primary assets recorded as a result of these acquisitions were accounts receivable and goodwill. The Company does not consider these four acquisitions to be significant to its consolidated financial position or results of operations for the periods presented as described above, and, accordingly, has not included the financial results of such acquired entities in the accompanying pro forma unaudited combined condensed financial statements.

                               THE REGISTRY, INC.

                          APPLICATION RESOURCES, INC.

                       SHAMROCK COMPUTER RESOURCES, LTD.

              PRO FORMA UNAUDITED COMBINED CONDENSED BALANCE SHEET
                                 (IN THOUSANDS)

                               TRI
                              SEPT.     ARI       SCR                    PRO
                               28,   SEPT. 28, SEPT. 28,                FORMA
                              1996     1996      1996    ADJUSTMENT    COMBINED
                             ------- --------- --------- ----------    --------
           ASSETS
Current assets:
  Cash and short term
   investments.............. $ 5,337  $2,631    $  661     (2,000)(4a) $ 9,236
                                                            2,607 (4b)
  Accounts receivable, net..  35,574   5,939     5,596                  47,109
  Notes receivable from
   related parties..........     133     --        --                      133
  Deferred income taxes.....      47      65       --                      112
  Other current assets......     894     146        90                   1,130
                             -------  ------    ------     ------      -------
                              41,985   8,781     6,347        607       57,720
Fixed assets, net...........   6,408     731       952                   8,091
Loans to officers...........      91     --        --                       91
Other assets................   3,346     --         14                   3,360
Deferred income taxes.......      35     --        --                       35
                             -------  ------    ------     ------      -------
      Total assets.......... $51,865  $9,512    $7,313     $  607      $69,297
                             =======  ======    ======     ======      =======
      LIABILITIES AND
    STOCKHOLDERS' EQUITY
Current liabilities:
  Line of credit............ $    10  $  --     $1,200                 $ 1,210
  Current portion of long-
   term debt................     326      50       134                     510
  Accounts payable..........     333     489       700                   1,523
  Accrued salaries and
   wages....................   2,984   1,309       642                   4,935
  Other accrued expenses....   4,587   1,445       956      4,500 (3)   11,488
  Accrued income taxes......   1,004     971       --                    1,975
  Deferred income taxes.....      81     --        --                       81
                             -------  ------    ------     ------      -------
      Total current
       liabilities..........   9,325   4,264     3,633      4,500       21,722
                             -------  ------    ------     ------      -------
Deferred income taxes.......     601     --        --                      601
                             -------  ------    ------     ------      -------
Long-term debt..............   2,485     168       244                   2,897
                             -------  ------    ------     ------      -------
Commitments and
 contingencies
Stockholders' equity
  Preferred stock...........     --    1,916       --      (1,916)(4c)     --
  Common stock..............      10     284         2      1,916 (4c)   2,212
  Additional paid-in
   capital..................  34,969     --        465      2,607 (4b)  38,041
  Treasury stock............     --      --        --      (2,000)(4a)  (2,000)
  Notes receivable from
   employees................     --     (226)      --                     (226)
  Deferred stock
   compensation.............     --      --       (172)       172 (4a)     --
  Retained earnings.........   4,475   3,106     3,141     (4,500)(3)    6,050
                                                             (172)(4a)
                             -------  ------    ------     ------      -------
      Total stockholders'
       equity...............  39,454   5,080     3,436     (3,893)      44,077
                             -------  ------    ------     ------      -------
                             $51,865  $9,512    $7,313     $  607      $69,297
                             =======  ======    ======     ======      =======

                               THE REGISTRY, INC.

                          APPLICATION RESOURCES, INC.

                       SHAMROCK COMPUTER RESOURCES, LTD.

PRO FORMA UNAUDITED COMBINED CONDENSED STATEMENT OF INCOME (IN THOUSANDS EXCEPT
                                PER SHARE DATA)

                                     YEAR ENDED            THREE MONTHS ENDED
                              ---------------------------  -------------------
                              MAY 31,  JUNE 24,  JUNE 29,  SEPT. 30, SEPT. 28,
                               1994      1995      1996      1995      1996
                              -------  --------  --------  --------- ---------
Revenue...................... $82,375  $153,985  $216,878   $46,341   $69,429
Cost of revenue..............  63,071   114,670   158,742    33,903    50,346
                              -------  --------  --------   -------   -------
                               19,304    39,315    58,136    12,438    19,083
Selling, general and
 administrative expenses.....  16,791    33,801    46,144     9,878    14,344
                              -------  --------  --------   -------   -------
Income from operations.......   2,513     5,514    11,992     2,560     4,739
Interest expense.............    (507)   (1,224)   (2,125)     (496)     (106)
Interest and other income
 (expenses)..................      55        90      (108)       24     1,723
                              -------  --------  --------   -------   -------
Income before taxes..........   2,061     4,380     9,759     2,088     6,356
Income tax provision.........     526       822  $  3,127       372     2,474
                              -------  --------  --------   -------   -------
Net income................... $ 1,535  $  3,558  $  6,632   $ 1,716   $ 3,882
                              =======  ========  ========   =======   =======
Pro forma information
  Income before taxes........ $ 2,061  $  4,380  $  9,759   $ 2,088   $ 6,356
  Pro forma income tax
   provision.................     942     1,961     4,222       922     2,835
                              -------  --------  --------   -------   -------
  Pro forma net income....... $ 1,119  $  2,419  $  5,537   $ 1,166   $ 3,521
                              =======  ========  ========   =======   =======
  Pro forma net income per
   share.....................          $   0.22  $   0.50   $  0.11   $  0.26
                                       ========  ========   =======   =======
  Weighted average common and
   common
   equivalent shares.........            10,968    11,083    10,864    13,520

  Results of operations for the years ended June 24, 1995 and June 29, 1996 are for 52 and 53 weeks, respectively.

  Results of operations for the quarter ended September 30, 1995 and September 28, 1996 are for 14 weeks and 13 weeks, respectively.

     NOTES TO PRO FORMA UNAUDITED COMBINED CONDENSED FINANCIAL STATEMENTS

  1. The pro forma unaudited combined condensed financial statements reflect the issuance of 2,350,774 shares of The Registry's Common Stock for 5,217,000 shares of ARI common stock and 6,720 shares of SCR common stock (based on shares of Common Stock outstanding after considering the events described in
Note 4 below) in connection with the mergers based upon exchange ratios of
0.274428 and 136.7695 shares of The Registry's Common Stock for each share of ARI and SCR common stock, respectively.

  The pro forma unaudited combined condensed balance sheet presents the combined financial position of TRI, ARI and SCR as of September 28, 1996 assuming that the mergers had occurred as of September 28, 1996. Such pro forma information is based upon the historical consolidated balance sheet data of TRI, ARI and SCR as of that date. The pro forma unaudited combined condensed statement of income gives effect to the mergers of TRI, ARI and SCR by combining the results of operations of TRI for the years ended June 29, 1996, June 24, 1995 and May 31, 1994 and the three months ended September 28, 1996 and September 30, 1995 with the results of operations of SCR for the year ended June 30, 1996, the two years ended December 31, 1995 and the three months ended September 30, 1996 and 1995, respectively, and the results of operations of ARI for the year ended June 30, 1996, the year ended December 31, 1995, the three months from October 1, 1994 (date of inception as a separate entity) through December 31, 1994 and the three months ended September 30, 1996 and 1995, respectively, on a pooling-of-interests basis.

  2. There were no material transactions between the Company, ARI or SCR during any of the periods presented.

  3. The Registry, Inc., ARI and SCR will incur aggregate transaction costs of approximately $4.5 million associated with the mergers primarily in the quarter in which the mergers were consummated. The pro forma combined condensed balance sheet as of September 28, 1996 has been adjusted to reflect these costs. These estimated costs are not reflected in the pro forma unaudited combined condensed statement of income data. The amount of these costs are a preliminary estimate and therefore are subject to change.

  4. (a) Immediately prior to the merger between TRI and SCR, an employee of SCR exercised an option to purchase 352 shares of SCR's common stock. All remaining deferred compensation related to this option was recognized at this time. These shares were not exchanged for TRI shares as part of the merger, and were repurchased by the combined company for $2,000,000.

(b) On November 19, 1996, ARI sold a total of 110,000 shares of its common stock and 165,000 shares of its preferred stock to an outside investor for proceeds of $2,607,000.

(c) Immediately prior to the merger between TRI and ARI, all of ARI's preferred stock was converted into an equivalent number of shares of common stock on a one-for-one basis.

The pro forma unaudited combined condensed balance sheet has been adjusted to reflect these transactions.

  5. Prior to its acquisition by The Registry, SCR was treated as an S Corporation for federal income tax purposes, with all taxable income passed through to the stockholders and reported on their personal tax returns. Accordingly, the historical results of operations of SCR have not included any corporate income tax provisions. The pro forma information on the accompanying combined condensed statement of income reflects the estimated results of operations as if SCR had been a C corporation subject to corporate income taxes during the periods presented. A similar pro forma calculation has been included for The Registry's America's Registry, Inc. subsidiary, as more fully described in Notes 2, 8, and 15 of the Company's Consolidated Financial Statements. The table below sets forth the composition of the unaudited pro forma combined net revenues, net income and pro forma net income for each of the periods shown had the mergers taken place at the beginning of the period shown:

                                     YEAR ENDED            THREE MONTHS ENDED
                              ---------------------------- -------------------
                              MAY 31,    JUNE 24, JUNE 29, SEPT. 30, SEPT. 28,
                               1994        1995     1996     1995      1996
                              -------    -------- -------- --------- ---------
Net Revenues
The Registry, Inc. .......... $60,367    $ 98,687 $145,588  $31,682   $47,303
Application Resources,
 Inc. .......................   6,420(a)   29,870   37,615    7,701    12,073
Shamrock Computer Resources,
 Ltd. .......................  15,588      25,428   33,675    6,958    10,053
                              -------    -------- --------  -------   -------
Combined..................... $82,375    $153,985 $216,878  $46,341   $69,429
                              =======    ======== ========  =======   =======
Net Revenues
The Registry, Inc. .......... $   385    $    325 $  2,543  $   545   $ 1,624
Application Resources,
 Inc. .......................     143(a)    1,039    1,228      319     1,376
Shamrock Computer Resources,
 Ltd. .......................   1,007    $  2,194    2,861      852       882
                              -------    -------- --------  -------   -------
Combined..................... $ 1,535    $  3,558 $  6,632  $ 1,716   $ 3,882
                              =======    ======== ========  =======   =======
Pro Forma Net Income
The Registry, Inc. .......... $   385    $     86 $  2,621  $   344   $ 1,624
Application Resources,
 Inc. .......................     143(a)    1,039    1,228      319     1,376
Shamrock Computer Resources,
 Ltd. .......................     591       1,294    1,688      503       521
                              -------    -------- --------  -------   -------
Combined..................... $ 1,119    $  2,419 $  5,537  $ 1,166   $ 3,521
                              =======    ======== ========  =======   =======

(a) Includes the results of operations of ARI from October 1, 1994 (date of inception as a separate entity) through December 31, 1994 only.

  Certain reclassifications have been made to the financial statements of ARI and SCR to conform to The Registry, Inc.'s classifications.

  6. The pro forma unaudited combined net income per share is based on the weighted average number of shares of Common Stock and common equivalent shares outstanding of The Registry, Inc., ARI and SCR for each period, using an exchange ratio of 0.274428 shares of The Registry stock for each share of ARI stock or each ARI stock option and 136.7695 shares of The Registry stock for each share of SCR stock or each SCR stock option. The weighted average number of shares of Common Stock and common equivalent shares outstanding also includes common shares issuable upon conversion of ARI's preferred stock, using the same exchange ratio.

                                     (ART)


Artwork - inside back cover
    - title: "The Registry, Inc., A National Provider of IT Consultants"
    - sub-title: "1,600 Consulting Professionals Nationwide"

Map of the United States showing locations of the Company's offices, divided into the following regions: Midwest; West; Southwest; Northeast; and Southeast. Offices in each region are listed as follows: Midwest (Cleveland, Columbus, Chicago, Rosemont and Rolling Meadows); West (Seattle, Santa Clara and Walnut Creek); Southwest (Dallas, Denver and Houston); Northeast; (Stratham, NH, Boston, Newton, Rye Brook, Manhattan and McLean); and Southeast (Richmond, Greensboro, Durham, Charlotte, Atlanta, Ft. Lauderdale and Columbia ).

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

  NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PRO-SPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING STOCKHOLDER OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                                ---------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   7
Use of Proceeds..........................................................  11
Price Range of Common Stock..............................................  11
Dividend Policy..........................................................  11
Capitalization...........................................................  12
Selected Consolidated Financial Data.....................................  13
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  15
Business.................................................................  22
Management...............................................................  34
Certain Transactions.....................................................  39
Principal and Selling Stockholders.......................................  41
Description of Capital Stock.............................................  43
Underwriting.............................................................  47
Validity of Common Stock.................................................  48
Experts..................................................................  48
Available Information....................................................  48
Additional Information...................................................  49
Index to Consolidated Financial Statements............................... F-1

                                ---------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                3,000,000 SHARES

                               THE REGISTRY, INC.

                                  COMMON STOCK

                                ---------------
                                   PROSPECTUS

                                ---------------

                          ADAMS, HARKNESS & HILL, INC.

                             MONTGOMERY SECURITIES

                              J.C. BRADFORD & CO.

                                       , 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the costs and expenses payable by the Company in connection with the sale of the Common Stock being registered hereby. All the amounts shown are estimated, except the SEC registration fee, the NASD filing fee and the Nasdaq listing fee.

   SEC registration fee................................................ $47,765
   NASD filing fee.....................................................  16,263
   Nasdaq listing fee..................................................  17,500
   Blue Sky fee and expenses...........................................  10,000
   Printing and engraving expenses..................................... 100,000
   Legal fees and expenses............................................. 125,000
   Accounting fees and expenses........................................ 175,000
   Transfer Agent and Registrar fees...................................   7,100
   Miscellaneous expenses..............................................  51,372
                                                                        -------
     Total............................................................. 550,000
                                                                        =======

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Massachusetts General Laws, Chapter 156B, Section 67, empowers a Massachusetts corporation to indemnify any person in connection with any action, suit or proceeding brought or threatened by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or was serving as such with respect to another corporation or other entity at the request of such corporation, unless such person shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that such action was in the best interests of the Company. The Company's Articles of Organization, as amended and restated, contains provisions that require the Company to indemnify its directors and officers to the fullest extent permitted by Massachusetts law.

  Reference is made to the Underwriting Agreement (filed as Exhibit 1.1 hereto) which provides for indemnification arrangements by and among the Company, its directors or officers, the Underwriters and the Selling Stockholders in the offering of the Common Stock registered hereby, and each person, if any, who controls the Company, the Selling Stockholders or the Underwriters, for certain liabilities, including liabilities arising under the Securities Act of 1933, as amended (the "Securities Act").

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  Since July 1, 1993, the Company has issued the following securities that were not registered under the Securities Act:

    In connection with the Reorganization effective on January 1, 1996, the Company issued 5,333,333 shares of Common Stock to G. Drew Conway in exchange for his 200,000 shares of common stock, $0.01 par value, of America's Registry, Inc.

    In connection with the acquisition of all of the capital stock of Application Resources, Inc. on November 26, 1996, the Company issued 1,431,682 shares of Common Stock, no par value, to the former stockholders of Application Resources, Inc.

    In connection with the acquisition of all of the capital stock of Shamrock Computer Resources, Ltd. on November 27, 1996, the Company issued 919,092 shares of Common stock, no par value, to the former stockholders of Shamrock Computer Resources, Ltd.

    In connection with the acquisition of all of the capital stock of AFC Holdings (Guernsey) Limited on December 24, 1996, the Company issued 2,736 shares of Common Stock, no par value, to certain employees of James Duncan & Associates Limited, a United Kingdom Corporation.

    No underwriters were engaged in connection with the foregoing sale of securities. Such sales were made in reliance upon the exemption from registration set forth in Section 4(2) of the Securities Act, except in the case of the sale of securities to certain employees of James Duncan & Associates in connection with the acquisition of AFC Holdings (Guernsey) Limited, which sale was made in reliance upon the exemption from registration contained in Regulation S under the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  a. Exhibits

 EXHIBIT
  NUMBER                         DESCRIPTION OF DOCUMENT
 -------                         -----------------------
  1.1*    Form of Underwriting Agreement by and among Registrant, the Selling
          Stockholders and the Underwriters.
  2.1/1/  Stock Purchase Agreement between the Registrant and Axiom Consulting
          Group, Inc., dated November 30, 1994.
  3.1     Restated Articles of Organization of Registrant, as filed in
          Massachusetts on January 13, 1997.
  3.2/1/  By-Laws of Registrant, as amended and restated on May 13, 1996.
  4.1/1/  Articles 3, 4, 5, and 6 of the Articles of Organization of Registrant
          (included in Exhibit 3.2).
  4.2/1/  Specimen Stock Certificate.
  5.1*    Opinion of Ropes & Gray, as to the validity of the shares being registered.
 10.1/1/  Leases dated September 19, 1995 between the 189 Wells Avenue Realty
          Trust and the Company for premises located at the 189 Wells Avenue,
          Newton, Massachusetts.
 10.2/1/  Registrant's 1996 Stock Plan and related form of stock option agreement.
 10.3/1/  Registrant's 1996 Employee Stock Purchase Plan and related form of subscription agreement.
 10.4/1/  Registrant's 1996 Eligible Directors Stock Plan and related form of stock option agreement.
 10.5/1/  Accounts Receivable Management and Security Agreement dated as of
          February 29, 1996 by and among BNY Financial Corporation and each of
          The Registry, Inc., America's Registry, Inc. and The Registry, Inc.
          Network Consulting Practice.
 10.6/1/  Employment Agreement dated May 13, 1996 between Registrant and G.
          Drew Conway.
 10.7/1/  Amended and Restated Promissory Note dated May 30, 1996, payable to
          Registrant by G. Drew Conway.
 10.8/1/  Amended and Restated Promissory Note dated May 30, 1996, payable to
          Registrant by the 189 Wells Avenue Realty Trust.
 10.9/2/  Agreement and Plan of Merger among the Registrant, Application
          Resources, Inc. and ARI Acquisition Corp. dated as of October 30,
          1996.
 10.10/2/ Agreement and Plan of Merger among the Registrant, Shamrock Computer
          Resources, Ltd. and SCR Acquisition Corp. dated as of November 26,
          1996.
 21.1     Subsidiaries of Registrant.
 23.1     Consent of Price Waterhouse LLP, independent accountants.
 23.2     Consent of Ropes & Gray (to be included in Exhibit 5.1).

 23.3 Consent of Dataquest Incorporated.
 24.1 Powers of Attorney (included on page II-4).

--------
*   To be filed by amendment.
/1/ Filed as an exhibit to the Registrant's registration statement on Form S-1 filed with the Securities and Exchange Commission (the "Commission") (File No. 333-3366) and incorporated by reference herein.
/2/ Filed as an exhibit to the Registrant's Current Report on Form 8-K filed with the Commission on December 11, 1996 and incorporated herein by reference.

  b. Financial Statement Schedules.

  Schedule II, "Valuation and Qualifying Accounts."

ITEM 17. UNDERTAKINGS

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described in Item 14 or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned Company hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE COMPANY HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF BOSTON, COMMONWEALTH OF MASSACHUSETTS ON THE 17TH DAY OF JANUARY, 1997.

                                          The Registry, Inc.


                                          By: /s/ G. Drew Conway
                                             ----------------------------------
                                             G. DREW CONWAY PRESIDENT AND CHIEF
                                             EXECUTIVE OFFICER

                               POWER OF ATTORNEY

  We, the undersigned officers and directors of The Registry, Inc., hereby severally constitute and appoint G. Drew Conway, Robert E. Foley and Richard
L. Bugley, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-1 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement and any subsequent Registration Statement for the same offering which may be filed under Rule 462(b), and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable The Registry, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto or to any subsequent Registration Statement for the same offering which may be filed under Rule 462(b).

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED BELOW ON THE 17TH DAY OF JANUARY, 1997.

              SIGNATURE                                 TITLE

         /s/ G. Drew Conway            President, Chief Executive Officer and
-------------------------------------  Director (Principal Executive Officer)
          (G. DREW CONWAY)

         /s/ Robert E. Foley           Chief Financial Officer and Treasurer
-------------------------------------   (Principal Financial and Accounting
          (ROBERT E. FOLEY)             Officer)

         /s/ Paul C. O'Brien           Director
-------------------------------------
          (PAUL C. O'BRIEN)

        /s/ Robert P. Badavas          Director
-------------------------------------
         (ROBERT P. BADAVAS)

                                                                     SCHEDULE II

                               THE REGISTRY, INC.

                       VALUATION AND QUALIFYING ACCOUNTS

                                 (IN THOUSANDS)

                                          ADDITIONS
                                    ---------------------
                                                           DEDUCTIONS-
                         BALANCE AT   CHARGED    CHARGED  WRITE-OFF OF   BALANCE
                         BEGINNING  TO COSTS AND TO OTHER UNCOLLECTIBLE AT END OF
                         OF PERIOD    EXPENSES   ACCOUNTS   ACCOUNTS     PERIOD
                         ---------- ------------ -------- ------------- ---------
Allowance for doubtful
 accounts:
Year ended May 31,
 1994...................    $ 45        $226       $ 0         $79        $192
Year ended June 24,
 1995(1)................     192         189         0          64         317
Year ended June 29,
 1996...................     317         340         0         193         464
Quarter ended September
 28, 1996 (Unaudited)...     464         143         0          13         594

--------
(1) The Company changed its fiscal year end from May 31, 1994 to the last Saturday in June, effective with the fiscal year ended June 24, 1995.

                                 EXHIBIT INDEX

 EXHIBIT
  NUMBER                      DESCRIPTION OF DOCUMENT                      PAGE
 -------                      -----------------------                      ----
  1.1*    Form of Underwriting Agreement by and among Registrant, the
          Selling Stockholders and the Underwriters.
  2.1/1/  Stock Purchase Agreement between the Registrant and Axiom
          Consulting Group, Inc., dated November 30, 1994.
  3.1     Restated Articles of Organization of Registrant, as filed in
          Massachusetts on January 13, 1997.
  3.2/1/  By-Laws of Registrant, as amended and restated on May 13,
          1996.
  4.1/1/  Articles 3, 4, 5, and 6 of the Articles of Organization of
          Registrant (included in Exhibit 3.2).
  4.2/1/  Specimen Stock Certificate.
  5.1*    Opinion of Ropes & Gray, as to the validity of the shares
          being registered.
 10.1/1/  Leases dated September 19, 1995 between the 189 Wells Avenue
          Realty Trust and the Company for premises located at the 189
          Wells Avenue, Newton, Massachusetts.
 10.2/1/  Registrant's 1996 Stock Plan and related form of stock option agreement.
 10.3/1/  Registrant's 1996 Employee Stock Purchase Plan and related form of subscription agreement.
 10.4/1/  Registrant's 1996 Eligible Directors Stock Plan and related form of stock option agreement.
 10.5/1/  Accounts Receivable Management and Security Agreement dated as of February 29, 1996 by and among BNY Financial Corporation and each of The Registry, Inc., America's Registry, Inc. and
          The Registry, Inc. Network Consulting Practice.
 10.6/1/  Employment Agreement dated May 13, 1996 between Registrant and
          G. Drew Conway.
 10.7/1/  Amended and Restated Promissory Note dated May 30, 1996, payable to Registrant by G. Drew Conway.
 10.8/1/  Amended and Restated Promissory Note dated May 30, 1996, payable to Registrant by the 189 Wells Avenue Realty Trust.
 10.9/2/  Agreement and Plan of Merger among the Registrant, Application
          Resources, Inc. and ARI Acquisition Corp. dated as of October
          30, 1996.
 10.10/2/ Agreement and Plan of Merger among the Registrant, Shamrock
          Computer Resources, Ltd. and SCR Acquisition Corp. dated as of
          November 26, 1996.
 21.1     Subsidiaries of Registrant.
 23.1     Consent of Price Waterhouse LLP, independent accountants.
 23.2     Consent of Ropes & Gray (to be included in Exhibit 5.1).
 23.3     Consent of Dataquest Incorporated.

--------
*   To be filed by amendment.
/1/ Filed as an exhibit to the Company's registration statement on Form S-1 filed with the Commission on April 11, 1996 (File No. 333-3366) and incorporated by reference herein.
/2/ Filed as an exhibit to the Registrant's Current Report on Form 8-K filed with the Commission on December 11, 1996 and incorporated herein by reference.